          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]


Check the appropriate box:
Preliminary Proxy Statement [ ]
Definitive Proxy Statement [X]
Definitive Additional Materials [ ]
Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12 [ ]


Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [ ]

                           ThermoSpectra Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

_ No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: Common Stock

    (2) Aggregate number of securities to which transaction applies: 2,759,042

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $14,950.00 represents 1/50 of 1% of the sum of (a) $45,000,000, which is the debt component of the consideration to be paid for the entities being acquired by the registrant in the transaction and (b) $29,745,921.56, which amount is the value of the securities to be issued by the registrant as consideration in the transaction (as calculated by multiplying the average of the high and low prices of the registrant's common stock on July 22, 1998 by the number of shares to be issued: $10.78125 x 2,759,042 = $29,745,921.56).

    (4) Proposed maximum aggregate value of transaction: $74,745,921.56

    (5) Total fee paid: $14,950.00.

X Fee paid previously with preliminary materials.

    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                   [LOGO]

                                                                 August 24, 1998

Dear Stockholder:

    The enclosed Notice calls a Special Meeting of the Stockholders of ThermoSpectra Corporation. I respectfully request that all Stockholders attend this meeting, if possible.

    Enclosed with this letter is a proxy authorizing three officers of the Company to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the Meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

    I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours very truly,
                                          BARRY S. HOWE
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                   [LOGO]

                           NOTICE OF SPECIAL MEETING

                                                                 August 24, 1998

To the Holders of the Common Stock of
THERMOSPECTRA CORPORATION

    A Special Meeting of the Stockholders (the "Meeting") of ThermoSpectra Corporation (the "Company") will be held on Tuesday, September 22, 1998, at 10:00 a.m. local time at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, MA 02454. The purpose of the Meeting is to consider and vote upon a proposal to approve the listing on the American Stock Exchange, Inc. of 2,759,042 shares of the Company's common stock to be issued in connection with the acquisition by the Company of NESLAB Instruments, Inc., a manufacturer and supplier of temperature-control products, pursuant to a Share Purchase Agreement dated as of July 30, 1997 between the Company and Thermo Instrument Systems Inc.

    The transfer books of the Company will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the Meeting is July 24, 1998.

    The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

    This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.

                                          SANDRA L. LAMBERT
                                          SECRETARY

                                PROXY STATEMENT

    The enclosed proxy is solicited by the Board of Directors of ThermoSpectra Corporation (the "Company" or "ThermoSpectra") for use at the Special Meeting of the Stockholders (the "Meeting") to be held on Tuesday, September 22, 1998, at 10:00 a.m. local time at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, MA 02454, and any adjournment thereof. The mailing address of the executive office of the Company is 81 Wyman Street, Waltham, Massachusetts 02454, and its telephone number is (781) 622-1000. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Company on or about August 26, 1998.

                               VOTING PROCEDURES

    The Board of Directors intends to present to the Meeting a proposal to approve the listing on the American Stock Exchange, Inc. of 2,759,042 shares (the "THS Shares") of the Company's common stock, $.01 par value per share ("Common Stock") to be issued in connection with the acquisition by the Company of NESLAB Instruments, Inc., a manufacturer and supplier of temperature-control products, its related sales and service entity, NESLAB Instruments Europa BV, and NESLAB Instruments Ltd. (together, "NESLAB"), pursuant to a Share Purchase Agreement dated as of July 30, 1997 (the "Share Purchase Agreement") between the Company and Thermo Instrument Systems Inc. ("Thermo Instrument"), a publicly held subsidiary of Thermo Electron Corporation ("Thermo Electron"). A copy of the Share Purchase Agreement is attached hereto as Appendix A.

    The purchase price for NESLAB is $76,222,000. The purchase price represents the sum of the net operating assets of NESLAB as of June 28, 1997, plus a percentage of Thermo Instrument's total cost in excess of net tangible assets acquired associated with its acquisition, in March 1997, of Life Sciences International PLC ("LSI"), the former parent company of NESLAB, based on NESLAB's 1996 revenues relative to LSI's 1996 consolidated revenues.

    The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted. Proxies are being solicited by the Company.

    Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management proposal and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

    The proposal to be voted upon at the Meeting must receive the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, for approval. An instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

    A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Company received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting. Representatives of Arthur Andersen LLP, the Company's independent public accountants since its inception in 1994, are not expected to be present at the Meeting.

    The outstanding stock of the Company entitled to vote (excluding shares held in treasury by the Company) as of July 24, 1998, consisted of 12,567,892 shares of Common Stock. Only Stockholders of record at the close of business on July 24, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                   PROPOSAL TO APPROVE THE LISTING OF SHARES
                   ISSUABLE IN CONNECTION WITH AN ACQUISITION

SUMMARY OF TRANSACTIONS CONTEMPLATED BY THE SHARE PURCHASE AGREEMENT

    On July 30, 1997, the Company agreed to purchase from LSI, a wholly owned subsidiary of Thermo Instrument, or from LSI's wholly owned subsidiaries, NESLAB Instruments, Inc., a global manufacturer and supplier of temperature-control products, its related sales and service entity, NESLAB Instruments Europa BV, and NESLAB Instruments Ltd. (together, "NESLAB" or the "Acquired Company").

    Approval of the Share Purchase Agreement and the transactions contemplated thereby (the "Acquisition") by the Stockholders of the Company is not required by the General Corporation Law of the State of Delaware or by the Company's Certificate of Incorporation or By-laws, as amended. However, the rules of the American Stock Exchange, Inc. (the "AMEX"), on which the Company's Common Stock is listed for trading, require that the holders of a majority of the Company's outstanding shares present and voting at a shareholders' meeting approve the listing of the THS Shares to be issued pursuant to the Share Purchase Agreement prior to their issuance. This approval is required pursuant to Section 712 of the AMEX Company Guide, which requires shareholder approval prior to listing of shares to be issued as partial consideration for an acquisition if any substantial shareholder of the listed company has a five percent or greater interest in the company to be acquired and the issuance of such shares as consideration could result in an increase in the outstanding shares of the listed company of five percent or more. Thermo Instrument is a "substantial shareholder" of the Company and also has a greater than five percent interest in the Acquired Company. Moreover, the issuance of the 2,759,042 THS Shares would result in an increase in the Company's outstanding shares of more than five percent. Thermo Instrument has agreed to vote all of the shares of the Company's Common Stock held by it as of the record date of the Meeting (the "Record Date") in favor of the listing of the THS Shares and all matters related thereto. As of June 30, 1998 (without giving effect to the issuance of the THS Shares), Thermo Instrument owned approximately 71.6% of the outstanding Common Stock of the Company. After giving effect to the issuance of the THS Shares pursuant to the Share Purchase Agreement, Thermo Instrument will own approximately 76.7% of such outstanding Common Stock.

BACKGROUND OF THE SHARE PURCHASE AGREEMENT

    In January 1997, Thermo Instrument initiated a tender offer to acquire all of the issued and outstanding shares of LSI, a London Stock Exchange-listed company, for 135 pence per share. In March 1997, Thermo Instrument acquired 164,126,284 shares, or approximately 95%, of LSI for an aggregate of approximately $355,000,000, in completion of its tender offer for the shares of LSI. Thermo Instrument has subsequently acquired the remaining LSI shares pursuant to the compulsory acquisition rules applicable to United Kingdom companies.

    Subsequent to the acquisition of LSI, Thermo Instrument and its subsidiaries evaluated the various component businesses of LSI for their most appropriate strategic fit within Thermo Instrument and its subsidiary companies. In October 1996, prior to LSI's acquisition by Thermo Instrument, LSI underwent a reorganization into four distinct product groups. One of these groups, the Industrial Products group, contained the Acquired Company. During May and June 1997, following Thermo Instrument's acquisition of LSI, officers of both the Company and Thermo Instrument, including Mr. Theo Melas-Kyriazi, the then President and Chief Executive Officer of the Company, and Mr. Earl R. Lewis, President and Chief Executive Officer of Thermo Instrument, met to discuss the sale of the Acquired Company to the Company. Those officers of the Company and Thermo Instrument determined that the operations of the Acquired Company could be more easily integrated with the operations of the Company than with those of Thermo Instrument, based on the location of the Acquired Company's manufacturing facilities, the types of products manufactured by the Acquired Company and the Company, and the Acquired Company's distribution network. In July 1997, the decision was made by Messrs. Melas-Kyriazi and Lewis on behalf of the Company and Thermo Instrument, respectively, to present the proposed sale of the Acquired Company to the Boards of Directors of the Company and Thermo Instrument for their consideration. On July 8 and July 11, 1997, the Boards of Directors of the Company and Thermo Instrument, respectively, both unanimously determined that a transfer of the businesses conducted by the Acquired Company from Thermo Instrument to the Company would enable the Company to develop its presence as a supplier of specialized instrumentation and equipment to the semiconductor industry. The Board of Directors of Thermo Instrument is comprised of Mr. Arvin H. Smith, Col. Frank Borman, Dr. George N. Hatsopoulos, Mr. John N. Hatsopoulos, Mr. Polyvios C. Vintiadis, and, effective January 1, 1998, Mr. Earl
R. Lewis. The Board of Directors of the Company is comprised of Dr. Robert E. Finnigan, Dr. Elias P. Gyftopoulos, Mr. Earl R. Lewis, Mr. Theo Melas-Kyriazi, Mr. Arvin H. Smith and, effective March 11, 1998, Mr. Barry S. Howe.

    Accordingly, the Company and Thermo Instrument entered into the Share Purchase Agreement on July 30, 1997.

CALCULATION OF THE PURCHASE PRICE FOR THE ACQUIRED COMPANY

    The purchase price (the "Purchase Price") for the Acquired Company is $76,222,000. The purchase price represents the sum of the net operating assets of NESLAB as of June 28, 1997, plus a percentage of Thermo Instrument's total cost in excess of net tangible assets acquired associated with its acquisition, in March 1997, of Life Sciences International PLC ("LSI"), the former parent company of NESLAB, based on NESLAB's 1996 revenues relative to LSI's 1996 consolidated revenues. The Purchase Price was subject to a post-closing adjustment based on a final determination of the net operating assets of the Acquired Company and a final calculation of Thermo Instrument's total cost in excess of net tangible assets acquired associated with its acquisition of LSI. See "Summary of the Share Purchase Agreement--Certain Adjustments."

    Of the aggregate Purchase Price of $76,222,000, the Company assumed $44,907,000 of debt to Thermo Instrument and will issue 2,759,042 THS Shares, valued at $31,315,000 at the time the Share Purchase Agreement was executed, to Thermo Instrument. To repay the debt assumed from Thermo Instrument, the Company borrowed $45,000,000 from Thermo Electron, pursuant to a promissory note that bears interest at the 90-day commercial paper composite rate plus 25 basis points, and is due in July 1999. Such rate was 5.70% on the first business day of the fiscal quarter ended July 4, 1998. The 90-day commercial paper composite rate is determined by the Federal Reserve Bank from its database of transactions in commercial paper that are cleared through a system operated by the Depository Trust Company.

REASONS FOR THE ACQUISITION/RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Company's Board of Directors believes that the acquisition of the Acquired Company complements the Company's existing product lines and services and is consistent with its long-term strategy. The Company's long-term strategy includes the development and marketing of new applications for its advanced instrumentation technologies and the acquisition of complementary businesses and technologies. The Company presently develops, manufactures and markets imaging and inspection instruments and test and measurement instruments, which are generally combined with proprietary operations and analysis software to address the specific needs of the Company's customers. The Company plans to integrate the products manufactured by the Acquired Company for use by semiconductor manufacturers and industrial research and development laboratories into the Company's existing product lines. The Company's Board of Directors believes that the Company's acquisition of the Acquired Company will enable the Company to enter new markets for its products in which it is not well represented and to strengthen its presence in markets in which it already operates.

    In making the decision to engage in the Acquisition, the Company's Board of Directors considered the following factors, which were considered to have a material bearing on the Board's decision: the types of products manufactured by the Acquired Company; the potential to integrate those products with those manufactured by the Company; the ability to expand the Company's existing technological and research capabilities; the geographic presence of sales, manufacturing, distribution and other facilities of the Acquired Company as compared with the existing geographic presence of the Company; perceived strengths of the management, research and other personnel of the Acquired Company; the financial history and financial projections of the Acquired Company; and the Company's ability to expand its market share, research capabilities, and technological capacity through integration of the Acquired Company with the Company's existing operations.

    The Company's Board of Directors considers attractive acquisition opportunities from time to time that are identified by the Company for the Board's review. The Board of Directors decided to proceed with the Acquisition because it perceived synergies between the Company and the Acquired Company, as described above, that would make the Acquisition beneficial for the Company and its stockholders. At the time the Board decided to approve the Acquisition, the Company had not identified any acquisition candidates that it believed to be as attractive as the Acquired Company. Consequently, the Board had not considered at length any alternative transactions to the Acquisition at the time it voted to approve the Acquisition.

    As with any acquisition, however, there can be no assurance that the Company will be successful in integrating the businesses of the Acquired Company with its current operations, nor that the benefits which the Company's Board of Directors expects from the Acquisition, as described above, will be achieved. If the Company were unsuccessful in achieving such integration, such failure could adversely affect the Company's performance. See "Forward-Looking Statements-- Risks Associated with Acquisition Strategy."

    The Board of Directors has unanimously approved the Share Purchase Agreement and the transactions contemplated thereby and believes that the Share Purchase Agreement is fair to and in the best interests of the Company and its Stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE LISTING OF THE THS SHARES TO BE ISSUED IN CONNECTION WITH THE SHARE PURCHASE AGREEMENT.

ACCOUNTING TREATMENT OF THE ACQUISITION

    Because the Company and NESLAB were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the Acquisition has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's financial statements include the results of NESLAB from the March 1997 date on which Thermo Instrument acquired LSI. The THS Shares have been deemed to be outstanding from that date. See pro forma data set forth at "Selected Financial Information--ThermoSpectra Corporation."

SUMMARY OF THE SHARE PURCHASE AGREEMENT

    GENERAL

    On July 30, 1997, the Company agreed with Thermo Instrument that it would purchase NESLAB from LSI or LSI's wholly owned subsidiaries.

    ISSUANCE OF THE THS SHARES

    Both (i) Thermo Instrument's right to receive the THS Shares and (ii) the closing of the transactions contemplated by the Share Purchase Agreement (the "Closing") are conditioned on the prior listing of the THS Shares for trading upon the AMEX. In the Share Purchase Agreement, the Company agreed to take all action necessary in accordance with applicable law to convene a meeting of its Stockholders for the purpose of approving the listing of the THS Shares for trading upon AMEX, and to recommend to the

Stockholders the approval of such listing. In the Share Purchase Agreement, Thermo Instrument agreed to vote all of the shares of the Company's Common Stock held by it as of the record date of such meeting in favor of such listing. Accordingly, the listing of the THS Shares is assured, because of Thermo Instrument's greater than fifty percent ownership of the Company. Consequently, despite the fact that the Closing has not yet taken place, the Company and Thermo Instrument have treated the Acquisition as effectively complete.

    As of June 30, 1998, Thermo Instrument beneficially owned 8,997,475 shares of the Company, or approximately 71.6% of the outstanding shares. Giving effect to the issuance of the THS Shares to Thermo Instrument would increase Thermo Instrument's ownership percentage to 76.7%.

    REPRESENTATIONS AND WARRANTIES

    In the Share Purchase Agreement, the Company and Thermo Instrument made certain representations and warranties to one another with respect to certain customary matters, such as their respective organization, their respective authority to enter into the Share Purchase Agreement and the enforceability of the Share Purchase Agreement. In addition, Thermo Instrument made certain representations and warranties to the Company with respect to (i) the capitalization of NESLAB, (ii) environmental conditions with respect to NESLAB's properties, and (iii) NESLAB's consolidated balance sheet as at June 28, 1997, and NESLAB's consolidated statements of earnings for the three years ended December 31, 1996, and for the six-month period ended June 28, 1997. The representations and warranties made by Thermo Instrument with respect to environmental conditions at NESLAB's properties include statements regarding the absence of activity on premises occupied by NESLAB involving use, handling, storage, or disposal of hazardous or toxic wastes in violation of common law or any applicable environmental law. In addition, the representations and warranties of Thermo Instrument with respect to NESLAB's consolidated financial statements state that such financial statements fairly present the financial condition, results of operations, and cash flows of NESLAB as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles consistently applied. Each of these representations and warranties survives the Closing for a period of two years from the date of the Closing.

    CERTAIN ADJUSTMENTS

    The Purchase Price for NESLAB was subject to adjustment depending on changes in the amount of net operating assets of NESLAB and the amount of total goodwill associated with Thermo Instrument's acquisition of LSI. The Company received a refund from Thermo Instrument of $1,256,000 of the Purchase Price in connection with this adjustment. For purposes of this section, "goodwill" means cost in excess of net tangible assets acquired, and does not include any restructuring or similar costs or reserves accrued by Thermo Instrument in connection with actions taken by the businesses of LSI after March 12, 1997, to reduce costs through severance or abandonment of excess facilities, and "net operating assets" means tangible assets, minus total liabilities, determined in accordance with Thermo Instrument's accounting policies.

    AMENDMENTS; WAIVERS

    Any provision of the Share Purchase Agreement may be amended or waived by the mutual consent of the parties at any time. The Company does not expect that any material provisions of the Share Purchase Agreement will be amended or waived. However, as any amendment or waiver of any provision of the Share Purchase Agreement requires the consent of both the Company and Thermo Instrument, any changes made will be the result of negotiation between and agreement by both parties.

PREVIOUS TRANSACTIONS BETWEEN NESLAB AND THE COMPANY

    Prior to the transactions represented by the Share Purchase Agreement, there were no material contracts, arrangements, understandings, relationships, negotiations, or transactions between NESLAB or its affiliates and the Company and its affiliates, except for the purchase of all of the issued and outstanding shares of LSI, the parent company of NESLAB, by Thermo Instrument, the Company's parent company, in March, 1997. See "Background of the Share Purchase Agreement."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    No gain or loss for federal income tax purposes will be recognized by the Company in connection with the Acquisition or the issuance of the THS Shares.

REGULATORY APPROVALS

    No federal or state regulatory approvals are required in order to issue the THS Shares pursuant to the Share Purchase Agreement.

NO DISSENTERS' APPRAISAL RIGHTS

    Under applicable provisions of the Delaware General Corporation Law, holders of the Company's Common Stock will not have any dissenters' appraisal rights in connection with the listing of the THS Shares, or any other transaction described in this proxy statement, to be acted upon at the Meeting.

                         INFORMATION CONCERNING NESLAB

BUSINESS

    Under the terms of the Share Purchase Agreement, the Company will acquire all of the issued and outstanding shares of NESLAB in exchange for the right to receive 2,759,042 THS Shares and the assumption of $44,907,000 of debt to Thermo Instrument. The principal executive office of NESLAB is 25 Nimble Hill Road, Newington, New Hampshire 03801, and its telephone number is 603-436-9444.

    NESLAB manufactures and markets precision temperature-control systems for analytical, laboratory, industrial, research and development, laser, and semiconductor applications. The laboratory product line includes constant-temperature bath/circulators and immersion coolers typically used for cell culture, incubations, refractometer cooling, and general research and development. The industrial product line features self-contained cooling systems that pump chilled water through water-cooled equipment such as lasers; analytical instrumentation such as X-ray diffraction; and, in the semiconductor industry, etchers and ion implanters.

    NESLAB sells its temperature-control systems through a direct sales force in the U.S. and Europe, and through a network of distributors and sales representatives in the rest of the world.

    PRINCIPAL CUSTOMERS

    The principal customers for NESLAB's products and services are semiconductor manufacturers, research and development laboratories, and medical equipment, analytical equipment, and laser manufacturers.

    COMPETITION

    NESLAB competes primarily on the basis of performance, price, and customer service. The Company's main competitors are Lauder and Julabo. NESLAB has established a strong competitive position in the laboratory/research and development market and in the semiconductor market. The Company believes

NESLAB has distinguished itself from its competitors in the areas of software control systems and customizing design capabilities.

    MANAGEMENT

    The following sets forth information concerning the officers of the Acquired Company.

    Richard Melanson has been President of NESLAB since November 1997. Prior to joining NESLAB, Mr. Melanson had been President and Chief Executive Officer of ElectroScan Corporation from 1988 until 1996, and had served as Vice President and General Manager of Philips ElectroScan Corporation from 1996 until 1997.

    James R. Allen has been Vice President, Finance, Systems, Administration of NESLAB since 1996. Prior to 1996, Mr. Allen had been Senior Vice
President-Finance and Administration of The Kingston-Warren Corporation, a supplier to automotive original equipment manufacturers, since 1989.

    Tim LeFebvre has been Vice President, Sales and Marketing of NESLAB since 1991.

    EMPLOYEES

    As of July 4, 1998, the Acquired Company had 533 employees. The Company believes that the Acquired Company's relations with its employees are good.

    PROPERTIES

    NESLAB is headquartered in 140,000 square feet of office and manufacturing space in Portsmouth, New Hampshire pursuant to a lease expiring in September 2000. NESLAB also maintains sales and customer support offices in Schaumburg, Illinois; Hillsboro, Oregon; Union City, California; Phoenix, Arizona; and Austin, Texas. NESLAB also has offices in The Netherlands; Cheshire, England; Vitry sur Seine, France; and Frankfurt, Germany. The Company believes that NESLAB's facilities are adequate for its present operations and that other suitable space is readily available if any of the leases for such facilities are not extended.

                   SELECTED QUARTERLY FINANCIAL DATA--NESLAB
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                           1996
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
Revenues..............................................................  $  14,794  $  17,659  $  13,597  $  14,982
Gross Profit..........................................................      4,993      5,922      3,695      4,765
Net Income (Loss).....................................................         84        137        (68)       (87)

                                                                                           1995
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
Revenues..............................................................  $  10,602  $  13,389  $  14,514  $  16,946
Gross Profit..........................................................      3,777      5,051      5,133      6,241
Net Income............................................................        178        772        632         51

                     SELECTED FINANCIAL INFORMATION--NESLAB

    The selected financial information below for the fiscal year ended December 31, 1994, and as of and for the fiscal years ended December 31, 1995 and 1996, has been derived from NESLAB's Combined Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement. The selected financial information as of and for the fiscal years ended December 31, 1992 and 1993, and as of December 31, 1994, has not been audited but, in the opinion of NESLAB, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis.

                                                                                  FISCAL YEAR
                                                             -----------------------------------------------------
                                                               1992       1993       1994       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...................................................  $  30,296  $  32,145  $  37,238  $  55,451  $  61,032
                                                             ---------  ---------  ---------  ---------  ---------

Cost and Operating Expenses:
  Cost of revenues.........................................     14,574     17,777     21,682     35,249     41,657
  Selling, general, and administrative expenses............     10,390     11,571     10,128     11,252     12,018
  Research and development expenses........................        596        985      2,118      3,003      4,151
                                                             ---------  ---------  ---------  ---------  ---------
                                                                25,560     30,333     33,928     49,504     57,826
                                                             ---------  ---------  ---------  ---------  ---------
Operating Income...........................................      4,736      1,812      3,310      5,947      3,206
Interest Expense, Net......................................     (3,205)    (2,691)    (2,503)    (2,651)    (2,560)
                                                             ---------  ---------  ---------  ---------  ---------
Income (Loss) Before Provision for Income Taxes............      1,531       (879)       807      3,296        646
Provision for Income Taxes.................................        588         58        637      1,663        580
                                                             ---------  ---------  ---------  ---------  ---------
Net Income (Loss)..........................................  $     943  $    (937) $     170  $   1,633  $      66
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital............................................  $   5,971  $   4,219  $   6,720  $  10,569  $  12,981
Total Assets...............................................     51,330     51,792     54,098     62,899     65,874
Long-term Notes Payable, Due to Affiliates.................     41,580     41,580     41,580     44,580     44,580
Shareholder's Investment...................................      1,945        970      1,164      2,807      2,877

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--NESLAB

    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of NESLAB to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Forward-looking Statements."

RESULTS OF OPERATIONS

  1996 COMPARED WITH 1995

    Revenues increased 10% in 1996 to $61.0 million, compared with $55.5 million in 1995. The increase was primarily due to continued increase in demand for semiconductor industry-related orders.

    The gross profit margin decreased to 32% in 1996 from 36% in 1995, primarily due to a continued shift of product sales mix toward original equipment manufacturers ("OEMs"), particularly in the semiconductor market, which carry lower profit margins, and increased warranty expenses.

    Selling, general, and administrative expenses as a percentage of revenues was unchanged at 20% in 1996 and 1995. Expenses for research and development increased to $4.2 million in 1996 from $3.0 million in 1995 as NESLAB continued to develop more customized features in its products and as a result of the full-year impact of hiring during 1995.

    Interest expense, related party, primarily represents interest incurred on a $39.0 million note payable to Life Sciences International PLC, issued in connection with its acquisition of NESLAB.

    The effective tax rate in both years exceeded the statutory federal income tax rate primarily due to the amortization of cost in excess of net assets of acquired company. The effective tax rate increased in 1996 due to the larger relative effect of nondeductible expenses.

  1995 COMPARED WITH 1994

    Revenues increased 49% in 1995 to $55.5 million from $37.2 million in 1994. The increase was primarily due to increased emphasis on OEM business, particularly semiconductor industry-related, coupled with a strong semiconductor equipment market, which increased demand for NESLAB's products.

    The gross profit margin decreased to 36% in 1995 from 42% in 1994, primarily due to growth in OEM and semiconductor industry-related products and increased infrastructure and overhead costs to support this growth.

    Selling, general, and administrative expenses as a percentage of revenues decreased to 20% in 1995 from 27% in 1994, primarily due to increased revenues. Expenses for research and development increased to $3.0 million in 1995 from $2.1 million in 1994, primarily to support the shift to OEM business as NESLAB developed more customized features in its products.

    Interest expense, related party, primarily represents interest incurred on a $39.0 million note payable to Life Sciences International PLC, issued in connection with its acquisition of NESLAB.

    The effective tax rate in both years exceeded the statutory federal income tax rate primarily due to the amortization of cost in excess of net assets of acquired company. The effective tax rate decreased in 1995 due to the smaller relative effect of nondeductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

    Working capital was $13.0 million at December 31, 1996, compared with $10.6 million at December 31, 1995. During 1996, $1.1 million of cash was provided by operating activities. The impact of an increase in amounts due from affiliates of $4.4 million was substantially offset by the impact of an increase in amounts due to affiliates of $4.2 million.

    NESLAB expended $2.1 million on capital expenditures during 1996. Collections on notes receivable from affiliates provided $2.3 million of cash in 1996. NESLAB believes its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

                       INFORMATION CONCERNING THE COMPANY

    On August 12, 1998, Thermo Electron issued a press release regarding a proposed reorganization at Thermo Electron involving certain of Thermo Electron's subsidiaries, including the Company.

    In the press release, Thermo Electron announced that the Company may be taken private and become a wholly-owned subsidiary of Thermo Instrument. Shareholders of the Company would receive cash or shares of the common stock, $.10 par value per share, of Thermo Instrument in exchange for their shares of the Company's Common Stock.

    The completion of the transaction described in the preceding paragraph is subject to numerous conditions, including the establishment of prices or exchange ratios; confirmation of anticipated tax consequences; the approval of the Board of Directors of Thermo Instrument; the negotiation and execution of a definitive merger agreement; the receipt of a fairness opinion from an investment banking firm that the transaction is fair to the Company's shareholders (other than Thermo Instrument and Thermo Electron) from a financial point of view; the approval of the Company's Board of Directors, including its independent directors; and clearance by the Securities and Exchange Commission of any necessary documents regarding the proposed transaction.

BUSINESS

GENERAL

    ThermoSpectra Corporation develops, manufactures, and markets imaging and inspection, temperature-control, and test and measurement instruments. These instruments are generally combined with proprietary operations and analysis software to provide industrial and research customers with integrated systems that address their specific needs. The Company was incorporated in Delaware in August 1994 as an indirect, wholly owned subsidiary of Thermo Instrument.

    The Company has achieved and maintains its competitive position primarily by providing customers with a broad array of technologically advanced instrumentation. The Company's strategy for growth includes the continued development of new applications for its technology to address related market segments, identifying and acquiring complementary businesses, and strengthening its presence in selected geographic markets.

    In March 1997, Thermo Instrument acquired approximately 95% of the outstanding shares of Life Sciences International PLC ("LSI"), a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of LSI capital stock. In July 1997, the Company agreed to acquire NESLAB, a global supplier of temperature-control products and former LSI subsidiary, from Thermo Instrument for $76,222,000. The purchase price represents the sum of the net operating assets of the business as of June 28, 1997 plus a percentage of Thermo Instrument's total cost in excess of net tangible assets acquired associated with its acquisition of LSI, based on the aggregate 1996 revenues of NESLAB relative to LSI's 1996 consolidated revenues. The purchase price consisted of 2,759,042 THS Shares valued at $31,315,000 issuable to Thermo Instrument and the assumption of $44,907,000 of debt, which was paid to Thermo Instrument.

    In March 1997, the Company acquired Park Scientific Instruments Corporation ("PSI"), for $16.7 million in cash, including the repayment of $1.3 million in debt. In addition, the Company assumed outstanding PSI stock options, which were converted into stock options that are exercisable into 144,941 shares of common stock of the Company at a weighted average exercise price of $3.07 per share, with an aggregate value of approximately $1.7 million as of the date of the merger agreement. PSI is a manufacturer of scanning-probe microscopes used in industry and academia to test and measure the topography and other surface properties of materials.

    In July 1997, the Company acquired Sierra Research and Technology Inc. ("SRT"), a manufacturer of systems used for the rework and repair of printed circuit boards, for $7.6 million in cash.

    As of June 30, 1998, Thermo Instrument owned 8,997,475 shares of the Common Stock of the Company, representing approximately 71.6% of such stock outstanding. Thermo Instrument develops, manufactures, markets, and services instruments and software used for the identification and quantification of complex molecular compounds and elements in gases, liquids, and solids. Uses include pharmaceutical drug research and clinical diagnostics, monitoring and measuring environmental pollutants, industrial inspection, and test and control for quality assurance and productivity improvement. In addition, Thermo Instrument develops, manufactures, markets, and services equipment for the measurement, preparation, storage, and automation of sample materials, and photonics and vacuum components for original equipment manufacturers. During 1997(1), Thermo Electron purchased 845,000 shares of the Company's Common Stock in the open market for a total purchase price of $10.8 million. Thermo Electron provides analytical and monitoring instruments; biomedical products including heart-assist devices, respiratory-care equipment, and mammography systems; paper recycling and papermaking equipment; alternative-energy systems; industrial-process equipment; and other specialized products. Thermo Electron also provides industrial outsourcing, particularly in environmental-liability management, laboratory analysis, and metallurgical services, and conducts advanced-technology research and development.

    The Company's backlog of firm orders was $40.4 million as of January 3, 1998, and $24.5 million as of December 28, 1996. The Company believes that substantially all of the backlog as of January 3, 1998, will be shipped during 1998. Certain of such firm orders are cancelable by the customer upon payment of a cancellation charge. The Company does not believe that the size of its backlog is necessarily indicative of intermediate or long-term trends in its business.

PRINCIPAL PRODUCTS AND SERVICES

    The Company manufactures and markets a variety of advanced instrumentation that employs a broad range of technologies.

    IMAGING AND INSPECTION SYSTEMS

    The Company's Kevex Instruments and NORAN Instruments subsidiaries manufacture X-ray analytical instruments enhanced by real-time digital imaging technology for the electronics, aerospace, and automotive industries, among others. The product lines include several X-ray microanalysis instruments that analyze the chemical composition of microscopic samples by detecting, collecting, sorting, and measuring X-rays emitted by a sample that has been excited by an energy source. The Company also manufactures a range of X-ray fluorescence instruments that incorporate an X-ray source into the instrument to excite the sample.

    Industrial customers, universities, and government laboratories represent the majority of the end users of X-ray microanalysis systems. Over 50% of the Company's sales of X-ray microanalyzers are to electron microscope manufacturers, including Japan Electro Optical Laboratories, Hitachi, Ltd., and Amray, for resale to end users. The Company sells its X-ray microanalyzers and X-ray fluorescence

------------------------

(1) References to 1997, 1996, and 1995 herein are for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995, respectively.

instruments in the U.S. through a direct sales force; through a combination of direct salespeople, distributors, and sales representatives in Europe, Japan, and the rest of the Pacific Rim; and through original equipment manufacturer ("OEM") relationships with electron microscope manufacturers.

    The Company's Kevex X-Ray subsidiary is a manufacturer of specialized X-ray sources used by industrial users for imaging, inspection, analytical, and thickness-gauging applications. Kevex X-Ray also supplies X-ray sources for advanced medical diagnostic imaging equipment. The Company sells its X-ray sources primarily to OEMs through a direct sales force in the United States, a distributor in Japan, and through both a direct sales force and distributors in the remainder of the world.

    The Company's Nicolet Imaging Systems ("NIS") division manufactures real-time, nondestructive X-ray imaging systems for quality-control inspection. NIS' products are used to inspect high-reliability, high-liability products, two examples of which are components for the telecommunications industry and those used in airbag assembly in the automobile industry. The Company's line of X-ray inspection products is among the most complete on the market, ranging from manual, industrial inspection systems to fully automated, conveyorized circuit board analysis systems for high-volume electronics manufacturing. The Company markets its X-ray inspection systems worldwide through a network of domestic and international sales representatives.

    Through the Company's SRT subsidiary, the Company manufactures systems for the rework and repair of printed circuit boards that have failed quality-control inspection. The product line includes systems that remove defective components from the board, clean away excess solder, redispense solder to the board, and replace components. This is facilitated by proprietary software that allows for increased automation and ease of use when incorporated into the system. The Company sells its circuit board-repair systems through a combination of distributors and sales representatives.

    Through its PSI subsidiary, the Company designs, manufactures, and sells a family of scanning probe microscopes, including vacuum, ambient air, and liquid cell systems. Scanning probe microscopy is a new imaging tool that offers three-dimensional resolution used for studying the surface properties of materials down to the atomic level. Scanning probe microscopes can measure such physical surface properties as magnetic fields, surface conductivity, and static-charge distribution. PSI's instruments are used for academic, semiconductor, computer storage, materials science, optics, and life science applications. The Company sells its scanning probe microscopes through a direct sales force, representatives, and distributors throughout the world.

    The Company's NORAN subsidiary manufactures confocal laser scanning microscopes that create an image of a sample by rapidly scanning it with a laser light source. Confocal microscopes provide greatly enhanced depth resolution over conventional optical microscopes. The Company sells its confocal laser scanning microscope through a direct sales force and through distributors and sales representatives.

    Revenues from imaging and inspection systems represented 46%, 55%, and 49% of the Company's total revenues in 1997, 1996, and 1995, respectively.

    TEST AND MEASUREMENT INSTRUMENTS

    The Company's Nicolet Instrument Technologies and Gould Instrument Systems ("GIS") subsidiaries manufacture data-acquisition systems, digital oscilloscopes, and recording systems addressing a broad range of applications, primarily research-oriented. Markets served include automotive, power, medical research, telecommunications, and TV and video. The product family enables the analysis and display of most common signal types such as voltage, pressure, current, strain, acceleration, and temperature.

    The Company markets its test and measurement instruments in the United States and Europe through a combination of direct salespeople, distributors, and sales representatives, and in the rest of the world through over 90 distributors and sales representatives. Revenues from test and measurement instruments represented 26%, 45%, and 51% of the Company's total revenues in 1997, 1996, and 1995, respectively.

PATENTS, LICENSES, AND TRADEMARKS

    The Company's policy is to protect its intellectual property rights and to apply for patent protection when appropriate. The Company is the owner of a number of patents. Patent protection provides the Company with competitive advantages with respect to certain instruments. The Company believes, however, that technical know-how and trade secrets are more important to its business than patent protection.

COMPETITION

    The Company competes primarily on the basis of technical advances that result in new products and improved price/performance ratios and reputation among customers as a quality leader for products and services. To a lesser extent, the Company competes on the basis of price. The Company is not aware of any other company that competes with it in all of its product lines. Some of the Company's competitors have resources substantially greater than those of the Company.

    IMAGING AND INSPECTION SYSTEMS

    The Company competes in both the high- and mid-end of the X-ray microanalysis market. In the high end of this market, the Company offers superior imaging and user-interface software. By incorporating computer workstations in some of its systems, the Company believes it offers its customers superior ability to collect, analyze, and display images, and to network into a broader laboratory environment. The Company also offers mid-level products in this market, with instruments that operate on a personal-computer platform. The Company competes in the mid-end of this market on the basis of quality, performance, and price. The primary competitors in this segment are Link Analytical Limited, a wholly owned subsidiary of Oxford Instruments plc and EDAX.

    The Company's X-ray fluorescence product offerings compete in the high end of this market. The Company believes that its strong X-ray source and detector technology gives its products unique capabilities for industrial process analysis. The Company competes on the basis of quality, performance, technology, and price. The primary competitors in this segment are Horiba Ltd., Seiko Instruments Inc., and Jordan Valley Applied Radiation, Ltd.

    The Company competes in the specialty X-ray source market on the basis of quality and price. Competitors in such markets include Hamamatsu Photonics KK, True Focus Inc., and Oxford.

    In the X-ray inspection market, the Company competes on the basis of superior imaging performance, imaging analysis algorithms, customer-applications expertise, overall machine flexibility and quality, and price. In the manual segment of the X-ray inspection market, the Company competes primarily with a few small companies. In the automated segment, its main competitor is Four Pi, a subsidiary of Hewlett-Packard. No company occupies an across-the-board dominant position. Competitors also include manufacturers of visible and laser-based inspection systems.

    SRT competes primarily on the basis of technological innovation, performance, and price. SRT's main competitors are Fine Tech, AirVac, Conceptronics, OK Industries, APE, Manncorp, Pace, Mannix, and SEC.

    The Company competes primarily in the high-speed imaging segment of the confocal microscopy market. The Company competes by offering a higher-speed imaging capability than its competitors. The Company also competes by offering a highly integrated software package to its customers. The Company competes only to a lesser extent on the basis of price. The Company believes it holds the largest share of the high-speed imaging market; however, it is a minor competitor in the overall confocal life sciences market. Major competitors include Bio-Rad Laboratories, Inc., Carl Zeiss, Inc., Leica PLC, and Nikon, Inc.

    The Company competes in the scanning probe microscope market on the basis of quality, performance, and price. The dominant competitor in this market is Digital Instruments Inc., a subsidiary of Veeco Instruments, Inc. Other competitors include Seiko and Topometrix Corporation.

    TEST AND MEASUREMENT INSTRUMENTS

    In the broad-based test and measurement market, the Company competes with products offering a wide range of measurement capabilities and price points. The Company competes on the basis of quality of the measurement and analysis capability of its products. The Company's combined product lines are among the most complete in the industry, mostly differentiating themselves on the quality of measurement and analysis capabilities. To a much lesser degree, the Company competes on price. The Company believes it is well-positioned to capitalize on the market transition from monolithic, single-purpose tools based on proprietary architectures to multi-purpose Windows-Registered Trademark--based acquisition and analysis systems.

    A common competitor for the Company across all test and measurement product lines is Yokogawa Corporation. The Company also competes with Hewlett-Packard and Tektronix in the general-purpose digital storage oscilloscope marketplace. In the oscillographic recorder marketplace, the primary competition comes from Astro-Med and Graphtec Corporation of Japan. In the data acquisition marketplace, the Company competes in a variety of applications and markets against a range of competitors. Primary competition at the low end of the marketplace comes from companies such as National Instruments and IOTech and in the high-performance segments competition comes from companies such as Hewlett-Packard, as well as many smaller regional suppliers.

EMPLOYEES

    As of July 4, 1998, the Company employed approximately 1,300 people.

PROPERTIES

    The Company owns approximately 200,000 square feet of office, engineering, laboratory, and manufacturing space in Valencia, California; Middleton, Wisconsin; and Hainault, England. The Company leases approximately 440,000 square feet of additional office, engineering, laboratory, and manufacturing space under leases expiring from 1998 through 2005, principally in Newington, New Hampshire; Valley View, Ohio; San Diego, California; and Sunnyvale, California. The Company believes that its facilities are in good condition and are suitable and adequate for its present operations. With respect to leases expiring in the near future, in the event the Company does not renew such leases, the Company believes suitable alternate space is available for lease on acceptable terms.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock has been publicly traded on the AMEX since its initial public offering on August 3, 1995. The following table sets forth the high and low sales prices for the periods indicated of the Company's Common Stock, as reported in the consolidated transaction reporting system.

                                                                         HIGH        LOW
                                                                       ---------  ---------
1996
First Quarter........................................................  $  18.875  $  14.625
Second Quarter.......................................................  $  18.875  $  15.250
Third Quarter........................................................  $  16.125  $  12.500
Fourth Quarter.......................................................  $  15.875  $  11.375

                                                                         HIGH        LOW
                                                                       ---------  ---------
1997
First Quarter........................................................  $  15.125  $  11.750
Second Quarter.......................................................  $  14.500  $  11.375
Third Quarter........................................................  $  13.625  $   9.750
Fourth Quarter.......................................................  $  13.625  $   9.000

1998
First Quarter........................................................  $  10.750  $   8.625
Second Quarter.......................................................  $  12.750  $   8.625
Third Quarter (through August 19, 1998)..............................  $  12.000  $   9.250

    The high, low and closing prices of the Company's Common Stock on the AMEX on July 14, 1997, the date preceding the public announcement of the Share Purchase Agreement, were $11.125, $11.00 and $11.125, respectively. On August 19, 1998, the closing price of the Common Stock on the AMEX was $10.00 per share. There were 236 holders of Common Stock of record as of August 19, 1998. Holders of Common Stock do not have any preemptive rights to subscribe for additional issuances of Common Stock or securities convertible into Common Stock.

    The Company has never paid cash dividends to its stockholders and does not expect to pay cash dividends in the future because its policy has been to use earnings to finance expansion and growth. Payment of dividends rests within the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.

          SELECTED QUARTERLY FINANCIAL DATA--THERMOSPECTRA CORPORATION
                                  (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                           1998
                                                                        ------------------------------------------
                                                                          FIRST     SECOND
                                                                        ---------  ---------
Revenues..............................................................  $  53,067  $  49,058
Gross Profit..........................................................     22,670     20,624
Net Income............................................................      2,072      1,488
Basic and Diluted Earnings per Share..................................        .14        .10

                                                                                            1997
                                                                       ----------------------------------------------
                                                                       FIRST(1)     SECOND       THIRD     FOURTH(2)
                                                                       ---------  -----------  ---------  -----------
Revenues.............................................................  $  37,177   $  49,692   $  52,271   $  59,760
Gross Profit.........................................................     16,275      21,702      20,249      24,927
Net Income...........................................................      1,188       1,337         705       2,618
Basic and Diluted Earnings per Share.................................        .09         .09         .05         .17

                                                                                           1996
                                                                       --------------------------------------------
                                                                         FIRST     SECOND(3)     THIRD     FOURTH
                                                                       ---------  -----------  ---------  ---------
Revenues.............................................................  $  26,927   $  31,281   $  30,329  $  34,662
Gross Profit.........................................................     12,788      15,080      15,092     17,339
Net Income...........................................................      1,436       1,562       1,690      1,929
Earnings per Share:
  Basic..............................................................        .12         .13         .14        .16
  Diluted............................................................        .11         .12         .13        .15

------------------------

(1) Financial data has been restated to reflect the March 1997 acquisition of NESLAB, accounted for in a manner similar to a pooling of interests.

(2) Reflects a $2,210,000 gain from the sale of the Company's Linac business.

(3) Reflects the March 1996 acquisition of Kevex Instruments and Kevex X-Ray.

           SELECTED FINANCIAL INFORMATION--THERMOSPECTRA CORPORATION

The selected financial information included below for the Company for the fiscal year ended December 30, 1995, and as of and for the fiscal years ended December 28, 1996, and January 3, 1998, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement. The selected financial information as of and for the fiscal year ended December 31, 1994, and as of December 30, 1995, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included in this Proxy Statement. The selected financial information as of and for the fiscal year ended January 1, 1994, and as of and for the six months ended June 28, 1997, and July 4, 1998, has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended July 4, 1998, are not necessarily indicative of results for the entire year.

                                                                                   SIX MONTHS ENDED
                                               FISCAL YEAR                       --------------------   PRO FORMA
                          -----------------------------------------------------  JUNE 28,    JULY 4,    COMBINED
                            1993      1994(1)    1995(2)    1996(3)    1997(4)     1997       1998       1997(5)
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME
  DATA:
Revenues................  $  17,702  $  42,142  $  91,714  $ 123,199  $ 198,900  $  86,869  $ 102,125   $ 208,725
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Costs and Operating
  Expenses:
  Cost of revenues......     10,208     21,759     46,384     62,900    115,747     48,892     58,831     123,619
  Selling, general, and
    administrative
    expenses............      5,431     12,136     28,501     36,493     53,182     23,725     27,278      56,476
  Research and
    development
    expense.............      1,523      4,149      9,036     12,910     17,303      7,784      8,712      18,153
  Other nonrecurring
    expense (income),
    net.................     --         --         --            171     (1,257)       800       (339)     (1,257)
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                             17,162     38,044     83,921    112,474    184,975     81,201     94,482     196,991
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Operating Income........        540      4,098      7,793     10,725     13,925      5,668      7,643      11,734
Interest Income.........     --            226        820        935        692        408        773         748
Interest Expense........     --           (114)      (707)      (773)    (4,217)    (1,711)    (2,376)     (4,838)
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Income Before Provision
  for Income Taxes......        540      4,210      7,906     10,887     10,400      4,365      6,040       7,644
Provision for Income
  Taxes.................        287      1,842      3,312      4,270      4,552      1,840      2,480       3,601
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Net Income..............  $     253  $   2,368  $   4,594  $   6,617  $   5,848  $   2,525  $   3,560   $   4,043
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Earnings per Share:
  Basic.................  $     .03  $     .25  $     .41  $     .53  $     .40  $     .18  $     .23   $     .27
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
  Diluted...............  $     .03  $     .25  $     .40  $     .53  $     .39  $     .18  $     .23   $     .26
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Weighted Average Shares:
  Basic.................      9,000      9,383     11,229     12,437     14,694     14,106     15,322      15,247
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
  Diluted...............      9,000      9,383     11,356     12,570     14,806     14,263     15,344      15,359
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------

                                                                                   SIX MONTHS ENDED
                                               FISCAL YEAR                       --------------------
                          -----------------------------------------------------  JUNE 28,    JULY 4,
                            1993      1994(1)    1995(2)    1996(3)    1997(4)     1997       1998
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA (AT
  END OF PERIOD):
  Working Capital.......  $   6,037  $  27,377  $  35,961  $  44,683  $  53,540  $  56,826  $  52,741
  Total Assets..........     18,795     78,701    122,917    152,485    253,397    248,593    257,869
  Long-term
    Obligations.........     --          7,300      7,300     22,300     67,300     77,115     57,300
  Shareholders'
    Investment..........     14,494     53,313     82,525     89,621    128,338    126,063    132,645

PER SHARE DATA:
HISTORICAL:
  Book Value per
    Share...............                                              $    8.38             $    8.66
  Cash Dividends
    Declared per
    Share...............                                                 --                    --
  Earnings per Share:
    Basic...............                                                    .40                   .23
    Diluted.............                                                    .39                   .23

PRO FORMA COMBINED:
  Book Value per
    Share...............                                              $    8.38             $    8.66
  Cash Dividends
    Declared per
    Share...............                                                 --                    --
  Earnings per Share:
    Basic...............                                                    .27                   .23
    Diluted.............                                                    .26                   .23

------------------------

(1) Reflects the March 1994 acquisition by Thermo Instrument of NORAN, the September 1994 acquisition by the Company of IRT Corporation, and the net proceeds of the Company's private placements of common stock.

(2) Reflects the May 1995 acquisition of GIS and the net proceeds of the Company's initial public offering and private placement of common stock.

(3) Reflects the March 1996 acquisition by Thermo Instrument of the Kevex businesses.

(4) Reflects the March 1997 acquisition by Thermo Instrument of NESLAB, the March 1997 acquisition by the Company of PSI, and the July 1997 acquisition by the Company of SRT.

(5) The pro forma combined statement of income was derived from the pro forma combined condensed statement of income included elsewhere in this Proxy Statement. The pro forma combined statement of income sets forth the results of operations for 1997 as if the acquisition of NESLAB had occurred at the beginning of 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS--THERMOSPECTRA CORPORATION

    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

OVERVIEW

    The Company develops, manufactures, and markets imaging and inspection, temperature-control, and test and measurement instruments. These instruments are generally combined with proprietary operations and analysis software to provide industrial and research customers with integrated systems that address their specific needs. The Company's products include test and measurement systems consisting of digital oscillographic recorders, digital storage oscilloscopes ("DSOs"), and data-acquisition systems; X-ray microanalyzers; X-ray fluorescence instruments; nondestructive X-ray inspection systems; specialty X-ray tubes; and confocal laser scanning microscopes. In 1997, the Company broadened its product offerings through the acquisition of Park Scientific Instruments Corporation ("PSI"), a manufacturer of scanning-probe microscopes; NESLAB; and Sierra Research and Technology Inc. ("SRT"), a manufacturer of systems used for the rework and repair of printed circuit boards.

    The Company's growth strategy includes acquiring complementary businesses, developing new applications for its technology to address related market segments, and strengthening its presence in selected geographic markets. Because the Company competes primarily on the basis of its technology, it will also need to continually improve the technology underlying the products of any company it acquires. One of the Company's principal goals during recent quarters has been to improve operating margins. A part of this plan included the December 1997 and January 1998 divestitures of two low-margin product lines.

    A significant portion of the Company's total revenues is attributable to the sale of products and related services to customers in the semiconductor industry. The semiconductor industry has historically been cyclical and is characterized by sudden and sharp changes in supply and demand. Demand for the Company's products and services within the semiconductor industry is dependent upon, among other factors, the level of capital spending by semiconductor companies. The semiconductor industry is currently experiencing a downturn in demand for its products as a result of the current economic crisis in Asia, excess manufacturing capacity, and a slowdown in sales of high-end personal computers. Many semiconductor manufacturers have delayed construction or expansion of their production facilities in response to the foregoing conditions. Further decreases in semiconductor activities could have a significant adverse effect upon the demand for the Company's products and related services, which would materially adversely affect the Company's business and future results of operations.

    The Company conducts all of its manufacturing operations in the United States, except for the production of certain DSOs that are manufactured in England. The Company sells its products worldwide. During 1997, exports from the Company's U.S. and foreign subsidiaries to the Far East represented 15% of total revenues. Exports to Japan represented 8% of total revenues and exports to Taiwan, South Korea, and Singapore, collectively, represented 5% of total revenues. Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's sales in Asia could be adversely affected by the unstable economic conditions there. Additionally, certain of the Company's customers located outside of the Asian region could be adversely affected by the unstable economic conditions in Asia.

    The Company anticipates that a significant portion of its revenues will continue to be from sales to customers outside the United States. The Company's business activities outside the United States are conducted through sales and service subsidiaries and through third-party representatives and distributors. The results of the Company's international operations are subject to foreign currency fluctuations, and the exchange rate value of the dollar may have a significant impact on both revenues and earnings. The Company may use forward contracts to reduce its exposure to currency fluctuations.

RESULTS OF OPERATIONS

FIRST SIX MONTHS 1998 COMPARED WITH FIRST SIX MONTHS 1997

    Revenues were $102.1 million in the first six months of 1998, compared with $86.9 million in the first six months of 1997, an increase of 18%. Revenues increased $18.6 million, net due to the inclusion of revenues from NESLAB, acquired for accounting purposes effective March 1997; PSI, acquired in March 1997; and SRT, acquired in July 1997; and the exclusion of revenues from the Nicolet Imaging Systems ("NIS") product lines that were sold. Combined revenues at Kevex Instruments, Nicolet Instrument Technology, and Gould Instrument Systems, which represented 28% of revenues for the first six months of 1998, decreased 15% from the first six months of 1997 due to decreased demand for their products and a large shipment at Kevex Instruments that occurred in the first quarter of 1997. Revenues were adversely affected by approximately $0.9 million due to the strengthening in the value of the U.S. dollar relative to currencies in foreign countries in which the Company operates.

    The gross profit margin declined to 42% in the first six months of 1998 from 44% in the first six months of 1997. The decline was primarily due to the inclusion of lower-margin revenues from NESLAB for the full period, which had a gross profit margin of 37% in the first six months of 1998, and, to a lesser extent, lower gross profit margins at Gould due to decreased sales of higher-margin products.

    Selling, general, and administrative expenses as a percentage of revenues were unchanged at 27% in the first six months of 1998 and 1997. The impact of the inclusion of lower selling expenses as a percentage of revenues at NESLAB was substantially offset by the inclusion of higher selling, general, and administrative expenses as a percentage of revenues at PSI.

    Research and development expenses increased to $8.7 million in the first six months of 1998 from $7.8 million in the first six months of 1997, primarily due to the inclusion of NESLAB and PSI for the full period in 1998.

    Interest income increased slightly to $0.8 million in the first six months of 1998 from $0.4 million in the first six months of 1997, due to higher average invested cash balances. Interest expense, related party, represents interest incurred on the $60.0 million aggregate amount of promissory notes issued to Thermo Electron Corporation in 1997 in connection with acquisitions.

    The effective tax rate was 41% in the first six months of 1998, compared with 42% in the first six months of 1997. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and nondeductible amortization of cost in excess of net assets of acquired companies for certain of the Company's acquisitions.

    The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems and on products sold as well as products purchased by the Company. The Company believes that its internal information systems and current products are either year 2000 compliant or will be so prior to the year 2000 without incurring material costs. There can be no assurance, however, that the Company will not experience unexpected costs and delays in achieving year 2000 compliance for its internal information systems and current products, which could result in a material adverse effect on the Company's future results of operations.

    The Company is presently assessing the effect that the year 2000 problem may have on its previously sold products. The Company is also assessing whether its key suppliers are adequately addressing this issue and the effect this might have on the Company. The Company has not completed its analysis and is unable to conclude at this time that the year 2000 problem as it relates to its previously sold products and products purchased from key suppliers is not reasonably likely to have a material adverse effect on the Company's future results of operations.

    1997 COMPARED WITH 1996

    Revenues were $198.9 million in 1997, compared with $123.2 million in 1996, an increase of 61%. Revenues increased $76.6 million due to the inclusion of revenues from NESLAB, acquired for accounting purposes effective March 1997; PSI, acquired in March 1997; and SRT, acquired in July 1997; and the inclusion of revenues for the full year from Kevex Instruments, a manufacturer of X-ray microanalyzers and X-ray fluorescence instruments, and Kevex X-Ray, a manufacturer of specialty X-ray sources (the "Kevex businesses"), which were acquired effective March 1996 (see Note 3 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement). Excluding the impact of acquisitions and foreign currency translation, revenues from existing operations increased 2% in 1997 compared with 1996. Revenues increased an aggregate of $8.5 million due to higher demand for inspection systems manufactured by the Company's NIS division and X-ray tubes manufactured by the Company's Kevex X-Ray subsidiary. These increases were partially offset by a $2.5 million decline in demand for test and measurement systems and a $2.4 million decrease in revenues at NORAN due to a decline in demand for confocal laser scanning microscopes. Revenues were adversely affected by approximately $3.5 million due to the strengthening in the value of the U.S. dollar relative to currencies in foreign countries in which the Company operates.

    The gross profit margin declined to 42% in 1997 from 49% in 1996. The decline in the gross profit margin is primarily attributable to the inclusion of lower-margin revenues from NESLAB, which had a gross profit margin of 36% in 1997, and to an eight percentage-point deterioration in margin levels at NIS due to an inventory write-off in the third quarter of 1997 and a change in mix from higher-margin manual systems to lower-margin automated systems. To a lesser extent, the gross margin was adversely impacted in 1997 by a deterioration in the gross profit margin for the Company's test and measurement systems and at NORAN due in part to the strengthening of the U.S. dollar.

    Selling, general, and administrative expenses as a percentage of revenues decreased to 27% in 1997 from 30% in 1996, primarily due to the inclusion of lower selling expenses as a percentage of revenues at NESLAB and, to a lesser extent, lower selling, general, and administrative expenses at Gould as a result of ongoing expense reductions, including restructuring charges taken in 1997 that reduced employee cost levels at that subsidiary (see Note 4 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement). These improvements were offset in part by the inclusion of higher selling, general, and administrative expenses as a percentage of revenues at PSI and a higher relative expense level at NORAN primarily due to lower revenues.

    Research and development expenses as a percentage of revenues decreased to 8.7% in 1997 from 10.5% in 1996, due to the inclusion of NESLAB and overall reduced research and development spending levels at the Company's existing operations.

    Other nonrecurring expense, net, in 1997 primarily represents charges incurred by Gould relating to severance costs for employees terminated during the year (see Note 4 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement). Other nonrecurring expense, net, in 1996 represents a $1.0 million restructuring reserve recorded at Gould offset in part by $0.9 million, of an aggregate settlement with the prior owner of Gould of $2.0 million, for costs incurred by Gould in connection with its Acqulab product line (see Note 4 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement).

    Gain on sale of business in 1997 represents the sale of NIS' Linac business in December 1997 to SteriGenics International Inc. for $5.0 million in cash and 109,607 shares of SteriGenics common stock valued at $2.1 million. The Linac business, which had revenues and operating income in 1997 of $3.7 million and $1.2 million, respectively, is an electron beam radiation business that offers contract sterilization services.

    Interest income decreased to $0.7 million in 1997 from $0.9 million in 1996 due to lower invested cash balances as a result of cash used to partially fund the acquisitions of the Kevex businesses, which was paid to Thermo Instrument Systems Inc. in August 1996, and the acquisition of PSI in March 1997. Interest expense, related party, increased to $4.2 million in 1997 from $0.8 million in 1996 due to borrowings from Thermo Electron to fund acquisitions (see Note 8 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement).

    The effective tax rate was 44% in 1997, compared with 39% in 1996. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes, nondeductible amortization of cost in excess of net assets of acquired companies for certain of the Company's acquisitions and, in 1997, the inability to benefit losses at certain of the Company's foreign subsidiaries. The increase in the effective tax rate in 1997 was due to the impact of nondeductible amortization of cost in excess of net assets of acquired companies from the acquisitions of NESLAB and PSI and increased losses at certain of the Company's foreign subsidiaries that were not benefited.

    See Note 7 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement for a description of certain patent infringement matters involving the Company.

    1996 COMPARED WITH 1995

    Revenues were $123.2 million in 1996, compared with $91.7 million in 1995, an increase of 34%. Revenues increased due to the inclusion of $18.0 million of revenues from the acquisition of the Kevex businesses and $9.6 million of incremental revenues from Gould, acquired in May 1995 (see Note 3 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement). Revenues at Gould for the last six months of 1996 declined by approximately 14% from the comparable period in 1995, due to a decrease in demand for Gould products. Revenues from the Company's other operations increased approximately 9% in 1996, compared with 1995, due to the inclusion of $2.3 million of revenues related to shipments of airbag inspection systems, overall higher demand for X-ray inspection systems at NIS, and increased demand for products sold by NORAN. Revenues were negatively affected by approximately $1.6 million in 1996 due to the strengthening in the value of the U.S. dollar relative to the Japanese yen and other foreign currencies in countries where the Company operates.

    The gross profit margin was 49% in both 1996 and 1995. Higher gross profit margins at the Company's test and measurement businesses, due to changes in product mix and manufacturing efficiencies, were offset by a lower gross profit margin at NIS due to higher material costs and the inclusion of lower-margin revenues from airbag inspection systems, the inclusion of revenues from the Kevex businesses which had a combined gross profit margin of 42%, and the strengthening in the value of the U.S. dollar.

    Selling, general, and administrative expenses as a percentage of revenues decreased to 30% in 1996 from 31% in 1995 due to the inclusion of lower selling expenses as a percentage of revenues at Kevex X-Ray. Research and development expenses as a percentage of revenues were unchanged at 10% in both 1996 and 1995.

    Interest income increased to $0.9 million in 1996 from $0.8 million in 1995, principally due to overall higher cash balances in 1996. Interest expense, related party in 1996 represents interest expense associated with a $7.3 million promissory note issued to Thermo Instrument in September 1994 and a $15.0 million promissory note issued to Thermo Electron in August 1996 (see Note 8 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement). Interest expense, related party in 1995 represents interest expense associated with the $7.3 million promissory note issued to Thermo Instrument and a $15.0 million promissory note issued to Thermo Electron in May 1995. The $15.0 million promissory note issued in May 1995 was repaid in August 1995.

    The effective tax rate decreased to 39% in 1996 from 42% in 1995. These rates exceeded the statutory federal income tax rate primarily due to the impact of state and foreign income taxes and the nondeductible amortization of cost in excess of net assets of acquired companies for certain of the Company's acquisitions. The effective tax rate decreased in 1996 principally as a result of a lower percentage of the Company's income generated in countries with higher tax rates.

LIQUIDITY AND CAPITAL RESOURCES

    Consolidated working capital was $52.7 million at July 4, 1998, compared with $53.5 million at January 3, 1998. Included in working capital are cash, cash equivalents, and short-term investments of $36.0 million at July 4, 1998, compared with $22.8 million at January 3, 1998. Cash provided by operating activities was $10.7 million in the first six months of 1998. A decrease in accounts receivable as a result of improved collections and increased domestic sales, which carry shorter collection cycles, provided $3.1 million of cash.

    Cash of $1.8 million was provided by investing activities during the first six months of 1998. During this period, the Company received $0.8 million of cash from the sale of a product line and $2.1 million from the sale of property, plant, and equipment, primarily for the sale of a building by Gould. The Company expended $0.9 million during the period for purchases of property, plant, and equipment and plans to spend an additional $2.1 million for capital expenditures during the remainder of 1998.

    On July 15, 1998, the Company signed a nonbinding letter of intent to acquire the assets of a scanning probe microscope manufacturing business (the "Business") for approximately $8.0 million in cash. The proposed acquisition is subject to certain conditions including completion of due diligence, negotiation of a definitive purchase agreement, and approval by the boards of directors of the Company and the Business and by the stockholders of the Business. The final terms of this acquisition have not been determined and there can be no assurance that it will be completed.

    Net cash provided by operating activities was $8.4 million in 1997. The Company used $8.8 million during the year to reduce its current liabilities. A reduction in inventories provided $4.9 million.

    The Company's investing activities used $19.6 million of cash in 1997. The Company used $21.1 million, net of cash acquired, for acquisitions and received $5.0 million in cash and $2.1 million of SteriGenics common stock for the sale of the Company's Linac business (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement.) During 1997, the Company expended $2.6 million for the purchase of property, plant, and equipment.

    During 1997, the Company's financing activities provided $15.0 million of cash. In September 1997, the Company borrowed $45.0 million from Thermo Electron pursuant to a promissory note due July 1999. The Company used the proceeds from this note to repay the $44.9 million of debt assumed in connection with the NESLAB acquisition. In connection with the March 1997 acquisition of PSI, the Company borrowed $10.0 million from Thermo Electron pursuant to a promissory note due March 1999. In connection with the July 1997 acquisition of SRT, the Company borrowed $5.0 million from Thermo Electron pursuant to a promissory note due July 1999. These notes bear interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

    Although the Company expects to generate positive cash flow from its existing operations, the Company may require significant amounts of cash to pursue the acquisition of complementary businesses. The Company expects that it will finance any such acquisitions through a combination of internal funds and/or borrowings from Thermo Instrument or Thermo Electron, although it has no agreement with these companies to ensure that funds will be available on acceptable terms or at all. The Company believes that its existing resources and cash provided by operations are sufficient to meet the capital requirements of its existing businesses for the forseeable future. Thermo Electron has indicated that it will seek repayment of the notes due to it in 1998 and 1999 only to the extent the Company's cash flow permits such repayment.

                           FORWARD-LOOKING STATEMENTS

    In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

    UNCERTAINTY OF GROWTH. Certain of the markets in which the Company competes have been flat or declining over the past several years. The Company has identified a number of strategies it believes will allow it to grow its business, including acquiring complementary businesses, developing new applications for its technologies, and strengthening its presence in selected geographic markets. No assurance can be given that the Company will be able to successfully implement these strategies, or that these strategies will result in growth of the Company's business.

    POTENTIAL INCREASED COMPETITION. The Company predominantly sells its products in the high-performance segment of the markets in which it competes. The products in this segment are generally characterized by superior engineering and performance and compete more on product specifications than on price. The other segments of these markets are dominated by companies with substantially greater financial resources than those of the Company. If these larger companies enter the high-performance segment of the market, no assurance can be given that the Company will be able to successfully compete against them.

    NEED TO RESPOND TO TECHNOLOGICAL CHANGE. Many of the Company's products are marketed primarily based on their technologies. In order to be successful, the Company believes that it will be important to continually improve the technology underlying its products. No assurance can be given that the Company will be able to do so or that a competitor of the Company will not develop technology or products that will render the Company's competing products noncompetitive or obsolete.

    RISKS ASSOCIATED WITH ACQUISITION STRATEGY. The Company's strategy includes the acquisition of underperforming businesses and technologies that complement or augment the Company's existing product lines. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. Acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses into its existing businesses or make such businesses profitable.

    DEPENDENCE ON SEMICONDUCTOR INDUSTRY; INDUSTRY VOLATILITY. A significant portion of the Company's total revenues is attributable to the sale of products and related services to customers in the semiconductor industry. The semiconductor industry has historically been cyclical and is characterized by sudden and sharp changes in supply and demand. Demand for the Company's products and services within the semiconductor industry is dependent upon, among other factors, the level of capital spending by semiconductor companies. The semiconductor industry is currently experiencing a downturn in demand for its products as a result of the current economic crisis in Asia, excess manufacturing capacity and slowdowns in sales of high-end personal computers. Many semiconductor manufacturers have delayed construction or expansion of their production facilities in response to the foregoing conditions. Further decreases in semiconductor activities could have a significant adverse effect upon the demand for the Company's products and related services, which would materially adversely affect the Company's business and future results of operations.

    POSSIBLE ADVERSE IMPACT OF SIGNIFICANT INTERNATIONAL OPERATIONS. The Company expects that international sales will continue to represent a significant portion of its revenues. In fiscal 1997, international sales accounted for approximately half of the Company's total revenues. These sales carry a number of inherent risks, including risks associated with currency exchange, tariffs and other potential trade barriers, potentially reduced protection for intellectual property, the impact of recessionary environments in economies outside the United States, and generally longer receivable collection patterns. In addition, exports from the Company's U.S. and foreign subsidiaries to the Far East represented 15% of total revenues in 1997. Exports to Japan represented 8% of total revenues and exports to Taiwan, South Korea, and Singapore, collectively, represented 5% of total revenues. Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. There can be no assurance that the Company's export sales to Asia will not be adversely affected by the unstable economic conditions there. Additionally, certain of the Company's customers located outside of the Asian region could be adversely affected by the unstable economic conditions there.

    RISKS ASSOCIATED WITH PROTECTION, DEFENSE, AND USE OF INTELLECTUAL
PROPERTY. The Company holds many patents relating to various aspects of its products, and believes that proprietary technical know-how is critical to many of its products. Proprietary rights relating to the Company's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that patents will issue from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology and, in the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company's PSI subsidiary has received an allegation of patent infringement from a competitor relating to its scanning probe microscopy technology and the Company's NORAN subsidiary has received allegations of patent infringement from two competitors relating to its confocal microscopy technology. The Company may need to acquire licenses to, or contest the validity of, these or any other such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. In addition, if any such competitor were successful in enforcing such patents, the Company could be subject to damages and enjoined from manufacturing and selling any related products. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. Further, the laws of some jurisdictions do not protect the Company's proprietary rights to the same extent as the laws of the U.S. and there can be no assurance that the available protections will be adequate. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

    INABILITY TO RAISE FUTURE CAPITAL; POSSIBLE DILUTION. In order to finance the acquisitions that are part of the Company's growth strategy, it may be necessary for the Company to raise additional funds either through public or private financings. Any equity or debt financing, if available at all, may be on terms that are not favorable to the Company and, in the case of an equity financing, could result in dilution to the Company's stockholders.

    POTENTIAL IMPACT OF YEAR 2000 ON PROCESSING OF DATE-SENSITIVE
INFORMATION. The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems and on products sold as well as products purchased by the Company. The Company believes that its internal information systems and current products are either year 2000 compliant or will be so prior to the year 2000 without incurring material costs. There can be no assurance, however, that the Company will not experience unexpected costs and delays in achieving year 2000 compliance for its internal information systems and current products, which could result in a material adverse effect on the Company's future results of operations.

    The Company is presently assessing the potential impact of the year 2000 on its previously sold products. The Company is also assessing whether its key suppliers are adequately addressing this issue and the effect this might have on the Company. The Company has not completed its analysis and is unable to conclude at this time that the year 2000 problem as it relates to its previously sold products and products purchased from key suppliers is not reasonably likely to have a material adverse effect on the Company's future results of operations.

                                STOCK OWNERSHIP

    The following table sets forth the beneficial ownership of the Company's Common Stock, as well as the common stock of Thermo Instrument, the Company's parent company, and of Thermo Electron, Thermo Instrument's parent company, as of June 30, 1998, with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer of the Company and other executive officers of the Company who, during the last completed fiscal year of the Company, met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules, and (iv) all directors and current executive officers as a group.

    While certain directors and executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                          THERMOSPECTRA   THERMO INSTRUMENT   THERMO ELECTRON
NAME(1)                                   CORPORATION(2)   SYSTEMS INC.(3)    CORPORATION(4)
----------------------------------------  --------------  ------------------  ---------------
Thermo Electron Corporation(5)..........     10,315,628               N/A               N/A
Christopher J. Barron...................         32,000            10,296               148
Robert E. Finnigan......................         11,000                 0                 0
Elias P. Gyftopoulos....................         21,000            55,798            70,707
Barry S. Howe...........................        119,010           125,422            78,770
Earl R. Lewis...........................         55,000           179,250            83,678
Ronald W. Lindell.......................         36,100                 0                 0
Richard S. Melanson.....................         40,000             5,000             2,500
Theo Melas-Kyriazi......................         77,800            38,347           200,320
Arvin H. Smith..........................         20,000           539,583           515,578
All directors and current executive
  officers as a group (11 persons)......        441,310         1,061,286         1,803,306

------------------------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by Mr. Barron, Dr. Finnigan, Dr. Gyftopoulos, Mr. Howe, Mr. Lewis, Mr. Lindell, Mr. Melanson, Mr. Melas-Kyriazi, Mr. Smith and all directors and current executive officers as a group include 32,000, 10,000, 20,000, 104,000, 50,000, 36,000, 35,000,
    64,200, 20,000 and 400,600 shares, respectively, that such person or group has the right to acquire within 60 days of June 30, 1998, through the exercise of stock options. No director or current executive officer beneficially owned more than 1% of the Common Stock outstanding as of June 30, 1998; all directors and current executive officers as a group beneficially owned approximately 3.4% of the Common Stock outstanding as of such date.

(3) The shares of the common stock of Thermo Instrument shown in the table reflect a five-for-four split of such stock distributed in October 1997 in the form of a 25% stock dividend. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Barron, Dr. Gyftopoulos, Mr. Howe, Mr. Lewis, Mr. Melanson, Mr. Melas-Kyriazi, Mr. Smith and all directors and current executive officers as a group include 9,838, 15,107, 111,327, 172,085, 5,000, 36,326, 292,968 and 731,713 shares, respectively, that such person or group had the right to acquire within 60 days of June 30, 1998, through the exercise of stock options. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Melas-Kyriazi, Mr. Smith and all directors and current executive officers as a group include 468, 663, and 2,287 shares, respectively, allocated through June 30, 1998, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Lewis include 2,987 shares held by Mr. Lewis' spouse. Shares beneficially owned by Mr. Howe include 2,460 shares held in a trust of which he is the trustee and 374 shares held by him as custodian for two minor children. The directors and current executive officers of the Company did not individually or as a group beneficially own more than 1% of the common stock of Thermo Instrument outstanding as of June 30, 1998.

(4) Shares of the common stock of Thermo Electron beneficially owned by Dr. Gyftopoulos, Mr. Howe, Mr. Lewis, Mr. Melanson, Mr. Melas-Kyriazi, Mr. Smith and all directors and current executive officers as a group include 8,125, 69,787, 82,350, 2,500, 164,835, 212,249 and 1,295,518 shares, respectively, that such person or group has the right to acquire within 60 days of June 30, 1998, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Melas-Kyriazi, Mr. Smith and all directors and current executive officers as a group include 1,071, 1,717 and 6,250 full shares, respectively, allocated to accounts maintained pursuant to the ESOP. No director or current executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of June 30, 1998; all directors and current executive officers as a group beneficially owned approximately 1.1% of the Thermo Electron common stock outstanding as of such date.

(5) As of June 30, 1998, Thermo Electron, primarily through its majority-owned subsidiary Thermo Instrument, beneficially owned approximately 82.1% of the outstanding Common Stock (without giving effect to the issuance of the THS Shares). Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of June 30, 1998, Thermo Electron had the power to elect all of the members of the Company's board of directors.

                          RELATIONSHIP WITH AFFILIATES

    Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, and Thermo Instrument has created the Company and other subsidiaries as publicly held majority-owned subsidiaries and privately held majority-owned subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Company and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

    Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

    To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

    The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

    As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services to the Company. The Company was assessed an annual fee equal to 1.0% of the Company's revenues for these services in fiscal 1996 and 1997. The annual fee has been reduced to 0.8% of the Company's total revenues for fiscal 1998. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Company $1,989,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based on charges attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.

    From time to time, the Company may transact business with other companies in the Thermo Group.

    The Company leases certain office and manufacturing space from Nicolet Instrument Corporation ("Nicolet"), a wholly owned subsidiary of Thermo Optek Corporation. In 1997, the Company paid Nicolet $209,000 in rent under this lease. Effective January 1, 1998, the annual rent expense is $209,000. This lease is effective until December 31, 1998, but may be terminated by the Company upon 90 days' prior written notice to Nicolet.

    The Company also leases certain office and manufacturing space from Shandon Inc. ("Shandon"), a wholly owned subsidiary of Thermo BioAnalysis Corporation, a publicly traded, majority-owned subsidiary of Thermo Instrument. In 1997, the Company paid Shandon $393,000 in rent under this lease. This lease expires in September 2000.

    The Company's Nicolet Imaging Systems division has an arrangement with ThermoTrex Corporation ("ThermoTrex"), a publicly traded, majority-owned subsidiary of Thermo Electron, whereby ThermoTrex provides certain research and development services to the Company, and the Company purchases flat screen x-ray sensitive detectors pursuant to purchase orders. In 1997, the Company paid ThermoTrex $136,000 for such products and services.

    Thermo Electron's Tecomet division manufactures the Company's precision X-Y translation table pursuant to purchase orders. In 1997, the Company paid Tecomet $60,000 for such services. In addition, the Company purchases and sells products and services in the ordinary course of business with other companies affiliated with Thermo Instrument. In 1997, purchases from these companies totaled $2,030,000 and sales to these companies totaled $825,000.

    To finance the acquisition of IRT Corporation in September 1994, the Company borrowed $7,300,000 from Thermo Instrument pursuant to a promissory note due September 2001. In connection with the 1996 acquisition of Kevex Instruments and Kevex X-Ray, the Company borrowed $15,000,000 from Thermo Electron pursuant to a promissory note due August 1998. In connection with the acquisition of Park Scientific Instruments Corporation in March 1997, the Company borrowed $10,000,000 from Thermo Electron pursuant to a promissory note due March 1999. In connection with the Acquisition of NESLAB from Thermo Instrument, the Company borrowed $45,000,000 from Thermo Electron pursuant to a promissory note due July 1999. See "Proposal to Approve the Listing of Shares Issuable in Connection with an Acquisition--Calculation of the Purchase Price for the Acquired Company." To partially finance the acquisition of Sierra Research and Technology Inc. in July 1997, the Company borrowed $5,000,000 from Thermo Electron pursuant to a promissory note due July 1999. These notes bear interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Such rate was 5.72% on the first business day of the fiscal quarter ended April 4, 1998.


    The Company, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $150 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Company had a positive cash balance of approximately $43,857, based on an exchange rate of $1.65/L1.00 as of January 3, 1998. For 1997, the average annual interest rate earned on GBP deposits by participants in this credit arrangement was approximately 6.5% and the average annual interest rate paid on overdrafts was approximately 7.2%.


    The Company, along with certain other Thermo Subsidiaries, also participates in a notional pool arrangement with ABN AMRO, which includes a $50 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Company had a negative cash balance of approximately $9,551, based on an exchange rate of $0.495/NLG 1.00 as of January 3, 1998. For 1997, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 4.8% and the average annual interest rate paid on NLG overdrafts was approximately 4.8%.

    As of January 3, 1998, $14,311,000 of the Company's cash equivalents were invested pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, commercial paper, U.S. government-agency securities, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

STOCK HOLDING ASSISTANCE PLAN

    In 1996, the Company adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Company also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1996, Mr. Theo Melas-Kyriazi, the then President and Chief Executive Officer of the Company, received loans in the aggregate principal amount of $164,830.47 under this plan to purchase 12,525 shares. During 1998, Mr. Barry S. Howe, the current President and Chief Executive Officer of the Company, received loans in the aggregate principal amount of $141,991.78 under this plan to purchase 15,000 shares. The loans to Mr. Melas-Kyriazi and Mr. Howe are repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the Company's Board of Directors. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Company in the future.

                                 RECOMMENDATION

    The Board of Directors believes that the proposal is in the best interest of the Company and its Stockholders and recommends that the Stockholders vote FOR the approval of the listing of the THS Shares on the American Stock Exchange, Inc. in connection with the acquisition of the Acquired Company. If not otherwise specified, proxies will be voted FOR approval of this proposal. Thermo Instrument, which owned approximately 71.6% of the outstanding Common Stock as of August 24, 1998, has sufficient votes to approve the proposal and has indicated its intention to vote for the proposal.

                                  OTHER ACTION

    Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

    Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 1999 Annual Meeting of the Stockholders of the Company must be received by the Company for inclusion in the proxy statement and form of proxy no later than December 29, 1998. Management proxies will be authorized to exercise discretionary voting authority with respect to any shareholder proposal not included in the Company's proxy materials for the 1999 Annual Meeting unless (a) the Company receives notice of such proposal by March 13, 1999 and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Securities Exchange Act of 1934 are met.

                             SOLICITATION STATEMENT

    The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally or by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.

Waltham, Massachusetts
August 24, 1998

                         INDEX TO FINANCIAL STATEMENTS

THERMOSPECTRA CORPORATION
  Report of Independent Public Accountants.........................................  F-2
  Consolidated Statement of Income for the years ended December 30, 1995,
    December 28, 1996, and January 3, 1998, and the six months ended June 28, 1997, and July 4, 1998...............................................................  F-3
  Consolidated Balance Sheet as of December 28, 1996, January 3, 1998, and July 4,
    1998...........................................................................  F-4
  Consolidated Statement of Cash Flows for the years ended December 30, 1995,
    December 28, 1996, and January 3, 1998, and the six months ended June 28, 1997, and July 4, 1998...............................................................  F-5
  Consolidated Statement of Shareholders' Investment for the years ended
    December 30, 1995, December 28, 1996, and January 3, 1998, and the six months ended July 4, 1998.............................................................  F-7
  Notes to Consolidated Financial Statements.......................................  F-8

NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.
  Independent Auditor's Report.....................................................  F-25
  Combined Balance Sheet as of December 31, 1995 and 1996..........................  F-26
  Combined Statement of Income for the years ended December 31, 1994, 1995, and
    1996...........................................................................  F-27
  Combined Statement of Cash Flows for the years ended December 31, 1994, 1995, and 1996.......................................................................  F-28
  Combined Statement of Shareholder's Investment for the years ended December 31,
    1994, 1995, and 1996...........................................................  F-29
  Notes to Combined Financial Statements...........................................  F-30

GOULD INSTRUMENT SYSTEMS, INC.
  Report of Independent Public Accountants.........................................  F-36
  Consolidated Statements of Operations for the years ended December 31, 1992,
    1993, and 1994, and the three months ended March 31, 1994, and 1995............  F-37
  Consolidated Balance Sheets as of December 31, 1993 and 1994 and March 31,
    1995...........................................................................  F-38
  Consolidated Statements of Cash Flows for the years ended December 31, 1992,
    1993, and 1994, and the three months ended March 31, 1994, and 1995............  F-39
  Consolidated Statements of Group and Stockholder's Equity for the years ended
    December 31, 1992, 1993, and 1994 and for the three months ended March 31,
    1995...........................................................................  F-40
  Notes to Consolidated Financial Statements.......................................  F-41

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF THERMOSPECTRA CORPORATION,
  NESLAB INSTRUMENTS, INC., AND NESLAB INSTRUMENTS EUROPA B.V. (UNAUDITED)
  Pro Forma Combined Condensed Statement of Income for the year ended
    January 3, 1998................................................................  F-51
  Notes to Pro Forma Combined Condensed Statement of Income........................  F-53

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of ThermoSpectra Corporation:

    We have audited the accompanying consolidated balance sheet of ThermoSpectra Corporation (a Delaware corporation and 77%-owned subsidiary of Thermo Instrument Systems Inc.) and subsidiaries as of January 3, 1998, and December 28, 1996, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended Janaury 3, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ThermoSpectra Corporation and subsidiaries as of January 3, 1998, and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 17, 1998
(except with respect to certain
matters discussed in Note 15, as
to which the date is August 12, 1998)

                           THERMOSPECTRA CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                     SIX
                                                                                                MONTHS ENDED
                                                                                            ---------------------
                                                                                            JUNE 28,    JULY 4,
                                                           1995        1996        1997       1997        1998
                                                         ---------  ----------  ----------  ---------  ----------

                                                                                                 (UNAUDITED)
Revenues (Notes 8 and 12)..............................  $  91,714  $  123,199  $  198,900  $  86,869  $  102,125
                                                         ---------  ----------  ----------  ---------  ----------
Costs and Operating Expenses:
  Cost of revenues (Note 8)............................     46,384      62,900     115,747     48,892      58,831
  Selling, general, and administrative expenses (Note
    8).................................................     28,501      36,493      53,182     23,725      27,278
  Research and development expenses....................      9,036      12,910      17,303      7,784       8,712
  Gain on sale of business (Note 3)....................     --          --          (2,210)    --          --
  Gain on sale of building.............................     --          --          --         --            (339)
  Other nonrecurring expense, net (Note 4).............     --             171         953        800      --
                                                         ---------  ----------  ----------  ---------  ----------
                                                            83,921     112,474     184,975     81,201      94,482
                                                         ---------  ----------  ----------  ---------  ----------
Operating Income.......................................      7,793      10,725      13,925      5,668       7,643
Interest Income........................................        820         935         692        408         773
Interest Expense.......................................     --          --             (66)       (48)     --
Interest Expense, Related Party (Note 8)...............       (707)       (773)     (4,151)    (1,663)     (2,376)
                                                         ---------  ----------  ----------  ---------  ----------
Income Before Provision for Income Taxes...............      7,906      10,887      10,400      4,365       6,040
Provision for Income Taxes (Note 6)....................      3,312       4,270       4,552      1,840       2,480
                                                         ---------  ----------  ----------  ---------  ----------
Net Income.............................................  $   4,594  $    6,617  $    5,848  $   2,525  $    3,560
                                                         ---------  ----------  ----------  ---------  ----------
                                                         ---------  ----------  ----------  ---------  ----------
Earnings per Share (Note 13):
  Basic................................................  $     .41  $      .53  $      .40  $     .18  $      .23
                                                         ---------  ----------  ----------  ---------  ----------
                                                         ---------  ----------  ----------  ---------  ----------
  Diluted..............................................  $     .40  $      .53  $      .39  $     .18  $      .23
                                                         ---------  ----------  ----------  ---------  ----------
                                                         ---------  ----------  ----------  ---------  ----------
Weighted Average Shares (Note 13):
  Basic................................................     11,229      12,437      14,694     14,106      15,322
                                                         ---------  ----------  ----------  ---------  ----------
                                                         ---------  ----------  ----------  ---------  ----------
  Diluted..............................................     11,356      12,570      14,806     14,263      15,344
                                                         ---------  ----------  ----------  ---------  ----------
                                                         ---------  ----------  ----------  ---------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMOSPECTRA CORPORATION

                           CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                                                        JULY 4,
                                                                                 1996        1997        1998
                                                                              ----------  ----------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................................  $   16,580  $   20,672   $  33,152
  Available-for-sale investments, at quoted market value
    (cost of $2,056; Note 2)................................................      --           2,083       2,836
  Accounts receivable, less allowances of $1,516, $1,934, and $1,684........      32,327      43,015      39,781
  Inventories...............................................................      27,042      34,785      33,297
  Prepaid income taxes (Note 6).............................................       5,931       7,337       7,220
  Other current assets......................................................       1,722       1,774       2,319
                                                                              ----------  ----------  -----------
                                                                                  83,602     109,666     118,605
                                                                              ----------  ----------  -----------
Property, Plant, and Equipment, at Cost, Net................................      20,169      20,391      17,896
                                                                              ----------  ----------  -----------
Patents, Trademarks, and Other Assets.......................................       7,938       8,108       7,641
                                                                              ----------  ----------  -----------
Cost in Excess of Net Assets of Acquired Companies (Notes 3, 4, and 6)......      40,776     115,232     113,727
                                                                              ----------  ----------  -----------
                                                                              $  152,485  $  253,397   $ 257,869
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------
                                    LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Note payable to Thermo Electron (Notes 3 and 8)...........................  $   --      $   15,000   $  25,000
  Note payable (Note 9).....................................................         591      --          --
  Accounts payable..........................................................      11,508      12,842      11,837
  Accrued payroll and employee benefits.....................................       5,334       6,987       5,213
  Accrued installation and warranty expenses................................       3,396       4,495       4,105
  Deferred revenue..........................................................       3,453       4,695       4,559
  Accrued income taxes......................................................       1,792       2,050       3,097
  Other accrued expenses (Note 4)...........................................       9,586       8,496       8,479
  Due to affiliated companies...............................................       3,259       1,561       3,574
                                                                              ----------  ----------  -----------
                                                                                  38,919      56,126      65,864
                                                                              ----------  ----------  -----------
Deferred Income Taxes (Note 6)..............................................         268         356         356
                                                                              ----------  ----------  -----------
Other Deferred Items........................................................       1,377       1,277       1,704
                                                                              ----------  ----------  -----------
Long-term Obligations, Due to Thermo Electron and Thermo Instrument (Notes 3
  and 8)....................................................................      22,300      67,300      57,300
                                                                              ----------  ----------  -----------
Commitments and Contingencies (Notes 7 and 8)
Shareholders' Investment (Notes 3, 5, and 10):
  Common stock, $.01 par value, 25,000,000 shares authorized; 12,439,950,
    15,313,506, and 15,325,516 shares issued................................         124         153         153
  Capital in excess of par value............................................      77,416     111,262     111,304
  Retained earnings.........................................................      12,345      17,938      21,498
  Treasury stock at cost, 305, 423, and 423 shares..........................          (5)         (7)         (7)
  Cumulative translation adjustment.........................................        (259)     (1,035)     (1,083)
  Unrealized gain on available-for-sale investments.........................      --              27         780
                                                                              ----------  ----------  -----------
                                                                                  89,621     128,338     132,645
                                                                              ----------  ----------  -----------
                                                                              $  152,485  $  253,397   $ 257,869
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMOSPECTRA CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                                 SIX
                                                                                                            MONTHS ENDED
                                                                                                       -----------------------
                                                                                                        JUNE 28,     JULY 4,
                                                                   1995         1996         1997         1997         1998
                                                                -----------  -----------  -----------  -----------  ----------

                                                                                                             (UNAUDITED)
OPERATING ACTIVITIES:
  Net income..................................................  $     4,594  $     6,617  $     5,848  $     2,525  $    3,560
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................        3,720        4,493        6,615        3,106       3,581
    Gain on sale of business (Note 3) and building............      --           --            (2,210)     --             (339)
    Restructuring expense (Note 4)............................      --             1,038          953          800      --
    Provision for losses on accounts receivable...............          192          199          521          172          96
    Other noncash expenses, net...............................          430          839        1,417          499         495
    Deferred income tax (benefit) expense.....................           75         (796)         (40)     --           --
    Changes in current accounts, excluding the effects of
      acquisitions:
      Accounts receivable.....................................          739       (3,444)        (733)       3,347       3,146
      Inventories.............................................       (1,106)      (3,105)       4,873         (919)        486
      Other current assets....................................         (173)         335          (81)         643        (427)
      Accounts payable........................................       (3,116)       2,123       (2,330)      (1,555)       (849)
      Due to affiliates.......................................        1,398          426       (2,699)      (1,941)      2,013
      Other current liabilities...............................       (1,432)      (3,276)      (3,782)      (4,377)     (1,171)
    Other.....................................................      --               (21)          34           27         106
                                                                -----------  -----------  -----------  -----------  ----------
Net cash provided by operating activities.....................        5,321        5,428        8,386        2,327      10,697
                                                                -----------  -----------  -----------  -----------  ----------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired (Note 3).................      (26,142)     (22,521)     (21,142)     (13,885)     --
  Proceeds from sale of business (Note 3).....................      --           --             4,980      --              750
  Refund of acquisition purchase price (Note 4)...............      --             1,103      --           --           --
  Purchases of property, plant, and equipment.................       (1,254)      (2,762)      (2,595)      (1,133)       (942)
  Proceeds from sale of property, plant, and equipment........          452          168           91           22       2,052
  Purchases of available-for-sale investments.................      --            (3,000)     --           --           --
  Proceeds from sale and maturities of available-for-sale
    investments...............................................        4,855        3,000      --           --           --
  Investment in joint venture.................................       (2,017)     --           --           --           --
  Other, net..................................................           34         (733)        (926)        (651)        (30)
                                                                -----------  -----------  -----------  -----------  ----------
Net cash provided by (used in) investing activities...........  $   (24,072) $   (24,745) $   (19,592) $   (15,647) $    1,830
                                                                -----------  -----------  -----------  -----------  ----------

                           THERMOSPECTRA CORPORATION

                                 (IN THOUSANDS)

                                                                                                                 SIX
                                                                                                            MONTHS ENDED
                                                                                                       -----------------------
                                                                                                        JUNE 28,     JULY 4,
                                                                   1995         1996         1997         1997         1998
                                                                -----------  -----------  -----------  -----------  ----------
                                                                                                             (UNAUDITED)
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term obligations to Thermo
    Electron (Note 8).........................................  $    15,000  $    15,000  $    60,000  $    10,000  $   --
  Repayment of long-term obligation to Thermo Electron........      (15,000)     --           --           --           --
  Payment to Thermo Instrument for debt assumed in connection
    with acquisition of NESLAB (Note 3).......................      --           --           (44,907)     --           --
  Net proceeds from issuance of Company common stock (Note
    10).......................................................       24,880           74          561          188          42
  Other.......................................................      --               552         (674)         405      --
                                                                -----------  -----------  -----------  -----------  ----------
Net cash provided by financing activities.....................       24,880       15,626       14,980       10,593          42
                                                                -----------  -----------  -----------  -----------  ----------
Exchange Rate Effect on Cash..................................         (262)         (35)         318         (299)        (89)
                                                                -----------  -----------  -----------  -----------  ----------
Increase (Decrease) in Cash and Cash Equivalents..............        5,867       (3,726)       4,092       (3,026)     12,480
Cash and Cash Equivalents at Beginning of Period..............       14,439       20,306       16,580       16,580      20,672
                                                                -----------  -----------  -----------  -----------  ----------
Cash and Cash Equivalents at End of Period....................  $    20,306  $    16,580  $    20,672  $    13,554  $   33,152
                                                                -----------  -----------  -----------  -----------  ----------
                                                                -----------  -----------  -----------  -----------  ----------
CASH PAID FOR:
  Interest....................................................  $       806  $       773  $     4,217  $     1,711  $    2,376
  Income taxes................................................  $     1,796  $     3,419  $     4,490  $     2,256  $      498
NONCASH ACTIVITIES:
  Inventory contributed to joint venture......................  $       412  $   --       $   --       $   --       $   --
  Common stock received from sale of business (Note 3)........  $   --       $   --       $     2,056  $   --       $   --

  Fair value of assets of acquired companies..................  $    47,597  $    29,757  $   114,495  $   108,820  $   --
  Cash paid for acquired companies............................      (28,098)     (22,525)     (24,379)     (17,044)     --
  Stock options issued in connection with acquisition of
    PSI.......................................................      --           --            (1,693)      (2,080)     --
  Stock issuable to Thermo Instrument for acquisition of
    NESLAB....................................................      --           --           (31,315)     (32,571)     --
  Debt assumed in connection with acquisition of NESLAB.......      --           --           (44,907)     (44,815)     --
                                                                -----------  -----------  -----------  -----------  ----------
    Liabilities assumed of acquired companies.................  $    19,499  $     7,232  $    12,201  $    12,310  $   --
                                                                -----------  -----------  -----------  -----------  ----------
                                                                -----------  -----------  -----------  -----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMOSPECTRA CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT

                                 (IN THOUSANDS)

                                                                                                         SIX
                                                                                                    MONTHS ENDED
                                                                                                       JULY 4,
                                                                    1995       1996        1997         1998
                                                                  ---------  ---------  ----------  -------------
                                                                                                     (UNAUDITED)
COMMON STOCK, $.01 PAR VALUE
  Balance at beginning of period................................  $     105  $     124  $      124   $       153
  Stock issuable to Thermo Instrument for acquisition of NESLAB
    (Note 3)....................................................     --         --              28       --
  Issuance of Company common stock (Note 10)....................         19     --               1       --
                                                                  ---------  ---------  ----------  -------------
  Balance at end of period......................................        124        124         153           153
                                                                  ---------  ---------  ----------  -------------
CAPITAL IN EXCESS OF PAR VALUE
  Balance at beginning of period................................     52,005     76,955      77,416       111,262
  Stock issuable to Thermo Insturment for acquisition of NESLAB
    (Note 3)....................................................     --         --          31,287       --
  Stock options issued in connection with acquisition of PSI
    (Note 3)....................................................     --         --           1,693       --
  Issuance of Company common stock (Note 10)....................     24,861         79         562            42
  Tax benefit related to employees' and directors' stock
    plans.......................................................         89        382         304       --
                                                                  ---------  ---------  ----------  -------------
  Balance at end of period......................................     76,955     77,416     111,262       111,304
                                                                  ---------  ---------  ----------  -------------
RETAINED EARNINGS
  Balance at beginning of period................................      1,134      5,728      12,345        17,938
  Net income....................................................      4,594      6,617       5,848         3,560
  Deemed distribution to Thermo Instrument for acquisition of
    NESLAB (Note 3).............................................     --         --            (255)      --
                                                                  ---------  ---------  ----------  -------------
  Balance at end of period......................................      5,728     12,345      17,938        21,498
                                                                  ---------  ---------  ----------  -------------
TREASURY STOCK
  Balance at beginning of period................................     --         --              (5)           (7)
  Purchases of Company common stock.............................     --             (5)         (2)      --
                                                                  ---------  ---------  ----------  -------------
  Balance at end of period......................................     --             (5)         (7)           (7)
                                                                  ---------  ---------  ----------  -------------
CUMULATIVE TRANSLATION ADJUSTMENT
  Balance at beginning of period................................         69       (282)       (259)       (1,035)
  Translation adjustment........................................       (351)        23        (776)          (48)
                                                                  ---------  ---------  ----------  -------------
  Balance at end of period......................................       (282)      (259)     (1,035)       (1,083)
                                                                  ---------  ---------  ----------  -------------
UNREALIZED GAIN ON AVAILABLE-FOR-SALE INVESTMENTS
  Balance at beginning of period................................     --         --          --                27
  Unrealized gain on available-for-sale investments
    (Note 2)....................................................     --         --              27           753
                                                                  ---------  ---------  ----------  -------------
  Balance at end of period......................................     --         --              27           780
                                                                  ---------  ---------  ----------  -------------
TOTAL SHAREHOLDERS' INVESTMENT..................................  $  82,525  $  89,621  $  128,338   $   132,645
                                                                  ---------  ---------  ----------  -------------
                                                                  ---------  ---------  ----------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMOSPECTRA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

    ThermoSpectra Corporation (the Company) develops, manufactures, and markets imaging and inspection, temperature-control, and test and measurement instruments, which represent 46%, 28%, and 26% of the Company's 1997 revenues, respectively. The Company sells its products on a worldwide basis (Note 12).

    RELATIONSHIP WITH THERMO INSTRUMENT SYSTEMS INC. AND THERMO ELECTRON
     CORPORATION

    The Company was incorporated in August 1994 as an indirect, wholly owned subsidiary of Thermo Instrument Systems Inc., which is an 82%-owned subsidiary of Thermo Electron Corporation. As of January 3, 1998, Thermo Instrument and Thermo Electron owned a total of 12,710,770 shares of the Company's common stock, representing 83% of such stock outstanding, including 2,759,042 shares issuable to Thermo Instrument upon shareholder approval (Note 3).

    PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

    FISCAL YEAR

    The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1995, 1996, and 1997 are for the fiscal years ended December 30, 1995, December 28, 1996, and January 3, 1998, respectively. Fiscal year 1995 and 1996 each included 52 weeks; 1997 included 53 weeks.

    REVENUE RECOGNITION

    The Company recognizes product revenue upon shipment. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the accompanying balance sheet consists of unearned revenue on service contracts, which is recognized as revenue over the life of the service contract. Substantially all of the deferred revenue included in the accompanying 1997 balance sheet will be recognized within one year.

    SOFTWARE DEVELOPMENT COSTS

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established. The Company believes that, under its current process for developing software, the software is essentially completed concurrently with the establishment of technological feasibility. Accordingly, no software development costs have been capitalized.

    STOCK-BASED COMPENSATION PLANS

    The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

                           THERMOSPECTRA CORPORATION

    INCOME TAXES

    The Company and Thermo Instrument entered into a tax allocation agreement under which both the Company and Thermo Instrument were included in Thermo Electron's consolidated federal and certain state income tax returns. The agreement provided that, in years that the Company had taxable income, the Company would pay to Thermo Instrument amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. Subsequent to the Company's initial public offering in August 1995, Thermo Instrument's equity ownership of the Company was reduced below 80% and, as a result, the Company is required to file its own federal income tax returns. Subsequent to the issuance of 2,759,042 shares to Thermo Instrument (Note 3), the Company may be included in Thermo Electron's consolidated tax returns, provided that certain tax requirements are met.

    In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

    EARNINGS PER SHARE

    During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings per Share" (Note 13). As a result, all previously reported earnings per share have been restated, and the Company is required to report diluted earnings per share. However, basic earnings per share equals the Company's previously reported earnings per share for the 1995 and 1996 periods. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the exercise of stock options, as well as their related income tax effects.

    CASH AND CASH EQUIVALENTS

    At year-end 1996 and 1997, $11,858,000 and $14,311,000, respectively of the
Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, commercial paper, U.S. government-agency securities, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. At year-end 1996 and 1997, the Company's cash equivalents also included investments in short-term certificates of deposit at the Company's foreign operations, which have an original maturity of three months or less. Cash equivalents are carried at cost, which equals market value.

                           THERMOSPECTRA CORPORATION

    INVENTORIES

    Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Raw materials and supplies..............................................  $  12,047  $  16,850
Work in process.........................................................      6,941      7,096
Finished goods..........................................................      8,054     10,839
                                                                          ---------  ---------
                                                                          $  27,042  $  34,785
                                                                          ---------  ---------
                                                                          ---------  ---------

    PROPERTY, PLANT, AND EQUIPMENT

    The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 5 to 30 years; machinery and equipment, 2 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Land....................................................................  $   3,372  $   3,067
Buildings...............................................................      7,896      6,910
Machinery, equipment, and leasehold improvements........................     16,111     21,131
                                                                          ---------  ---------
                                                                             27,379     31,108
Less: Accumulated depreciation and amortization.........................      7,210     10,717
                                                                          ---------  ---------
                                                                          $  20,169  $  20,391
                                                                          ---------  ---------
                                                                          ---------  ---------

    PATENTS, TRADEMARKS, AND OTHER ASSETS

    Patents, trademarks, and other assets in the accompanying balance sheet includes the costs of acquired patents and trademarks that are amortized using the straight-line method over an estimated useful life of 3 to 20 years. These assets were $4,695,000 and $4,826,000, net of accumulated amortization of $1,473,000 and $2,135,000, at year-end 1996 and 1997, respectively.

    COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES

    The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $2,360,000 and $4,927,000 at year-end 1996 and 1997, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset. If impairment occurs, any excess of carrying value over fair value is recorded as a loss.

                           THERMOSPECTRA CORPORATION

    FOREIGN CURRENCY

    All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholders' investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

    FORWARD CONTRACTS

    The Company uses short-term forward foreign exchange contracts to manage exposures related to firm purchase and sale commitments that are denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge U.S. dollars, British pound sterling, Japanese yen, French francs, and German deutsche marks. Gains and losses arising from forward foreign exchange contracts are recorded as an offset to the gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INTERIM FINANCIAL STATEMENTS

    The financial statements as of July 4, 1998, and for the six-month periods ended June 28, 1997, and July 4, 1998, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the six-month period ended July 4, 1998, are not necessarily indicative of the results to be expected for the entire year.

2. AVAILABLE-FOR-SALE INVESTMENTS

    In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's marketable equity securities are considered available-for-sale investments and are carried at market value, with the difference between cost and market value recorded currently as a component of shareholders' investment titled "Unrealized gain on available-for-sale investments." As of January 3, 1998, available-for-sale investments represented common stock received in connection with the sale of its Linac business (Note
3).

3. ACQUISITIONS AND DISPOSITION

    In July 1997, the Company acquired Sierra Research and Technology Inc.
(SRT), a manufacturer of systems used for the rework and repair of printed circuit boards, for $7,638,000 in cash. The cost of this acquisition exceeded the estimated fair value of the net assets by $6,368,000. To partially finance the acquisition, the Company borrowed $5,000,000 from Thermo Electron (Note 8).

                           THERMOSPECTRA CORPORATION

    In March 1997, Thermo Instrument acquired approximately 95% of the outstanding shares of Life Sciences International PLC (LSI), a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of LSI capital stock. In July 1997, the Company agreed to acquire NESLAB Instruments, Inc. and its related sales and service entity, NESLAB Instruments Europa BV in the Netherlands, (collectively, NESLAB), a global supplier of temperature-control products and former LSI subsidiary, from Thermo Instrument for $76,222,000. The purchase price represents the sum of the net tangible book value of the business as of June 28, 1997, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on NESLAB's 1996 revenues relative to LSI's 1996 consolidated revenues.

    The purchase price consisted of 2,759,042 shares of Company common stock valued at $31,315,000 issuable to Thermo Instrument and the assumption of $44,907,000 of debt to Thermo Instrument, which was subsequently paid. Issuance of the common stock component of the purchase price will occur immediately after its listing upon the American Stock Exchange, which will require approval by the Company's shareholders. Because Thermo Instrument is the Company's majority shareholder and intends to vote its shares in favor of such listing, the approval is assured. To repay the debt assumed from Thermo Instrument, the Company borrowed $45,000,000 from Thermo Electron (Note 8).

    Because the Company and NESLAB were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements include the results of NESLAB from March 12, 1997, the date the business was acquired by Thermo Instrument, and the shares issuable to Thermo Instrument subject to shareholder vote have been deemed outstanding from that date for purposes of computing weighted average shares. The purchase price included $255,000 for the increase in net book value from the date the business was acquired by Thermo Instrument to June 28, 1997. This amount was recorded as a reduction in retained earnings. The cost of this acquisition exceeded the estimated fair value of the net assets by $57,774,000.

    In March 1997, the Company acquired Park Scientific Instruments Corporation
(PSI), a manufacturer of scanning-probe microscopes used in industry and academia to test and measure the topography and other surface properties of materials, for $16,702,000 in cash, including the repayment of $1,300,000 of bank debt. In addition, the Company assumed outstanding PSI stock options, which were converted into stock options that are exercisable into 144,941 shares of Company common stock at a weighted average exercise price of $3.07 per share, with an aggregate value of $1,693,000 as of the date of the merger agreement. The cost of this acquisition exceeded the estimated fair value of the net assets by $14,132,000. To partially finance the acquisition, the Company borrowed $10,000,000 from Thermo Electron (Note 8).

    In March 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc (Fisons), a wholly owned subsidiary of Rhone-Poulenc Rorer, Inc. Pursuant to an agreement executed in August 1996, the Company acquired Kevex Instruments and Kevex X-Ray (the Kevex businesses), which were formerly part of Fisons, from Thermo Instrument for $21,567,000 in cash. To partially finance the acquisition, the Company borrowed $15,000,000 from Thermo Electron (Note 8). The purchase price was determined based on the net book value of the Kevex businesses at March 29, 1996, and a pro rata allocation of Thermo Instrument's total cost in excess of the net assets of acquired companies recorded in connection with the acquisition of the Fisons businesses. Kevex Instruments is a manufacturer of X-ray microanalyzers and X-ray fluorescence instruments and Kevex X-Ray is a manufacturer of specialty X-ray sources.

    Because the Company and the Kevex businesses were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a

                           THERMOSPECTRA CORPORATION
manner similar to a pooling of interests. Accordingly, the Company's 1996 financial statements include the results of the Kevex businesses from March 29, 1996, the date these businesses were acquired by Thermo Instrument. The cost of this acquisition exceeded the estimated fair value of the net assets by $10,046,000. During 1996, the Company acquired two additional companies for an aggregate $900,000 in cash.

    In May 1995, the Company acquired Gould Instrument Systems, Inc. (GIS) for $25,758,000 in cash, which included the repayment of $6,000,000 of bank debt. In 1996, the Company recorded a $1,103,000 reduction in the purchase price of GIS (Note 4). To partially finance the acquisition of GIS, the Company borrowed $15,000,000 from Thermo Electron pursuant to a promissory note that was repaid in August 1995 with proceeds from the Company's initial public offering (Note
8). The cost of this acquisition exceeded the estimated fair value of the net assets by $9,438,000. GIS develops, manufactures, and sells data acquisition systems, oscillographic recorders, and digital storage oscilloscopes (DSOs) for industrial, medical, scientific, and government applications. During 1995, the Company acquired one additional company for $2,340,000 in cash.

    Except for the acquisitions of NESLAB and the Kevex businesses, the acquisitions described above have been accounted for using the purchase method of accounting and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for businesses acquired in 1997, is subject to adjustment. The Company has gathered no information that indicates the final allocation will differ materially from the preliminary estimates.

    Based on unaudited data, the following table presents selected financial information for the Company and the businesses acquired, on a pro forma basis, assuming that the Company, NESLAB, and PSI had been combined since the beginning of 1996 and the Company, the Kevex businesses, and GIS had been combined since the beginning of 1995. The effect of the acquisitions not included in the pro forma data was not material to the Company's results of operations or financial position.

                                                              1995        1996        1997
                                                           ----------  ----------  ----------
                                                             (IN THOUSANDS EXCEPT PER SHARE
                                                                        AMOUNTS)
Revenues.................................................  $  138,876  $  202,813  $  210,412
Net income...............................................       1,633       3,280       3,736
Earnings per share:
  Basic..................................................         .15         .22         .25
  Diluted................................................         .14         .21         .24

    The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of NESLAB and PSI been made at the beginning of 1996 or the acquisitions of the Kevex businesses and GIS been made at the beginning of 1995.

    In December 1997, the Company sold its Linac business to SteriGenics International, Inc. for $4,980,000 in cash and 109,607 shares of SteriGenics common stock valued at $2,056,000, resulting in a gain of $2,210,000. The Linac business is an electron beam radiation business that offers contract sterilization services.

                           THERMOSPECTRA CORPORATION

4. OTHER NONRECURRING EXPENSE, NET

    In 1997, the Company's GIS subsidiary incurred a $953,000 restructuring charge, related primarily to severance costs for 40 employees terminated during the year. Other accrued expenses in the accompanying balance sheet includes a remaining reserve of $244,000 associated with these actions.

    In 1996, the Company's GIS subsidiary commenced a $1,038,000 restructuring plan, which included the termination of approximately 40 employees.

    In 1996, the Company finalized negotiations in connection with amounts claimed for the discontinuance of the Acqulab product line, which was sold to the Company as part of the purchase of GIS. Of the $1,970,000 settlement received, $1,103,000 related to a reduction of the purchase price principally for the unrealized earning potential of the Acqulab product line, resulting in a reduction of "Cost in excess of net assets of acquired companies" in the accompanying 1996 balance sheet. The remaining $867,000 related to a reimbursement of expenses incurred subsequent to the acquisition of GIS for the ongoing development of Acqulab.

    The $867,000 reimbursement and the $1,038,000 restructuring charge were recorded as "Other nonrecurring expense, net" in the accompanying 1996 statement of income.

5. EMPLOYEE BENEFIT PLANS

    STOCK-BASED COMPENSATION PLANS

    Stock Option Plans

    The Company has stock-based compensation plans for its key employees, directors, and others, which permit the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under these plans. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five- to ten-year period, depending on the term of the option, which generally ranges from seven to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's common stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan have the same general terms as options granted under the stock-based compensation plans described above, except that the restrictions and repurchase rights generally lapse ratably over a four-year period and the option term is five years. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron and Thermo Instrument.

                           THERMOSPECTRA CORPORATION

    A summary of the Company's stock option activity is as follows:

                                                         1995             1996              1997
                                                    ---------------  ---------------  -----------------
                                                           WEIGHTED         WEIGHTED           WEIGHTED
                                                    NUMBER AVERAGE   NUMBER AVERAGE   NUMBER   AVERAGE
                                                     OF    EXERCISE   OF    EXERCISE    OF     EXERCISE
                                                    SHARES  PRICE    SHARES  PRICE    SHARES    PRICE
                                                    -----  --------  -----  --------  -------  --------

                                                                   (SHARES IN THOUSANDS)
 Options outstanding, beginning of year............  578    $10.00    862    $11.32      971    $12.10
     Issued upon acquisition of PSI................  --      --       --      --         145      3.07
     Granted.......................................  315     13.68    183     15.26      374     10.46
     Exercised.....................................  --      --        (8)    10.00     (105)     4.20
     Forfeited.....................................  (31)    10.75    (66)    10.89     (129)    12.02
                                                    -----            -----            -------
 Options outstanding, end of year..................  862    $11.32    971    $12.10    1,256    $11.23
                                                    -----  --------  -----  --------  -------  --------
                                                    -----  --------  -----  --------  -------  --------
 Options exercisable...............................  862    $11.32    971    $12.10    1,238    $11.35
                                                    -----  --------  -----  --------  -------  --------
                                                    -----  --------  -----  --------  -------  --------
 Options available for grant.......................  238              121                172
                                                    -----            -----            -------
                                                    -----            -----            -------

    A summary of the status of the Company's stock options at January 3, 1998, is as follows:

                                                                                       OPTIONS OUTSTANDING
                                                                            ------------------------------------------
                                                                                                            WEIGHTED
                                                                                         WEIGHTED AVERAGE    AVERAGE
RANGE OF                                                                      NUMBER        REMAINING       EXERCISE
EXERCISE PRICES                                                              OF SHARES   CONTRACTUAL LIFE     PRICE
--------------------------------------------------------------------------  -----------  ----------------  -----------

                                                                                      (SHARES IN THOUSANDS)
$2.55-$6.20...............................................................          56   6.9 years          $    3.31
6.21-9.85.................................................................         188   7.8 years               9.53
9.86-13.50................................................................         604   7.4 years              10.24
13.51-17.15...............................................................         408   7.3 years              14.58
                                                                                 -----
$2.55-$17.15..............................................................       1,256   7.4 years          $   11.23
                                                                                 -----
                                                                                 -----

    The information disclosed above for options outstanding at January 3, 1998, does not differ materially for options exercisable.

    Employee Stock Purchase Program

    Effective November 1, 1996, substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron, under which employees can purchase shares of the Company's and Thermo Electron's common stock. Prior to November 1, 1996, the program was sponsored by Thermo Instrument and Thermo Electron. Under this program, the applicable shares of common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During 1997, the Company issued 9,852 shares of its common stock under this program.

                           THERMOSPECTRA CORPORATION

    PRO FORMA STOCK-BASED COMPENSATION EXPENSE

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted in 1995, 1996, and 1997 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

                                                              1995        1996        1997
                                                           ----------  ----------  ----------
                                                             (IN THOUSANDS EXCEPT PER SHARE
                                                                        AMOUNTS)
Net income:
  As reported............................................      $4,594      $6,617      $5,848
  Pro forma..............................................       4,475       6,277       5,343
Basic earnings per share:
  As reported............................................         .41         .53         .40
  Pro forma..............................................         .40         .50         .36
Diluted earnings per share:
  As reported............................................         .40         .53         .39
  Pro forma..............................................         .39         .50         .36

    Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

    The weighted average fair value per share of options granted was $5.93, $5.80, and $3.74 in 1995, 1996, and 1997, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              1995        1996        1997
                                                           ----------  ----------  ----------
Volatility...............................................         26%         26%         28%
Risk-free interest rate..................................        6.4%        6.6%        5.9%
Expected life of options.................................   6.7 years   5.4 years   5.0 years

    The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                           THERMOSPECTRA CORPORATION

    401(K) SAVINGS PLANS

    Substantially all of the Company's full-time U.S. employees are eligible to participate in a 401(k) savings plan. Contributions to the 401(k) savings plans are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $493,000, $689,000, and $1,427,000 in 1995, 1996, and 1997, respectively.

6. INCOME TAXES

    The components of income before provision for income taxes are as follows:

                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Domestic......................................................  $   5,835  $   8,969  $  10,719
Foreign.......................................................      2,071      1,918       (319)
                                                                ---------  ---------  ---------
                                                                $   7,906  $  10,887  $  10,400
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The components of the provision for income taxes are as follows:

                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Currently payable:
  Federal.....................................................  $   1,651  $   3,427  $   3,834
  State.......................................................        349        774        600
  Foreign.....................................................      1,237        865        158
                                                                ---------  ---------  ---------
                                                                    3,237      5,066      4,592
                                                                ---------  ---------  ---------
Net deferred (prepaid):
  Federal.....................................................        125       (608)      (112)
  State.......................................................         27       (129)       (24)
  Foreign.....................................................        (77)       (59)        96
                                                                ---------  ---------  ---------
                                                                       75       (796)       (40)
                                                                ---------  ---------  ---------
                                                                $   3,312  $   4,270  $   4,552
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The provision for income taxes that is currently payable does not reflect $1,024,000 of tax benefits used to reduce cost in excess of net assets of acquired companies in 1996. In addition, the Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $89,000, $382,000, and $304,000 of such benefits that have been allocated to capital in excess of par value in 1995, 1996, and 1997, respectively.

                           THERMOSPECTRA CORPORATION

    The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Provision for income taxes at statutory rate.....................  $   2,688  $   3,702  $   3,536
Increases (decreases) resulting from:
  State income taxes, net of federal tax.........................        248        426        380
  Net foreign losses not benefited and tax rate differential.....        456        154        362
  Tax benefit of foreign sales corporation.......................       (201)      (268)      (295)
  Amortization of cost in excess of net assets of acquired
    companies....................................................        155        146        685
  Other, net.....................................................        (34)       110       (116)
                                                                   ---------  ---------  ---------
                                                                   $   3,312  $   4,270  $   4,552
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Prepaid income taxes:
  Tax loss carryforwards................................................  $   9,334  $   9,052
  Reserves and accruals.................................................      3,726      3,800
  Inventory basis difference............................................      1,983      3,185
  Allowance for doubtful accounts.......................................        222        352
                                                                          ---------  ---------
                                                                             15,265     16,389
  Less:Valuation allowance..............................................      9,334      9,052
                                                                          ---------  ---------
                                                                          $   5,931  $   7,337
                                                                          ---------  ---------
                                                                          ---------  ---------
Deferred income taxes:
  Intangible assets.....................................................  $     176  $     333
  Other.................................................................         92         23
                                                                          ---------  ---------
                                                                          $     268  $     356
                                                                          ---------  ---------
                                                                          ---------  ---------

    At year-end 1997, the Company had foreign and federal tax loss carryforwards of $21,905,000 and $6,088,000, respectively. The valuation allowance relates to uncertainty surrounding the realization of the tax loss carryforwards, for which realization is limited to the future income of certain subsidiaries. The federal tax loss carryforwards expire in the years 2008 through 2010. The foreign tax loss carryforwards do not expire. Any resulting benefit from the loss carryforwards will first be used to reduce "Cost in excess of net assets of acquired companies," with any remaining benefit used to reduce other acquired intangible assets.

    A provision has not been made for U.S. or additional foreign taxes on $4,239,000 of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas.

                           THERMOSPECTRA CORPORATION

7. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $2,066,000, $2,818,000, and $2,171,000 in 1995, 1996, and 1997, respectively, net of sublease income of $185,000 and $893,000 in 1996 and 1997, respectively. Future minimum payments due under noncancelable operating leases at January 3, 1998, were $2,611,000 in 1998; $2,172,000 in 1999; $1,851,000 in 2000; $1,382,000 in 2001; $1,067,000 in
2002; and $2,473,000 in 2003 and thereafter. Total future minimum lease payments are $11,556,000 and have not been reduced by minimum sublease rental income of $2,248,000 due through 2001 under noncancelable operating subleases. See Note 8 for office and manufacturing space leased from related parties.

    CONTINGENCIES

    The Company has received correspondence alleging that certain of its products infringe patents owned by third parties, though no lawsuits have been filed. The Company does not believe that its products infringe the intellectual property rights of these parties; however, given the inherent uncertainty of dispute resolution, there can be no assurance that the outcome of any such lawsuit, if filed, would not result in a material adverse effect on the Company's results of operations or financial position.

8. RELATED-PARTY TRANSACTIONS

    CORPORATE SERVICES AGREEMENT

    The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company paid Thermo Electron annually an amount equal to 1.2% of the Company's revenues in 1995 and 1.0% of the Company's revenues in 1996 and 1997. For these services, the Company was charged $1,101,000, $1,232,000, and $1,989,000 in 1995, 1996, and 1997, respectively. Beginning in 1998, the Company will pay an annual fee equal to 0.8% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

    OPERATING LEASES

    In addition to the operating leases discussed in Note 7, the Company leases certain office and manufacturing space from Nicolet Instrument Corporation (Nicolet), a wholly owned subsidiary of Thermo Optek Corporation, and Shandon Inc., a wholly owned subsidiary of Thermo Instrument. The accompanying statement of income includes expenses from these operating leases of $218,000, $208,000, and $602,000 in 1995, 1996, and 1997, respectively. The lease with Nicolet is effective until December 31,

                           THERMOSPECTRA CORPORATION

1998, but may be terminated by the Company upon 90 days' prior notice to Nicolet, and the lease with Shandon expires in September 2000. At January 3, 1998, future minimum payments due under these leases are $884,000 in 1998, $675,000 in 1999, and $506,000 in 2000. Total future minimum lease payments under these leases are $2,065,000.

    OTHER RELATED-PARTY TRANSACTIONS

    The Company purchases and sells products and services in the ordinary course of business with other companies affiliated with Thermo Electron. Sales of products to such affiliated companies totaled $118,000, $240,000, and $825,000 in 1995, 1996, and 1997, respectively. Purchases of products and services from such affiliated companies totaled $1,090,000, $1,310,000, and $2,226,000 in 1995, 1996, and 1997, respectively.

    REPURCHASE AGREEMENT

    The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

    SHORT- AND LONG-TERM OBLIGATIONS

    The accompanying balance sheet includes the following amounts borrowed from Thermo Instrument and Thermo Electron to finance the acquisitions of certain companies (Note 3):

                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Promissory notes to Thermo Electron, due:
  August 1998...........................................................  $  15,000  $  15,000
  March 1999............................................................     --         10,000
  July 1999.............................................................     --         45,000
  July 1999.............................................................     --          5,000
Promissory note to Thermo Instrument, due September 2001................      7,300      7,300
                                                                          ---------  ---------
                                                                          $  22,300  $  82,300
                                                                          ---------  ---------
                                                                          ---------  ---------

    These notes bear interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The interest rate for the notes outstanding at year-end 1997 and 1996 was 5.76% and 5.77%, respectively. In addition, in connection with the May 1995 acquisition of GIS, the Company borrowed $15,000,000 from Thermo Electron pursuant to a promissory note that was repaid in August 1995 with proceeds from the Company's initial public offering (Note 10).

9. NOTE PAYABLE

    Note payable in the accompanying 1996 balance sheet represents borrowings under a 1.2 million British pounds sterling line of credit facility. The interest rate for this line of credit was 7.0% and 8.0% at December 28, 1996, and January 3, 1998, respectively. Unused amounts available under this and other lines of credit available to the Company's foreign subsidiaries were $3,249,000 as of January 3, 1998.

                           THERMOSPECTRA CORPORATION

10. COMMON STOCK

    In 1995, the Company sold 1,725,000 shares of its common stock in its initial public offering at $14.00 per share for net proceeds of $21,858,000, and the Company sold an additional 202,000 shares of its common stock in a private placement at $15.72 per share for net proceeds of $3,022,000.

    At January 3, 1998, the Company had reserved 1,594,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, available-for-sale investments, accounts receivable, note payable to Thermo Electron, note payable, accounts payable, due to affiliated companies, long-term obligations due to Thermo Electron and Thermo Instrument, and forward foreign exchange contracts. The Company's long-term obligations (Note 8) bear interest at a variable market rate and therefore the carrying amounts approximate fair value. The carrying amounts of the Company's remaining financial instruments, with the exception of available-for-sale investments and forward foreign exchange contracts, approximate fair value due to their short-term nature.

    Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices (Note 2).

    The Company has forward foreign exchange contracts of $2,185,000 and $2,041,000 outstanding at year-end 1996 and 1997, respectively. The fair value of the Company's forward foreign exchange contracts receivable was $138,000 and $3,000 at year-end 1996 and 1997, respectively. The fair value of such contracts is the estimated amount that the Company would receive upon termination of the contracts, taking into account the change in foreign exchange rates.

                           THERMOSPECTRA CORPORATION

12. GEOGRAPHICAL INFORMATION

    The Company is engaged in one business segment: developing, manufacturing, and marketing imaging and inspection, temperature-control, and test and measurement instruments. The following table shows data for the Company by geographical area:

                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
                                                                                         (IN THOUSANDS)
Revenues:
  United States..............................................................  $   63,675  $   94,493  $  176,717
  Germany....................................................................      12,952      14,673      12,217
  England....................................................................      12,759      14,260      12,546
  Other Europe...............................................................      14,545      13,698      17,930
  Other......................................................................       3,609       5,593       7,463
  Transfers among geographical areas (a).....................................     (15,826)    (19,518)    (27,973)
                                                                               ----------  ----------  ----------
                                                                               $   91,714  $  123,199  $  198,900
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Income before provision for income taxes:
  United States (b)..........................................................  $    5,586  $    9,072  $   15,106
  Germany....................................................................         975         867         (13)
  England....................................................................         (70)        253        (406)
  Other Europe...............................................................       1,297         697         128
  Other......................................................................           5        (164)       (890)
                                                                               ----------  ----------  ----------
  Total operating income.....................................................       7,793      10,725      13,925
  Interest income (expense), net.............................................         113         162      (3,525)
                                                                               ----------  ----------  ----------
                                                                               $    7,906  $   10,887  $   10,400
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Identifiable assets:
  United States..............................................................  $   89,951  $  121,891  $  220,590
  Germany....................................................................       8,881       8,968       7,118
  England....................................................................       9,707       9,142       7,207
  Other Europe...............................................................      13,060      10,210      13,902
  Other......................................................................       1,318       2,274       4,580
                                                                               ----------  ----------  ----------
                                                                               $  122,917  $  152,485  $  253,397
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Export revenues included in United States revenues above (c):
  Asia.......................................................................  $    8,195  $   19,102  $   28,304
  Europe.....................................................................      13,003      13,300      25,093
  Other......................................................................       5,400       4,070       6,036
                                                                               ----------  ----------  ----------
                                                                               $   26,598  $   36,472  $   59,433
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

------------------------

(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.

(b) Includes corporate general and administrative expenses.

(c) In general, export sales are denominated in U.S. dollars.

                           THERMOSPECTRA CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

13. EARNINGS PER SHARE

    Basic and diluted earnings per share were calculated as follows:

                                                                                      SIX MONTHS ENDED
                                                                                    JUNE 28,    JULY 4,
                                                     1995       1996       1997       1997       1998
                                                   ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                        (UNAUDITED)
BASIC
Net income.......................................  $   4,594  $   6,617  $   5,848  $   2,525  $   3,560
                                                   ---------  ---------  ---------  ---------  ---------
Weighted average shares..........................     11,229     12,437     12,488     12,454     12,563
Shares issuable for acquisition of NESLAB........     --         --          2,206      1,652      2,759
                                                   ---------  ---------  ---------  ---------  ---------
Weighted average shares, as adjusted.............     11,229     12,437     14,694     14,106     15,322
                                                   ---------  ---------  ---------  ---------  ---------
Basic earnings per share.........................  $     .41  $     .53  $     .40  $     .18  $     .23
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
DILUTED
Net income.......................................  $   4,594  $   6,617  $   5,848  $   2,525  $   3,560
                                                   ---------  ---------  ---------  ---------  ---------
Basic weighted average shares....................     11,229     12,437     14,694     14,106     15,322
Effect of stock options..........................        127        133        112        157         22
                                                   ---------  ---------  ---------  ---------  ---------
Weighted average shares, as adjusted.............     11,356     12,570     14,806     14,263     15,344
                                                   ---------  ---------  ---------  ---------  ---------
Diluted earnings per share.......................  $     .40  $     .53  $     .39  $     .18  $     .23
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

    The computation of diluted earnings per share for 1996 and 1997 excludes the effect of assuming the exercise of certain outstanding stock options because the effect would be antidilutive. As of January 3, 1998, there were 410,400 of such options outstanding, with exercise prices ranging from $13.78 to $17.15 per share.

14. UNAUDITED QUARTERLY INFORMATION

1996                                                                     FIRST     SECOND(A)     THIRD      FOURTH
---------------------------------------------------------------------  ---------  -----------  ---------  -----------
                                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues.............................................................  $  26,927   $  31,281   $  30,329   $  34,662
Gross profit.........................................................     12,788      15,080      15,092      17,339
Net income...........................................................      1,436       1,562       1,690       1,929
Earnings per share:
  Basic..............................................................        .12         .13         .14         .16
  Diluted............................................................        .11         .12         .13         .15

1997                                                                   FIRST(B)     SECOND       THIRD     FOURTH(C)
---------------------------------------------------------------------  ---------  -----------  ---------  -----------
Revenues.............................................................  $  37,177   $  49,692   $  52,271   $  59,760
Gross profit.........................................................     16,275      21,702      20,249      24,927
Net income...........................................................      1,188       1,337         705       2,618
Basic and diluted earnings per share.................................        .09         .09         .05         .17

------------------------

(a) Reflects the March 1996 acquisition of Kevex Instruments and Kevex X-Ray.

                           THERMOSPECTRA CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

(b) Reflects the March 1997 acquisitions of NESLAB and PSI.

(c) Reflects a $2,210,000 gain from the sale of the Company's Linac business.

15. SUBSEQUENT EVENT

    On August 12, 1998, Thermo Electron announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. As part of this reorganization, Thermo Electron announced that the Company may be taken private and become a wholly owned subsidiary of Thermo Instrument. Shareholders of the Company would receive cash or shares of the common stock, $.10 par value per share, of Thermo Instrument in exchange for their shares of the Company's common stock. The completion of this transaction is subject to numerous conditions, including the establishment of prices or exchange ratios; confirmation of anticipated tax consequences; the approval of the Board of Directors of Thermo Instrument; the negotiation and execution of a definitive merger agreement; the receipt of a fairness opinion from an investment banking firm that the transaction is fair to the Company's shareholders (other than Thermo Instrument and Thermo Electron) from a financial point of view; the approval of the Company's Board of Directors, including its independent directors; and clearance by the Securities and Exchange Commission of any necessary documents regarding the proposed transaction.

                          INDEPENDENT AUDITOR'S REPORT

To  NESLAB Instruments, Inc. and NESLAB Instruments Europa B.V.
    (the NESLAB businesses):

    We have audited the accompanying combined balance sheet of the NESLAB businesses as of December 31, 1995 and 1996, and the related combined statements of income, shareholder's investment, and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the NESLAB businesses at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Boston, Massachusetts
February 4, 1997, except as to Note 7,
which is as of July 30, 1997

          NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.

                             COMBINED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1995       1996
                                                                                              ---------  ---------
                                                ASSETS
Current Assets:
  Cash......................................................................................  $     798  $   2,103
  Accounts receivable, less allowances of $146 and $178.....................................     10,556      8,839
  Accounts receivable, affiliates...........................................................      5,379      9,775
  Inventories...............................................................................      8,027      8,957
  Other current assets (Note 4).............................................................      1,218      1,491
                                                                                              ---------  ---------
                                                                                                 25,978     31,165
                                                                                              ---------  ---------
Property and Equipment, Net.................................................................      3,560      4,755
                                                                                              ---------  ---------
Notes Receivable, Due From Affiliates (Note 5)..............................................      5,602      3,350
                                                                                              ---------  ---------
Intangible Assets...........................................................................     27,759     26,604
                                                                                              ---------  ---------
                                                                                              $  62,899  $  65,874
                                                                                              ---------  ---------
                                                                                              ---------  ---------
                               LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities:
  Accounts payable..........................................................................  $   2,197  $   2,001
  Accounts payable, affiliates..............................................................      9,066     13,314
  Accrued payroll and employee benefits.....................................................      2,237      1,546
  Accrued warranty expenses.................................................................        201        509
  Income taxes payable......................................................................        864         56
  Accrued interest expense..................................................................        502         11
  Other accrued expenses....................................................................        342        747
                                                                                              ---------  ---------
                                                                                                 15,409     18,184
                                                                                              ---------  ---------
Deferred Income Taxes (Note 4)..............................................................        103        233
                                                                                              ---------  ---------
Long-term Notes Payable, Due to Affiliates (Note 5).........................................     44,580     44,580
                                                                                              ---------  ---------
Commitments (Notes 3 and 5)

Shareholder's Investment:
  Common stock NESLAB Instruments, Inc., no par value, 300 shares authorized, 100 shares
    issued and outstanding..................................................................      1,000      1,000
  Common stock NESLAB Instruments Europa B.V., 400 shares issued and outstanding............         20         20
  Retained earnings.........................................................................      1,703      1,769
  Cumulative translation adjustment.........................................................         84         88
                                                                                              ---------  ---------
                                                                                                  2,807      2,877
                                                                                              ---------  ---------
                                                                                              $  62,899  $  65,874
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    The accompanying notes are an integral part of these combined financial statements.

          NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.

                          COMBINED STATEMENT OF INCOME

                                 (IN THOUSANDS)

                                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1994       1995       1996
                                                                                   ---------  ---------  ---------
Revenues (Notes 5 and 6).........................................................  $  37,238  $  55,451  $  61,032
                                                                                   ---------  ---------  ---------
Costs and Operating Expenses:
  Cost of revenues (Note 5)......................................................     21,682     35,249     41,657
  Selling, general, and administrative expenses (Note 5).........................     10,128     11,252     12,018
  Research and development expenses..............................................      2,118      3,003      4,151
                                                                                   ---------  ---------  ---------
                                                                                      33,928     49,504     57,826
                                                                                   ---------  ---------  ---------
Operating Income.................................................................      3,310      5,947      3,206
Interest Income..................................................................        298        317        311
Interest Expense, Related Party..................................................     (2,801)    (2,968)    (2,871)
                                                                                   ---------  ---------  ---------
Income Before Provision for Income Taxes.........................................        807      3,296        646
Provision for Income Taxes (Note 4)..............................................        637      1,663        580
                                                                                   ---------  ---------  ---------
Net Income.......................................................................  $     170  $   1,633  $      66
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The accompanying notes are an integral part of these combined financial statements.

          NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                          FOR THE YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1994       1995       1996
                                                                                    ---------  ---------  ---------
OPERATING ACTIVITIES:
Net Income........................................................................  $     170  $   1,633  $      66
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation....................................................................        690        809        887
  Amortization....................................................................      2,822      1,989      1,155
  Provision for losses on accounts receivable.....................................          1         36         62
  Deferred income tax expense.....................................................         75         28        130
  Provision for warranty costs....................................................     --         --            325
  Provision for inventory obsolescence............................................         50     --            200
  Loss on sale of property and equipment..........................................     --         --              5
  Changes in current accounts:
    Accounts receivable...........................................................     (1,143)    (4,387)     1,655
    Accounts receivable, affiliates...............................................     (2,241)      (617)    (4,396)
    Inventories...................................................................     (1,382)    (2,351)    (1,130)
    Other assets..................................................................       (149)      (816)      (274)
    Accounts payable..............................................................        159        516       (196)
    Accounts payable, affiliates..................................................      1,160      2,146      4,248
    Other current liabilities.....................................................        719      1,467     (1,601)
                                                                                    ---------  ---------  ---------
Net cash provided by operating activities.........................................        931        453      1,136
                                                                                    ---------  ---------  ---------

INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................     (1,022)    (1,973)    (2,113)
  Disposals of property and equipment.............................................     --         --             26
                                                                                    ---------  ---------  ---------
Net cash used in investing activities.............................................     (1,022)    (1,973)    (2,087)
                                                                                    ---------  ---------  ---------

FINANCING ACTIVITIES:
  Notes payable, affiliates.......................................................     --          3,000     --
  Notes receivable, affiliates....................................................       (258)    (1,654)     2,252
                                                                                    ---------  ---------  ---------
Net cash provided by (used in) financing activities...............................       (258)     1,346      2,252
                                                                                    ---------  ---------  ---------
Effect of exchange rate changes on cash...........................................         23         11          4
                                                                                    ---------  ---------  ---------
Increase (Decrease) in Cash.......................................................       (326)      (163)     1,305
Cash at Beginning of Year.........................................................      1,287        961        798
                                                                                    ---------  ---------  ---------
Cash at End of Year...............................................................  $     961  $     798  $   2,103
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

CASH PAID FOR:
  Interest........................................................................  $   2,655  $   2,632  $   3,414
  Income taxes....................................................................  $     174  $   1,230  $   1,442

NONCASH INVESTING ACTIVITY:
  Transfer of property and equipment to affiliate.................................  $     240  $  --      $  --
  Issuance of note receivable from affiliate for transferred property and
    equipment.....................................................................  $    (240) $  --      $  --

    The accompanying notes are an integral part of these combined financial statements.

          NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.

                 COMBINED STATEMENT OF SHAREHOLDER'S INVESTMENT

                                 (IN THOUSANDS)

                                                                                             FOR THE YEAR ENDED
                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
COMMON STOCK NESLAB INSTRUMENTS, INC.................................................  $   1,000  $   1,000  $   1,000
                                                                                       ---------  ---------  ---------
COMMON STOCK NESLAB INSTRUMENTS EUROPA B.V...........................................         20         20         20
                                                                                       ---------  ---------  ---------
RETAINED EARNINGS
  Balance at beginning of year.......................................................       (100)        70      1,703
  Net income.........................................................................        170      1,633         66
                                                                                       ---------  ---------  ---------
  Balance at end of year.............................................................         70      1,703      1,769
                                                                                       ---------  ---------  ---------
CUMULATIVE TRANSLATION ADJUSTMENT
  Balance at beginning of year.......................................................         50         73         84
  Translation adjustment.............................................................         23         11          4
                                                                                       ---------  ---------  ---------
  Balance at end of year.............................................................         73         84         88
                                                                                       ---------  ---------  ---------
TOTAL SHAREHOLDER'S INVESTMENT.......................................................  $   1,163  $   2,807  $   2,877
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The accompanying notes are an integral part of these combined financial statements.

          NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

    The accompanying combined financial statements include the accounts of NESLAB Instruments, Inc. and NESLAB Instruments Europa B.V. (the NESLAB businesses). NESLAB Instruments, Inc. manufactures and markets precision temperature control liquid systems for analytical, laboratory, industrial research and development, laser, and semiconductor applications. NESLAB Instruments Europa B.V. markets and distributes the Company's products in Europe.

    The NESLAB businesses were wholly owned subsidiaries of Life Sciences International, PLC (Life Sciences) through March 12, 1997 (Note 7).

    PRINCIPLES OF COMBINATION

    The accompanying combined financial statements include the accounts of the NESLAB businesses. All material intercompany accounts and transactions have been eliminated.

    REVENUE RECOGNITION

    The NESLAB businesses recognize product revenue upon shipment. The NESLAB businesses maintain a reserve for the estimate of warranty costs.

    INCOME TAXES

    The NESLAB businesses' operations are included in groups that file consolidated or combined income tax returns with other Life Sciences operations. Life Sciences' intercompany tax allocation policy has been based on the income taxes calculated on a separate return basis for each subsidiary.

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the NESLAB businesses recognize deferred income taxes based upon the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected on the tax returns.

    INVENTORIES

    Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and includes materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                                               1995       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Raw materials and supplies.................................................  $   4,958  $   4,440
Work in process............................................................      1,367      1,710
Finished goods.............................................................      1,702      2,807
                                                                             ---------  ---------
                                                                             $   8,027  $   8,957
                                                                             ---------  ---------
                                                                             ---------  ---------

          NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.

    PROPERTY AND EQUIPMENT

    The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Effective January 1, 1995, the NESLAB businesses changed the estimated useful lives of property and equipment as follows: machinery and equipment increased from 5 to 10 years, computer equipment decreased from 5 to 3 years, and leasehold improvements increased from 10 to 40 years, or the life of the asset, if shorter. The effect of the change was a reduction in depreciation expense of $176,000 in 1995. The NESLAB businesses provide for depreciation using the straight-line method over the estimated useful lives of the property as follows: machinery and equipment, 5 to 10 years; leasehold improvements, 40 years; and furniture and fixtures, 3 to 5 years. Property and equipment consist of the following:

                                                                               1995       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Machinery and equipment....................................................  $   4,033  $   5,408
Furniture and fixtures.....................................................      2,605      3,070
Leasehold improvements.....................................................        661        884
                                                                             ---------  ---------
                                                                                 7,299      9,362
Less: Accumulated depreciation.............................................      3,739      4,607
                                                                             ---------  ---------
                                                                             $   3,560  $   4,755
                                                                             ---------  ---------
                                                                             ---------  ---------

    INTANGIBLE ASSETS

    The excess of cost over the fair value of net assets of acquired company represents the effect of push-down accounting whereby NESLAB Instruments, Inc. recorded in its financial statements certain assets associated with the purchase in 1991 of NESLAB Instruments, Inc. by Life Sciences. These certain assets comprise the following:

                                                                            1995       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Customer list...........................................................  $  25,000  $  25,000
Goodwill................................................................      7,959      7,959
                                                                          ---------  ---------
                                                                             32,959     32,959
Less: Accumulated amortization..........................................      5,200      6,355
                                                                          ---------  ---------
                                                                          $  27,759  $  26,604
                                                                          ---------  ---------
                                                                          ---------  ---------

    The customer list and goodwill are being amortized using the straight-line method over 40 years and 15 years, respectively. The customer list was valued based upon an independent appraisal at the time of the acquisition in 1991. The NESLAB businesses assess the future useful life of these assets whenever events or changes in circumstances indicate that the current useful life has diminished. The NESLAB businesses consider the future undiscounted cash flows for the acquired businesses in assessing the recoverability of these assets. If impairment occurs, any excess of carrying value over fair value is recorded as a loss.

    FOREIGN CURRENCY

    All assets and liabilities of NESLAB Instruments Europa B.V. are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a

          NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.

separate component of shareholder's investment titled "Cumulative translation adjustment." Foreign currency translation gains and losses are included in the accompanying combined statement of income and are not material for the three years presented.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The NESLAB businesses' financial instruments consist mainly of cash, receivables, accounts payable, and accrued expenses. The carrying amounts of the NESLAB businesses' cash, receivables, accounts payable, and accrued expenses approximate their fair value due to the short-term nature of these instruments.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. EMPLOYEE BENEFIT PLANS

    Substantially all of NESLAB Instruments, Inc.'s full-time employees are eligible to participate in a 401(k) savings plan sponsored by NESLAB Instruments, Inc. Contributions to the 401(k) savings plan are made by both the employee and NESLAB Instruments, Inc. NESLAB Instruments, Inc.'s. contributions are based upon the level of employee contributions. In connection with this plan, NESLAB Instruments, Inc. contributed and charged to expense $307,000, $382,000, and $540,000 in 1994, 1995, and 1996, respectively.

3. COMMITMENTS

    The NESLAB businesses lease office and operating facilities under various operating lease arrangements. The accompanying combined statement of income includes expenses from operating leases of $307,000, $335,000, and $343,000 in 1994, 1995, and 1996, respectively. Future minimum lease payments under noncancellable operating leases at December 31, 1996, are $304,000 in 1997; $293,000 in 1998; $243,000 in 1999; $236,000 in 2000; $182,000 in 2001; and
$424,000 in 2002 and thereafter. The NESLAB businesses also have an operating lease arrangement with a related party as discussed in Note 5.

4. INCOME TAXES

    The components of income before provision for income taxes are as follows:

                                                                      1994       1995       1996
                                                                    ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Domestic..........................................................  $     974  $   3,265  $     572
Foreign...........................................................       (167)        31         74
                                                                    ---------  ---------  ---------
                                                                    $     807  $   3,296  $     646
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

          NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.

    The components of the provision for income taxes are as follows:

                                                                      1994       1995       1996
                                                                    ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Current tax expense:
  Federal.........................................................  $     544  $   1,559  $     346
  Foreign.........................................................        (58)        11         26
  State...........................................................        132        369         83
                                                                    ---------  ---------  ---------
                                                                          618      1,939        455
                                                                    ---------  ---------  ---------
Deferred (prepaid) tax expense:
  Federal.........................................................         16       (223)       101
  State...........................................................          3        (53)        24
                                                                    ---------  ---------  ---------
                                                                           19       (276)       125
                                                                    ---------  ---------  ---------
                                                                    $     637  $   1,663  $     580
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    The provision for income taxes differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes due to the following:

                                                                      1994       1995       1996
                                                                    ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Income tax provision at statutory rate............................  $     282  $   1,154  $     226
Increases resulting from:
  State income taxes, net of federal tax..........................         87        205         70
  Amortization of cost in excess of net assets of acquired
    company.......................................................        259        259        259
  Nondeductible expenses..........................................          9         45         25
                                                                    ---------  ---------  ---------
                                                                    $     637  $   1,663  $     580
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    Prepaid income taxes and deferred income taxes in the accompanying combined balance sheet consist of the following:

                                                                                1995       1996
                                                                              ---------  ---------
                                                                                 (IN THOUSANDS)
Depreciation................................................................  $     178  $     371
Deferred compensation.......................................................        (75)      (138)
                                                                              ---------  ---------
      Total long-term deferred tax liability................................  $     103  $     233
                                                                              ---------  ---------
                                                                              ---------  ---------

Other reserves and accruals.................................................  $     254  $     173
Inventory basis difference..................................................         38        130
Accrued compensation........................................................         96        116
Other, net..................................................................         (1)       (26)
                                                                              ---------  ---------
      Total current deferred tax asset......................................  $     387  $     393
                                                                              ---------  ---------
                                                                              ---------  ---------

          NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.

5. RELATED-PARTY TRANSACTIONS

    OPERATING LEASES

    NESLAB Instruments, Inc. leases certain office and manufacturing space from Shandon, Inc., a Life Sciences affiliated company, on an as-needed basis. The accompanying combined statement of income includes expenses from this operating lease of $445,000, $614,000, and $723,000 in 1994, 1995, and 1996, respectively.

    OTHER RELATED-PARTY TRANSACTIONS

    The NESLAB businesses purchase and sell products and services in the ordinary course of business with other Life Sciences businesses. Sales of products to such affiliated companies totaled $2,300,000, $4,092,000, and $4,489,000 in 1994, 1995, and 1996, respectively. Purchases of products and services from such affiliated companies totaled $509,000, $1,177,000, and $4,304,000 in 1994, 1995, and 1996, respectively.

    NESLAB Instruments, Inc. pays Life Sciences annual management fees in return for certain administrative services, including risk management, certain employee benefit administration, tax advice and preparation of tax returns, and certain financial and other services. The accompanying combined statement of income includes such management fees of $269,000, $264,000, and $380,000 in 1994, 1995, and 1996, respectively.

    NOTES RECEIVABLE AND PAYABLE

    The accompanying combined balance sheet includes notes receivable from and notes payable to Life Sciences affiliated companies as follows:

                                                                            1995       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Notes Receivable:
  Shandon Inc...........................................................  $   4,200  $   2,000
  LSI North America Services, Inc. .....................................      1,402      1,350
                                                                          ---------  ---------
                                                                          $   5,602  $   3,350
                                                                          ---------  ---------
                                                                          ---------  ---------
Notes Payable:
  Life Sciences International, PLC......................................  $  39,000  $  39,000
  International Equipment Corp. (IEC)...................................      3,952      3,952
  Forma Scientific, Inc. (Forma)........................................      1,628      1,628
                                                                          ---------  ---------
                                                                          $  44,580  $  44,580
                                                                          ---------  ---------
                                                                          ---------  ---------

    The Life Sciences International, PLC note payable resulted from the 1991 acquisition of NESLAB Instruments, Inc. by Life Sciences. Interest on this note accrues at rates which vary with LIBOR, and averaged 6.5% and 6.7% in 1995 and 1996, respectively. The note receivable from Shandon Inc. and notes payable to IEC and Forma bear interest at a rate set annually, and were 6.5% and 7.0% for 1995 and 1996, respectively. The note receivable for LSI North America Service, Inc. is noninterest bearing.

          NESLAB INSTRUMENTS, INC. AND NESLAB INSTRUMENTS EUROPA B.V.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONCLUDED)

6. SIGNIFICANT CUSTOMER, GEOGRAPHICAL INFORMATION, AND EXPORT SALES

    The Company is involved in one business segment: manufacturing and marketing precision temperature control liquid systems for analytical, laboratory, industrial research and development, laser, and semiconductor applications. Sales to one customer accounted for 11%, 15%, and 14% of revenues in 1994, 1995, and 1996, respectively. The Company's revenues are principally United States sourced. Export revenues included in United States-sourced revenues are:

                                                                 1994       1995       1996
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Europe.......................................................  $   3,681  $   5,860  $   8,190
Far East and Australia.......................................      2,883      5,360      7,378
Other........................................................      1,454      1,890      1,166
                                                               ---------  ---------  ---------
                                                               $   8,018  $  13,110  $  16,734
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

7. SUBSEQUENT EVENT

    On March 12, 1997, Life Sciences was acquired by Thermo Instrument Systems Inc. (Thermo Instrument). Pursuant to an agreement executed on July 30, 1997, ThermoSpectra Corporation, a majority-owned subsidiary of Thermo Instrument, agreed to acquire the NESLAB businesses from Thermo Instrument for shares of ThermoSpectra common stock valued at $32.6 million and the assumption of approximately $44.2 million of amounts owed to affiliates.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors
Gould Instrument Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Gould Instrument Systems, Inc. (previously a wholly owned subsidiary of Japan Energy Corporation) and subsidiaries (the Test and Measurement Group of Gould Inc. prior to December 1, 1993) as of December 31, 1993 and 1994, and the related consolidated statements of operations, group and stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 2, as of May 10, 1995 the shares outstanding of the Company were acquired by ThermoSpectra Corporation. The Company has historically experienced operating losses and, accordingly, is dependent upon ThermoSpectra Corporation to fund the Company's operating losses and to realize the carrying value of its assets. Management of ThermoSpectra Corporation has declared their intent to provide such continued financial support.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gould Instrument Systems, Inc. and subsidiaries (the Test and Measurement Group of Gould Inc. prior to December 1, 1993) at December 31, 1993 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As discussed in Note 3 to the consolidated financial statements, in January 1993 the Company changed its methods of accounting for postretirement benefits other than pensions and income taxes.

                                          Ernst & Young LLP

Cleveland, Ohio
May 25, 1995

                         GOULD INSTRUMENT SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,        ------------------------
                                                        ----------------------------------   MARCH 31,    MARCH 31,
                                                           1992        1993        1994        1994         1995
                                                        ----------  ----------  ----------  -----------  -----------
                                                                                                  (UNAUDITED)
Revenues..............................................  $   75,410  $   53,025  $   51,467   $  14,763    $  14,546
                                                        ----------  ----------  ----------  -----------  -----------
Costs and Operating Expenses:
  Cost of revenues....................................      46,059      31,214      31,176       8,637        8,291
  Selling, general, and administrative expenses.......      30,275      22,953      21,306       5,370        4,636
  Research and development expenses...................      11,326      10,146       7,614       1,780        1,456
  Restructuring expenses..............................       3,814         696       1,796      --           --
                                                        ----------  ----------  ----------  -----------  -----------
                                                            91,474      65,009      61,892      15,787       14,383
                                                        ----------  ----------  ----------  -----------  -----------
Operating Income (Loss)...............................     (16,064)    (11,984)    (10,425)     (1,024)         163
Other Income, Net.....................................         103       1,192         408         100          295
Interest Expense......................................        (101)        (96)       (247)        (39)        (103)
                                                        ----------  ----------  ----------  -----------  -----------
Income (Loss) Before Income Taxes and Cumulative
  Effect of Accounting Changes........................     (16,062)    (10,888)    (10,264)       (963)         355
Income Taxes..........................................      --            (310)        (13)        (76)        (115)
                                                        ----------  ----------  ----------  -----------  -----------
Income (Loss) Before Cumulative Effect of Accounting
  Changes.............................................     (16,062)    (11,198)    (10,277)     (1,039)         240
Cumulative Effect of Accounting Changes...............      --          (1,165)     --          --           --
                                                        ----------  ----------  ----------  -----------  -----------
Net Income (Loss).....................................  $  (16,062) $  (12,363) $  (10,277)  $  (1,039)   $     240
                                                        ----------  ----------  ----------  -----------  -----------
                                                        ----------  ----------  ----------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                         GOULD INSTRUMENT SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                         DECEMBER 31,
                                                                                     --------------------   MARCH 31,
                                                                                       1993       1994        1995
                                                                                     ---------  ---------  -----------
                                                                                                           (UNAUDITED)
                                                        ASSETS
Current Assets:
  Cash and cash equivalents........................................................  $   2,465  $   1,701   $   1,835
  Accounts receivable, less allowances of $523, $409 and $435......................      9,802      8,865      10,782
  Receivable from affiliates.......................................................      3,015        742         822
  Inventories, less allowances of $11,768, $11,831 and $11,611.....................     10,992      9,594       8,513
  Other current assets.............................................................      1,212        818       1,042
                                                                                     ---------  ---------  -----------
                                                                                        27,486     21,720      22,994
                                                                                     ---------  ---------  -----------
Property, Plant, and Equipment:
  Land.............................................................................      2,177      2,181       2,218
  Buildings........................................................................      1,650      1,650       1,703
  Machinery and equipment..........................................................     29,442     28,106      28,334
  Demonstration equipment..........................................................      4,939      5,918       6,300
  Construction in progress.........................................................        479        172         265
                                                                                     ---------  ---------  -----------
                                                                                        38,687     38,027      38,820
  Less: Accumulated depreciation...................................................     25,985     27,699      28,637
                                                                                     ---------  ---------  -----------
                                                                                        12,702     10,328      10,183
                                                                                     ---------  ---------  -----------
Intangible Assets:
  Goodwill.........................................................................      4,192      4,192       4,192
  Patents and trademarks...........................................................      5,600      5,600       5,600
                                                                                     ---------  ---------  -----------
                                                                                         9,792      9,792       9,792
  Less: Accumulated amortization...................................................      3,832      4,497       4,663
                                                                                     ---------  ---------  -----------
                                                                                         5,960      5,295       5,129
Other Assets.......................................................................        462        415         464
                                                                                     ---------  ---------  -----------
                                                                                     $  46,610  $  37,758   $  38,770
                                                                                     ---------  ---------  -----------
                                                                                     ---------  ---------  -----------
                                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Short-term debt..................................................................  $     105  $   6,009   $   6,009
  Accounts payable.................................................................      4,935      4,285       5,028
  Amounts due to affiliates........................................................      6,223      1,463         388
  Accrued payroll and employee benefits............................................      1,887      1,456       1,953
  Restructuring reserves...........................................................        543      1,768       1,161
  Warranty reserves................................................................        870        860         809
  Other liabilities and accrued expenses...........................................      3,365      2,769       3,184
                                                                                     ---------  ---------  -----------
                                                                                        17,928     18,610      18,532
Retirement Benefits................................................................      1,948      2,315       2,474
Other Long-term Liabilities........................................................      1,294      1,333       1,471
Stockholder's Equity:
  Common stock, par value $1; 3,000 shares authorized, issued and outstanding......          3          3           3
  Capital in excess of par value...................................................     25,897     25,897      25,897
  Accumulated deficit..............................................................       (643)   (10,920)    (10,680)
  Cumulative translation adjustment................................................        183        520       1,073
                                                                                     ---------  ---------  -----------
                                                                                        25,440     15,500      16,293
                                                                                     ---------  ---------  -----------
                                                                                     $  46,610  $  37,758   $  38,770
                                                                                     ---------  ---------  -----------
                                                                                     ---------  ---------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                         GOULD INSTRUMENT SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,      --------------------
                                                    -------------------------------  MARCH 31,  MARCH 31,
                                                      1992       1993       1994       1994       1995
                                                    ---------  ---------  ---------  ---------  ---------
                                                                                         (UNAUDITED)
 OPERATING ACTIVITIES:
   Net income (loss)                                $ (16,062) $ (12,363) $ (10,277)  $(1,039)   $   240
   Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
       Cumulative effect of change in accounting
         principle.................................    --          1,165     --         --         --
       Depreciation and amortization...............     6,900      5,107      4,938     1,265      1,014
       Provision for doubtful accounts.............       186         50        128        12         12
       Provision for obsolescence..................     5,475      1,930      1,574       324        186
       Loss (gain) on sale of equipment............       368       (676)       141         3         18
       Changes in operating assets and liabilities
         net of effect of noncash activities:
           Accounts receivable.....................     7,207        924        809      (879)    (1,929)
           Receivables from affiliates.............       564      5,998      1,315      (339)       (80)
           Inventories.............................      (555)    (3,301)       231       692        920
           Other current assets....................       368        302        394      (290)      (225)
           Demonstration equipment.................       266       (925)    (1,808)     (688)      (470)
           Accounts payable........................    (3,556)      (177)      (651)      142        743
           Amounts due to affiliates...............      (374)    (2,476)       490    (4,950)    (1,075)
           Accrued payroll and employee benefits...    (1,101)        13       (431)      132        497
           Restructuring reserves..................     1,607     (1,695)     1,225       (77)      (607)
           Retirement benefits.....................      (199)      (407)       367       118        159
           Other--net..............................       250         59       (513)      283        451
                                                    ---------  ---------  ---------  ---------  ---------
           Net cash provided by (used in) operating
             activities............................     1,344     (6,472)    (2,068)   (5,291)      (146)
                                                    ---------  ---------  ---------  ---------  ---------
 INVESTING ACTIVITIES:
   Purchases of property, plant, and equipment.....    (2,608)    (1,253)      (568)     (259)      (180)
   Proceeds from sale of property, plant, and
     equipment.....................................        87      2,232         11         1      --
   Loans to affiliates.............................    --           (958)    --         --         --
   Proceeds from loans to affiliates...............    --         --            958     --         --
                                                    ---------  ---------  ---------  ---------  ---------
           Net cash provided by (used in) investing
             activities............................    (2,521)        21        401      (258)      (180)
                                                    ---------  ---------  ---------  ---------  ---------
 FINANCING ACTIVITIES:
   Principal payments on borrowings................      (196)      (208)      (104)      (83)     --
   Net contributed capital.........................     9,483      9,276     --         --         --
   Proceeds from short-term borrowings.............    --         --          6,000     5,000      --
   Proceeds from affiliate borrowings..............    --          5,250     --         --         --
   Principal payments on affiliate borrowings......    --         --         (5,250)    --         --
   Dividends paid..................................    --         (3,443)    --         --         --
   Assets and liabilities retained by Gould Inc....    --        (12,336)    --         --         --
                                                    ---------  ---------  ---------  ---------  ---------
           Net cash provided by (used in) financing
             activities............................     9,287     (1,461)       646     4,917      --
                                                    ---------  ---------  ---------  ---------  ---------
 Effect of Exchange Rate Changes on Cash and Cash
   Equivalents.....................................    (4,521)      (591)       257       167        460
                                                    ---------  ---------  ---------  ---------  ---------
 Increase (Decrease) in Cash and Cash
   Equivalents.....................................     3,589     (8,503)      (764)     (465)       134
 Cash and Cash Equivalents at Beginning of
   Period..........................................     7,379     10,968      2,465     2,465      1,701
                                                    ---------  ---------  ---------  ---------  ---------
 Cash and Cash Equivalents at End of Period........ $  10,968  $   2,465  $   1,701   $ 2,000    $ 1,835
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------
 CASH PAID FOR:
   Interest........................................ $      52  $      27  $     225   $    36    $   103
   Income taxes.................................... $       4  $  --      $      33   $ --       $ --

  The accompanying notes are an integral part of these consolidated financial statements.

                         GOULD INSTRUMENT SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF GROUP AND STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                             CAPITAL IN                  CUMULATIVE        TOTAL
                                                  COMMON      EXCESS OF   ACCUMULATED    TRANSLATION   STOCKHOLDER'S    GROUP
                                                   STOCK      PAR VALUE     DEFICIT      ADJUSTMENT       EQUITY       EQUITY
                                                -----------  -----------  ------------  -------------  -------------  ---------
BALANCE AT JANUARY 1, 1992....................   $  --        $  --        $   --         $  --          $  --        $  56,814
Net loss......................................      --           --            --            --             --          (16,062)
Net contributed capital.......................      --           --            --            --             --            9,483
Foreign currency translation adjustment.......      --           --            --            --             --           (5,284)
                                                     -----   -----------  ------------       ------    -------------  ---------

BALANCE AT DECEMBER 31, 1992..................      --           --            --            --             --           44,951
Net loss......................................      --           --            --            --             --          (11,720)
Net contributed capital.......................      --           --            --            --             --            9,276
Foreign currency translation adjustment.......      --           --            --            --             --             (828)
Dividends paid................................      --           --            --            --             --           (3,443)
                                                     -----   -----------  ------------       ------    -------------  ---------

BALANCE AT NOVEMBER 30, 1993..................      --           --            --            --             --           38,236
Assets and liabilities retained by
  Gould Inc...................................      --           --            --            --             --          (12,336)
Capitalization of Gould Instrument
  Systems, Inc................................           3       25,897        --            --             25,900      (25,900)
                                                     -----   -----------  ------------       ------    -------------  ---------

BALANCE AT DECEMBER 1, 1993...................           3       25,897        --            --             25,900       --
Net loss......................................      --           --              (643)       --               (643)      --
Foreign currency translation adjustment.......      --           --            --               183            183       --
                                                     -----   -----------  ------------       ------    -------------  ---------

BALANCE AT DECEMBER 31, 1993..................           3       25,897          (643)          183         25,440       --
Net loss......................................      --           --           (10,277)       --            (10,277)      --
Foreign currency translation adjustment.......      --           --            --               337            337       --
                                                     -----   -----------  ------------       ------    -------------  ---------

BALANCE AT DECEMBER 31, 1994..................           3       25,897       (10,920)          520         15,500       --


                                                                                  (UNAUDITED)
Net income....................................      --           --               240        --                240       --
Foreign currency translation translation......      --           --            --               553            553       --
                                                     -----   -----------  ------------       ------    -------------  ---------

BALANCE AT MARCH 31, 1995.....................   $       3    $  25,897    $  (10,680)    $   1,073      $  16,293    $  --
                                                     -----   -----------  ------------       ------    -------------  ---------
                                                     -----   -----------  ------------       ------    -------------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                         GOULD INSTRUMENT SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    On November 30, 1993 (date of inception) Gould Instrument Systems, Inc. ("the Company") purchased substantially all of the assets and liabilities of the Test and Measurement Group ("T&M") of Gould Inc. for $29,950,000 in cash and $5,250,000 in notes. During 1994, a reduction in the purchase price of $496,000 was agreed to between the Company and Gould Inc. and the notes were paid in full. Both the Company and Gould Inc. (predecessor to Gould Electronics Inc. collectively "Gould") are wholly owned subsidiaries of Japan Energy Corporation ("JEC"). Accordingly, the acquisition was accounted for on a historical cost carryover basis. The Company's operations consist entirely of the former T&M group.

    Pursuant to the acquisition of T&M, the Company negotiated a Service Agreement with Gould for the purchase of certain tax, accounting, legal, human resource and cash management services for an annual fee of $300,000. Although such services were also performed for T&M prior to the acquisition by the Company, a charge for such services was not allocated to T&M. Management of the Company believes the Service Agreement represents a reasonable approximation of the cost of such services and, accordingly, has included a charge of $300,000 in the 1992 and 1993 statement of operations as an estimate of expenses incurred by Gould on behalf of the Company during 1992 and 1993. However, these estimated costs are not necessarily indicative of the expenses that would have been incurred had the Company operated on a stand-alone basis during 1992 and 1993.

    As discussed further in Note 6, the Company also participates in certain pension plans sponsored by Gould. Benefits provided under such plans are charged by Gould to the Company based on amounts determined by consulting actuaries. Pension expense recorded for such plans was $266,000, $221,000, and $362,000 in 1992, 1993, and 1994, respectively.

2. STOCK PURCHASE AGREEMENT

    On May 10, 1995, JEC entered into an agreement with ThermoSpectra Corporation ("ThermoSpectra") whereby ThermoSpectra agreed to purchase all of the shares outstanding of the Company for $19,500,000.

    The Company has historically experienced operating losses and, accordingly, is dependent upon the continued financial support of ThermoSpectra to fund the Company's operating losses and to realize the carrying value of its assets. Management of ThermoSpectra has declared their intent to provide such continued financial support to the Company.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

    CASH EQUIVALENTS

    The Company considers liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                         GOULD INSTRUMENT SYSTEMS, INC.

    INVENTORIES

    Inventories are stated at the lower of cost or market value, using the first-in, first-out method. The components of inventories are as follows:

                                                                 DECEMBER 31,
                                                             --------------------   MARCH 31,
                                                               1993       1994        1995
                                                             ---------  ---------  -----------
                                                                      (IN THOUSANDS)

                                                                                   (UNAUDITED)
Raw materials and supplies.................................  $  10,138  $  10,154   $   9,390
Work in process............................................      5,452      4,636       4,359
Finished goods.............................................      7,170      6,635       6,375
                                                             ---------  ---------  -----------
                                                                22,760     21,425      20,124
Less: Allowances...........................................     11,768     11,831      11,611
                                                             ---------  ---------  -----------
                                                             $  10,992  $   9,594   $   8,513
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------

    PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment is stated at cost. Depreciation is computed using the straight-line method for substantially all depreciable assets over the estimated useful lives of the assets as follows: buildings and improvements -- 3 to 30 years; and machinery and equipment -- 2 to 10 years. Demonstration equipment is amortized using the straight-line method over three years. Amortization of demonstration equipment is included in "Selling, general, and administrative expenses" in the statements of operations.

    INTANGIBLE ASSETS

    Intangible assets consist of goodwill and other intangibles which are being amortized using the straight-line method over periods ranging from 10 to 40 years. Goodwill is assessed quarterly to determine its continuing value using an estimated undiscounted future cash flows method.

    FOREIGN CURRENCY TRANSLATION

    Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component of stockholder's equity in the balance sheets. Foreign currency transaction gains and losses are included in the statements of operations and are not material for the periods presented.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This accounting standard requires companies to accrue the actuarially determined costs of postretirement benefits other than pensions during the years that the employee renders service. Under the Company's previous policy, the annual expense of health care and life insurance benefits provided to certain retired employees was determined based on the amount of actual claims incurred and premiums paid. As a result of the Company electing to immediately recognize the cumulative effect of adopting SFAS No. 106 as of January 1, 1993, an after tax charge of $1,165,000 is included in the accompanying 1993 statement of operations. Because Gould has agreed to retain the liability for postretirement benefits for all retirees of

                         GOULD INSTRUMENT SYSTEMS, INC.

the Company as of November 30, 1993, such cumulative effect adjustment has been calculated as of January 1, 1993, for only active employees of the Company as of November 30, 1993. Since the Company has provided a valuation allowance equal to its total net deferred tax assets there is no tax benefit associated with this charge. Excluding the cumulative effect, the adoption of SFAS No. 106 resulted in an increase in the 1993 net loss of approximately $150,000.

    INCOME TAXES

    Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." This accounting standard requires that the liability method be used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting basis and the tax basis of assets and liabilities and are measured using the enacted tax rate and laws that apply in the periods in which the deferred tax asset or liability is expected to be realized or settled. Under the Company's previous policy, deferred tax assets and liabilities were measured using tax rates in effect when timing differences originated and were not adjusted for subsequent changes in tax rates. Adopting SFAS No. 109 as of January 1, 1993, did not have a significant effect on the Company's 1993 results of operations.

    INTERIM FINANCIAL STATEMENTS

    The financial statements as of March 31, 1995, and for the three-month periods ended March 31, 1994 and 1995 have not been audited. However, in the opinion of management, such financial statements reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the three-month period ended March 31, 1995, are not necessarily indicative of the results to be expected for the entire year.

4. SHORT-TERM DEBT

    Short-term debt at December 31, 1993 and 1994 consists of the following:

                                                                               1993       1994
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Line of credit with bank expiring March 31, 1995, $7,000,000 maximum, interest at rate mutually agreeable to borrower and lender at time of
  borrowing (6.69% at December 31, 1994), guaranteed by JEC................  $  --      $   4,200
Line of credit with bank expiring September 7, 1995, $3,000,000 maximum, interest at Federal Funds Rate plus .375% per annum (6.66% at December
  31, 1994), guaranteed by JEC.............................................     --          1,800
Other......................................................................        105          9
                                                                             ---------  ---------
                                                                             $     105  $   6,009
                                                                             ---------  ---------
                                                                             ---------  ---------

    In conjunction with the sale of the Company by JEC to ThermoSpectra on May 10, 1995, the above lines of credit were paid by ThermoSpectra and cancelled by the Company.

5. RESTRUCTURING

    During 1992, 1993, and 1994, the Company implemented a series of business restructuring actions intended to eliminate redundant cost structures including, in 1992, decisions to exit the Company's medical

                         GOULD INSTRUMENT SYSTEMS, INC.

clinical equipment market and to close the Company's Mexican operations. Approximately 500 positions have been terminated as a result of these actions. Accordingly, during 1992, 1993, and 1994, the Company provided approximately $3,814,000, $696,000, and $1,796,000, respectively, of which $3,289,000,
$696,000, and $1,796,000, respectively, represents provisions for severance and $525,000 in 1992 represents a provision for other restructuring expenses associated with exiting the medical equipment market and the closing of the Company's Mexican operations. The Company made payments in 1992, 1993, and 1994 thereon of $2,211,000, $2,004,000, and $591,000, respectively, related to these actions.

6. PENSION AND RETIREMENT PLANS

    DEFINED BENEFIT PENSION PLANS

    Employees of the Company's U.S. operations who meet specified service requirements are entitled to retirement benefits under defined benefit pension plans sponsored by Gould. Benefit formulas under these plans are dependent upon employee earnings and years of service prior to retirement. Gould's policy is to fund at least the minimum required contribution, but not more than the maximum tax deductible limit. These contributions provide for both benefits attributable to service to date and those expected to be earned in the future. Gould charges the Company, based on amounts determined by consulting actuaries, for benefits provided under these plans. The Company recorded pension expense of $266,000, $221,000, and $362,000 in 1992, 1993, and 1994, respectively, related to these plans. As a result of these arrangements, a pension liability is not recorded by the Company related to its U.S. employees.

    Pursuant to the sale of the Company to ThermoSpectra on May 10, 1995, the accrued benefits of U.S. employees of the Company, participating in the defined benefit plans sponsored by Gould, became fully vested and the Company withdrew as an employer under such plans.

    The Company's German operation has a defined benefit pension plan covering substantially all employees in Germany. Retirement benefits are based on years of service (as defined) and employee earnings.

    Net pension cost for the German plan is as follows:

                                                                                      1994
                                                                                -----------------
                                                                                 (IN THOUSANDS)
Service cost--benefits earned during the year.................................      $      82
Interest cost on projected benefit obligation.................................             74
Net amortization and deferral.................................................             14
                                                                                        -----
                                                                                    $     170
                                                                                        -----
                                                                                        -----

                         GOULD INSTRUMENT SYSTEMS, INC.

    Net pension cost for the German plan for 1992 and 1993 was not significant. In certain countries, the funding of pension plans is not a common practice as funding does not provide an economic benefit. Consequently, the Company's German pension plan is not funded. The following table sets forth the status of the German plan at December 31, 1993 and 1994:

                                                                                 1993       1994
                                                                               ---------  ---------
                                                                                  (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefits............................................................  $     399  $     538
  Nonvested benefits.........................................................        115        126
                                                                               ---------  ---------
  Accumulated benefit obligation.............................................        514        664
  Excess of projected benefit obligation over accumulated benefit
    obligation...............................................................        414        500
                                                                               ---------  ---------
  Projected benefit obligation...............................................        928      1,164
Unrecognized transition obligation...........................................       (270)      (277)
Unrecognized net actuarial loss..............................................     --             (1)
                                                                               ---------  ---------

Accrued pension liability....................................................  $     658  $     886
                                                                               ---------  ---------
                                                                               ---------  ---------

    The range of assumptions for the German plan reflects the different economic environment and includes a discount rate of 7.5% at December 31, 1993 and 1994 and an average increase in compensation of 4.5% at December 31, 1993 and 1994.

    DEFINED CONTRIBUTION BENEFIT PLANS

    The Company's U.K. operation has a defined contribution pension plan covering substantially all U.K. employees. The plan is administered through Gould Electronics (U.K.) Pension Trustees Limited. Company contributions are determined as a percentage of the employee's salary and totaled $134,000, $104,000, and $96,000 in 1992, 1993, and 1994, respectively.

    The Company maintains a voluntary contributory retirement savings plan for substantially all employees in the U.S. Company contributions are determined as a percentage of employee contributions as defined, and totaled $247,000, $248,000, and $223,000 in 1992, 1993, and 1994, respectively.

    POSTRETIREMENT BENEFIT PLANS

    The Company sponsors several defined benefit health care plans that provide certain health care and life insurance benefits for retired employees. Most of the Company's U.S. salaried employees, and certain hourly employees, may become eligible for such benefits if they reach either age 55 with ten years of vested service or normal retirement age while working for the Company. Most plans are contributory and contain other cost sharing features such as deductibles and coinsurance. Currently, the Company does not fund its postretirement health care plans.

                         GOULD INSTRUMENT SYSTEMS, INC.

    The status of the U.S. postretirement health care plans at December 31, 1993 and 1994 is as follows:

                                                                               1993       1994
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Actuarial present value of accumulated postretirement benefit obligations
  ("APBO"):
    Retirees...............................................................  $  --      $     103
    Other fully-eligible plan participants.................................        769        388
    Other active plan participants.........................................        749        805
                                                                             ---------  ---------
      Total APBO...........................................................      1,518      1,296
Unrecognized prior service cost............................................     --            (67)
Unrecognized net gain (loss)...............................................       (201)       236
                                                                             ---------  ---------

Accrued postretirement benefit cost........................................  $   1,317  $   1,465
                                                                             ---------  ---------
                                                                             ---------  ---------

    Net periodic postretirement benefit cost is as follows:

                                                                               1993       1994
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Service cost...............................................................  $      53  $      49
Interest cost..............................................................         99         99
                                                                             ---------  ---------
                                                                             $     152  $     148
                                                                             ---------  ---------
                                                                             ---------  ---------

    Pursuant to the purchase of T&M by the Company, Gould agreed to retain the liability for health care benefits related to T&M retirees as of November 30, 1993. The above net periodic postretirement benefit cost excludes retiree health care benefits paid by Gould and charged to T&M during 1993. Retiree health care expenses paid by Gould and charged to T&M were $524,000 in 1992 and $513,000 in 1993.

    The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., medical trend rate) is 15% for 1993 and 11% for 1994 and 1995 and is assumed to decrease gradually, to an ultimate trend rate of 6% in 2004. Increasing the assumed medical trend rates by one percentage point in each year would increase the APBO as of December 31, 1994, by $82,000 and net periodic postretirement benefit cost for 1994 by $6,000. The weighted average discount rate used in determining the APBO was 7.0% and 8.5% at December 31, 1993 and 1994, respectively.

    Pursuant to the sale of the Company to ThermoSpectra on May 10, 1995, Gould assumed the liability for medical coverage under the Company's health care plans for employees who retired prior to May 10, 1995 and for employees who are eligible for continuing coverage as retirees as of May 10, 1995 or become eligible before August 31, 1995 and who elect to retire under such coverage on or before August 31, 1995.

                         GOULD INSTRUMENT SYSTEMS, INC.

7. INCOME TAXES

    Losses before income taxes and cumulative effect of accounting changes is as follows:

                                                               1992        1993        1994
                                                            ----------  ----------  ----------
                                                                      (IN THOUSANDS)
Domestic..................................................  $  (13,189) $   (8,819) $   (6,869)
Foreign...................................................      (2,873)     (2,069)     (3,395)
                                                            ----------  ----------  ----------
                                                            $  (16,062) $  (10,888) $  (10,264)
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    Income taxes are as follows:

                                                               1992        1993        1994
                                                            ----------  ----------  ----------
                                                                      (IN THOUSANDS)
Currently payable:
  Foreign.................................................     $--           $(310)       $(13)
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    Income taxes related to T&M prior to December 1, 1993 were computed as if T&M became a stand-alone entity on January 1, 1992. The income tax provisions differ from the amounts calculated by applying the statutory federal income tax rate of 34% in 1992 and 35% in 1993 and 1994 to loss before income taxes and cumulative effect of accounting changes due to the following:

                                                                  1992       1993       1994
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Income tax benefit at statutory rate..........................  $   5,461  $   3,811  $   3,592
Losses without a tax benefit..................................     (5,461)    (3,811)    (3,592)
Other.........................................................     --           (310)       (13)
                                                                ---------  ---------  ---------
  Income tax expenese.........................................  $  --      $    (310) $     (13)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                         GOULD INSTRUMENT SYSTEMS, INC.

    The components of net deferred income taxes at December 31, 1993 and 1994 consist of the following:

                                                                             1993       1994
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Deferred tax assets:
  Fixed assets...........................................................  $     401  $     964
  Intangible assets......................................................      1,085      1,129
  Reserves and accruals..................................................      1,470      1,307
  Inventory basis........................................................     --            326
  Tax loss carryforwards.................................................        127      2,538
  Other..................................................................          4         30
                                                                           ---------  ---------
    Total deferred tax assets............................................      3,087      6,294

Deferred tax liabilities:
  Inventory basis........................................................        267     --
  Accounts receivable....................................................        332     --
  Other..................................................................         13         13
                                                                           ---------  ---------
    Total deferred tax liabilities.......................................        612         13

Valuation allowance:
  Current................................................................       (909)      (748)
  Non-current............................................................     (1,566)    (5,533)
                                                                           ---------  ---------
    Total valuation allowance............................................     (2,475)    (6,281)
                                                                           ---------  ---------

Net deferred income taxes................................................  $  --      $  --
                                                                           ---------  ---------
                                                                           ---------  ---------

    Due to the cumulative losses since November 30, 1993 (date of inception of the Company), a valuation allowance equal to total net deferred tax assets has been recognized as of December 31, 1994. The net operating loss carryforwards at December 31, 1994 represent the cumulative losses of the Company since the date of inception. The net operating loss carryforwards attributable to the historical losses of T&M prior to December 1, 1993 have not been recorded as such benefits are not realizable by the Company or remain subject to determination by foreign tax authorities. At December 31, 1994, the Company had net operating loss carryforwards of $6,400,000 that expire principally in 2009.

    The utilization of such loss carryforwards may be limited under United States tax law due to the purchase of the Company's outstanding shares on May 10, 1995 by ThermoSpectra.

8. LEASES

    The Company leases various buildings, vehicles and equipment under long-term leases. These leases require payment of fixed rentals and, in certain instances, insurance, taxes, and maintenance. Rental expense for operating leases was $3,097,000, $2,452,000, and $1,969,000 in 1992, 1993, and 1994, respectively.
Future minimum lease commitments due under noncancelable operating leases at December 31, 1994 are $1,603,000 in 1995; $1,503,000 in 1996; $1,325,000 in
1997; $1,225,000 in 1998; $1,059,000 in 1999; and $5,340,000 thereafter. Total future minimum lease payments at December 31, 1994, are $12,055,000.

                         GOULD INSTRUMENT SYSTEMS, INC.

9. CONTINGENCIES

    The Company is subject to various claims and legal proceedings that arose in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. Pursuant to the sale of the Company to ThermoSpectra on May 10, 1995 ("closing date"), JEC will indemnify ThermoSpectra for any damage (as defined) in excess of the respective reserve recorded as of the closing date, if any, after the total of all such excess damages incurred exceed $100,000. JEC will have no liability for indemnification unless on or before the tenth anniversary of the closing date, ThermoSpectra asserts a claim for damages against JEC specifying the factual basis of that claim in reasonable detail to the extent then known. While management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial position of the Company, the resolution of these matters may have a material adverse effect on the Company's results of operations in the period in which they are recognized.

10. TRANSACTIONS WITH AFFILIATES

    The Company enters into transactions with affiliates in the ordinary course of business. Transactions include participation in certain insurance and employee benefit programs sponsored by Gould. In addition, Gould provided, among other things, certain tax, accounting, legal, human resource, and cash management services to the Company for a fee of $300,000 in 1992, 1993, and 1994, respectively. Amounts due to Gould as of December 31, 1993 and 1994 relating to these programs and services was $826,000 and $1,310,000, respectively. In addition, under a cash management service arrangement, the Company's German operation has a receivable of $476,000 and $578,000 from Gould at December 31, 1993 and 1994, respectively, and under the terms of a 10% promissory note, the Company's France operation has a receivable of $958,000 from Gould at December 31, 1993. Receivables from affiliates also include $55,000 and $133,000 due from JEC for purchases of the Company's products as of December 31, 1993 and 1994, respectively. Revenues from affiliates were $435,000, $446,000, and $706,000 in 1992, 1993, and 1994, respectively.

                         GOULD INSTRUMENT SYSTEMS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

11. INDUSTRY AND GEOGRAPHIC SEGMENT INFORMATION

    The Company's primary business is the design, manufacture and sale, in the domestic and international markets, of analytical monitoring instruments. Financial information by geographic areas is as follows:

                                                          UNITED                  OTHER
                                                          STATES     EUROPE     COUNTRIES   ELIMINATIONS    TOTAL
                                                        ----------  ---------  -----------  ------------  ----------
                                                                               (IN THOUSANDS)
1992
Net sales to unaffiliated customers...................  $   32,853  $  41,672   $     885    $   --       $   75,410
Inter-geographic sales................................       5,194     14,322         507       (20,023)      --
                                                        ----------  ---------  -----------  ------------  ----------
  Total...............................................  $   38,047  $  55,994   $   1,392    $  (20,023)  $   75,410
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------

Loss before income taxes..............................  $  (13,189) $  (2,053)  $    (820)   $   --       $  (16,062)
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------
Identifiable assets...................................  $   29,448  $  41,376   $   1,127    $   (7,101)  $   64,850
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------

1993
Net sales to unaffiliated customers...................  $   24,788  $  28,237   $  --        $   --       $   53,025
Inter-geographic sales................................       4,931      7,915      --           (12,846)      --
                                                        ----------  ---------  -----------  ------------  ----------
  Total...............................................  $   29,719  $  36,152   $  --        $  (12,846)  $   53,025
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------

Loss before income taxes and cumulative effect of
  accounting changes..................................  $   (8,819) $  (1,159)  $    (910)   $   --       $  (10,888)
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------
Identifiable assets...................................  $   31,879  $  22,324   $  --        $   (7,593)  $   46,610
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------

1994
Net sales to unaffiliated customers...................  $   25,012  $  26,455   $  --        $   --       $   51,467
Inter-geographic sales................................       5,625      6,995      --           (12,620)      --
                                                        ----------  ---------  -----------  ------------  ----------
  Total...............................................  $   30,637  $  33,450   $  --        $  (12,620)  $   51,467
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------

Loss before income taxes..............................  $   (6,869) $  (3,395)  $  --        $   --       $  (10,264)
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------
Identifiable assets...................................  $   24,450  $  18,510   $  --        $   (5,202)  $   37,758
                                                        ----------  ---------  -----------  ------------  ----------
                                                        ----------  ---------  -----------  ------------  ----------

    Intercompany sales between geographic regions are accounted for at prices comparable to normal customer sales and are eliminated in consolidation.

    Export sales (excluding intercompany sales) from the United States were $5,231,000, $4,363,000 and $5,530,000 in 1992, 1993, and 1994, respectively.

                           THERMOSPECTRA CORPORATION

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                           YEAR ENDED JANUARY 3, 1998

                                  (UNAUDITED)

    In March 1997, Thermo Instrument acquired approximately 95% of the outstanding shares of Life Sciences International PLC ("LSI"), a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of LSI capital stock. In July, 1997, the Company agreed to acquire NESLAB Instruments, Inc. and its related sales and service entity, NESLAB Instruments Europa BV in the Netherlands (collectively, NESLAB), a global supplier of temperature-control products and former LSI subsidiary, from Thermo Instrument for $76.2 million. The purchase price represents the sum of the net tangible book value of the business as of June 28, 1997, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on NESLAB's 1996 revenues relative to LSI's 1996 consolidated revenues. Management believes such method of allocation is reasonable. Of the $76.2 million purchase price, the Company assumed $44.9 million of debt to Thermo Instrument, which was subsequently paid, and will issue to Thermo Instrument 2,759,042 shares of Company common stock valued at approximately $31.3 million.

                           THERMOSPECTRA CORPORATION

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                           YEAR ENDED JANUARY 3, 1998

                                  (UNAUDITED)

    The following unaudited pro forma combined condensed statement of income sets forth the results of operations for the year ended January 3, 1998, as if the acquisition of NESLAB had occurred on December 29, 1996. NESLAB's historical statement of income represents its results for the period from January 1, 1997, through March 12, 1997, the effective date of acquisition by the Company. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of NESLAB been made on December 29, 1996. This statement should be read in conjunction with the accompanying notes and the respective historical financial statements and related notes of the Company and NESLAB appearing elsewhere in this Proxy Statement.

                                                                      HISTORICAL                 PRO FORMA
                                                               -------------------------  -----------------------
                                                               THERMOSPECTRA    NESLAB    ADJUSTMENTS   COMBINED
                                                               --------------  ---------  -----------  ----------
                                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues.....................................................    $  198,900    $   9,825   $  --       $  208,725
                                                               --------------  ---------  -----------  ----------
Costs and Operating Expenses:
  Cost of revenues...........................................       115,747        7,872      --          123,619
  Selling, general, and administrative expenses..............        53,182        3,014         280       56,476
  Research and development expenses..........................        17,303          850      --           18,153
  Gain on sale of business...................................        (2,210)      --          --           (2,210)
  Other nonrecurring expense, net............................           953       --          --              953
                                                               --------------  ---------  -----------  ----------
                                                                    184,975       11,736         280      196,991
                                                               --------------  ---------  -----------  ----------
Operating Income (Loss)......................................        13,925       (1,911)       (280)      11,734
Interest and Other Income....................................           692           56      --              748
Interest Expense.............................................        (4,217)        (621)     --           (4,838)
                                                               --------------  ---------  -----------  ----------
Income (Loss) Before Provision for Income Taxes..............        10,400       (2,476)       (280)       7,644
Provision for Income Taxes...................................         4,552           16        (967)       3,601
                                                               --------------  ---------  -----------  ----------
Net Income (Loss)............................................    $    5,848    $  (2,492)  $     687   $    4,043
                                                               --------------  ---------  -----------  ----------
                                                               --------------  ---------  -----------  ----------
Earnings per Share:
  Basic......................................................    $      .40                            $      .27
                                                               --------------                          ----------
                                                               --------------                          ----------
  Diluted....................................................    $      .39                            $      .26
                                                               --------------                          ----------
                                                               --------------                          ----------
Weighted Average Shares:
  Basic......................................................        14,694                      553       15,247
                                                               --------------             -----------  ----------
                                                               --------------             -----------  ----------
  Diluted....................................................        14,806                      553       15,359
                                                               --------------             -----------  ----------
                                                               --------------             -----------  ----------

         See notes to pro forma combined condensed statement of income.

                           THERMOSPECTRA CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

NOTE 1--PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF
INCOME
       (IN THOUSANDS, EXCEPT IN TEXT)

                                                                                                      YEAR ENDED
                                                                                                    JANUARY 3, 1998
                                                                                                    ---------------
                                                                                                    DEBIT (CREDIT)
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Reversal of service fee charged to NESLAB by LSI in 1997..........................................     $     (96)
Service fee of 1.0% of the revenues of NESLAB for the year ended January 3, 1998, for services provided under a services agreement between the Company and
  Thermo Electron Corporation.....................................................................            98
Amortization over 40 years of $57,774,000 of cost in excess of net assets of acquired companies
  created by the acquisition of NESLAB............................................................           278
                                                                                                           -----
                                                                                                             280
                                                                                                           -----
                                                                                                           -----
PROVISION FOR INCOME TAXES
Income tax benefit associated with the adjustments above (excluding the amortization of cost in excess of net assets of acquired companies), calculated at the Company's statutory rate of
  39%.............................................................................................            (1)
Income tax benefit associated with NESLAB net loss, calculated at the Company's statutory rate of
  39%.............................................................................................          (966)
                                                                                                           -----
                                                                                                            (967)
                                                                                                           -----
                                                                                                           -----
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the assumed issuance at the beginning of
  1997 of 2,759,042 shares of the Company's common stock related to the acquisition of NESLAB.

                                                                      APPENDIX A

                            SHARE PURCHASE AGREEMENT

                                    BETWEEN

                           THERMOSPECTRA CORPORATION

                                      AND

                         THERMO INSTRUMENT SYSTEMS INC.

                            ------------------------

                           Dated as of July 30, 1997

                            ------------------------

                            SHARE PURCHASE AGREEMENT

    THIS SHARE PURCHASE AGREEMENT (this "AGREEMENT") dated as of July 30, 1997 is between ThermoSpectra Corporation ("THS"), a Delaware corporation, and Thermo Instrument Systems Inc. ("THI"), a Delaware corporation.

PRELIMINARY STATEMENT

    1. Life Sciences International Limited ("LSI"), which is a majority-owned subsidiary of THI, owns, directly or through wholly-owned subsidiaries, all of the issued and outstanding shares (the "SHARES") of NESLAB Instruments, Inc. ("NESLAB"), a New Hampshire corporation, NESLAB Instruments Europa BV, a Netherlands corporation ("NESLAB BV"), and NESLAB Instruments Ltd., a United Kingdom private Company ("NESLAB Ltd."). THI, LSI and those of LSI's wholly-owned subsidiaries that own Shares are referred to individually as a "SELLER" and collectively as the "SELLERS". NESLAB, NESLAB BV and NESLAB Ltd. are referred to herein as the "COMPANY".

    2. THS desires to purchase, or cause its wholly-owned subsidiaries to purchase, and THI desires to sell, or to cause its subsidiaries to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

    NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1--PURCHASE AND SALE OF THE SHARES

    1.1 PURCHASE OF THE SHARES FROM THE SELLERS. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), THI shall cause its subsidiaries to sell, transfer, convey, assign and deliver to THS, or its wholly-owned subsidiaries, and THS or its wholly-owned subsidiaries shall purchase, acquire and accept the Shares. At the option of THS, THS may acquire the Shares through the merger of a subsidiary of THS with and into NESLAB, pursuant to which merger the Sellers' shares of NESLAB would be canceled in exchange for the consideration set forth in Section 3.1 below.

    1.2 FURTHER ASSURANCES. At any time and from time to time after the Closing, at THS's request and without further consideration, each Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as THS may reasonably request, more effectively to transfer, convey and assign to THS, and to confirm THS's title to, all of the Shares owned by such Seller, to put THS in actual possession and operating control of the assets, properties and business of the Company, to assist in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

    1.3  PURCHASE PRICE FOR THE SHARES.

    (a) The purchase price to be paid by THS for the Shares (the "Purchase Price") shall consist of 2,869,717 shares of common stock, $.01 par value, of THS (the "THS SHARES").

    (b) THS and THI acknowledge and agree that the Purchase Price represents an estimate of the sum of (i) the net operating assets of the Company as of June 28, 1997, plus (ii) a percentage of the total goodwill associated with THI's acquisition of LSI equal to the sales of the Company for the 1996 fiscal year relative to the total sales of LSI during such period (the "GOODWILL PERCENTAGE"). Promptly following the Closing Date, but in any event no later than September 30, 1997, THI will prepare a draft statement of the net operating assets of the Company (the "COMPANY NET ASSET STATEMENT") as of June 28, 1997, and a draft calculation of THI's total goodwill associated with the acquisition of LSI (the "THI GOODWILL STATEMENT") as of March 12, 1997, the date of THI's acquisition of LSI. THS will review such statements and provide

THI with any objections thereto within 30 days after THS's receipt thereof. If THS does not object within such 30-day period, then the THI Goodwill Statement and the Company Net Asset Statement shall be deemed to be accepted by THS and shall become final. If THS does object to either statement, then the parties will use best efforts to resolve any such objections within 30 days. If the parties are unable to resolve such objections within such 30-day period, then any disputed items will be resolved by an accounting firm designated jointly by THS and THI and the statements shall be finalized in accordance with the determination of such firm. Upon finalization of the Companies Net Asset Statement and the THI Goodwill Statement as provided above, the Purchase Price shall be increased or decreased, as the case may be, by (A) the amount by which the net operating assets of the Companies as shown on the Companies Net Asset Statement are greater than or less than $18,645,671 and (B) the amount by which the Goodwill Percentage of THI's total goodwill as shown on the THI Goodwill Statement is greater than or less than $58,740,441. Any payment due by THS or THI to the other under this section 1.3(b) shall be accompanied by interest from the date hereof at a rate equal to the Commercial Paper Composite Rate plus 25 basis points. For purposes of this section 1.3(b), "GOODWILL" means cost in excess of net tangible assets acquired, and does not include any restructuring or similar costs or reserves accrued in connection with actions taken by the businesses of LSI after March 12, 1997 to reduce costs or enhance profitability, and "NET OPERATING ASSETS" means tangible assets, minus total liabilities, determined in accordance with THI's accounting policies.

    1.4 CLOSING. The Closing shall take place at the offices of THI at 81 Wyman Street, Waltham, Massachusetts. At the Closing THI shall deliver, or cause its subsidiaries to deliver, certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed. At the Closing THS shall deliver one or more certificates representing the THS Shares registered in the name of THI and/or such of its subsidiaries as THI shall designate.

SECTION 2--REPRESENTATIONS AND WARRANTIES OF THI

    Except as set forth on the disclosure schedule delivered to THS on the date hereof (the "DISCLOSURE SCHEDULE"), THI represents and warrants to THS as follows. The term "knowledge," when used in this Agreement, shall mean actual knowledge after reasonable investigation.

    2.1 ORGANIZATION AND QUALIFICATION. Each of the Sellers and the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of the Sellers and the Company is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a material adverse effect on the assets, properties, business, results of operations, condition (financial or otherwise) or prospects of the Company taken as a whole.

    2.2 AUTHORITY. THI has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and each of the Sellers has full right, power, capacity and authority to consummate the transactions contemplated hereby to be performed by such Seller. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of THI. This Agreement has been duly and validly executed and delivered by THI and constitutes the valid and binding obligation of THI, enforceable against it in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the organizational documents of any Seller or Company, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of Seller or Company is a party or by which any Seller or Company or any of their respective properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or the Company or any of their respective properties or assets; (iii) result in the imposition of any lien, encumbrance, charge or claim upon any assets of any of the Company; or (iv) entitle any employee of the Company to severance or other payments or create any other obligation to an employee. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by any Seller or the consummation of the transactions contemplated hereby.

    2.3  CAPITALIZATION AND TITLE TO SHARES.

    (a) The authorized share capital of the Company is set forth on EXHIBIT A hereto. The Seller set forth opposite the name of the Company on EXHIBIT A is the record and beneficial owner of all of the issued and outstanding shares of the Company. All of the Shares are duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.

    (b) There are no other shares of capital stock of any Company authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating any Company to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities of any Company. There are no written shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company. The books and records of each Company, including without limitation the books of account, minute books, stock certificate books and stock ledgers, are complete and correct and accurately reflect the conduct of the business and affairs of such Company.

    2.4  SUBSIDIARIES AND OTHER AFFILIATES.

    (a) The Disclosure Schedule sets forth all Subsidiaries of the Company and the jurisdiction in which each is incorporated. All shares of the capital stock of each Subsidiary owned by the Company are owned free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "SUBSIDIARY" means any corporation or other legal entity of which a party to this Agreement owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interest entitled to vote for the election of directors and representations, warranties and covenants referring to the Company contained herein shall be deemed to mean the Company and each of its Subsidiaries, both separately and together as a consolidated whole, unless and except to the extent expressly indicated otherwise.

    (b) There are no other shares of capital stock of any Subsidiary of the Company authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating any Subsidiary of the Company to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Subsidiary of the Company.

    (c) Except for its Subsidiaries, the Company does not, directly or indirectly, own any material equity interest in any corporation, partnership, joint venture or other entity.

    2.5 FINANCIAL STATEMENTS. THI has delivered to THS prior to the execution of this Agreement true and complete copies of: the unaudited consolidated balance sheet of the Company as at June 28, 1997 (the "BALANCE SHEET"), and the unaudited consolidated statements of earnings of the Company for the three years ended December 31, 1996 and for the six-month period ended June 28, 1997 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared from, and are in accordance with, the books and records of LSI and fairly present the financial condition, results of operations, and cash flows of the Company as at the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles applied on a basis consistent with previous years subject to normal year-end adjustments and footnote disclosures, which in the aggregate are not material.

    2.6 ABSENCE OF UNDISCLOSED LIABILITIES; NO DEALINGS WITH AFFILIATES. As of the date of the Balance Sheet, the Company had no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed on the Balance Sheet that were not adequately reflected or reserved against on the Balance Sheet. The Company has no liabilities of the type required to be reflected or disclosed on a balance sheet in accordance with generally accepted accounting principles, other than liabilities (i) adequately reflected or reserved against on the Balance Sheet, (ii) incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice, (iii) that would not, in the aggregate, have a material adverse effect on the Company taken as a whole, or (iv) disclosed in this Agreement. The Company has no contractual arrangement with or commitment to or from any of its stockholders, officers, management, directors or employees (or their family members) other than such as may have been entered into in the normal course of employment, including, without limiting the generality of the foregoing, being directly or indirectly a joint investor or coventurer with respect to, or owner, lessor, lessee, licenser or licensee of, any real or personal property, tangible or intangible, owned or used by, or a lender to or debtor of, the Company.

    2.7 TAXES. The Company has accurately prepared and duly and timely filed all federal, state, local, provincial or foreign tax and other returns and reports which were required to be filed, in respect of all income, franchise, excise, sales, use, property (real and personal), VAT, payroll and other taxes, levies, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever (collectively "TAXES"), and to the extent the liabilities of the Company for Taxes have not been fully discharged, adequate reserves have been established on the Balance Sheet. None of the federal, state, local, provincial or foreign Tax returns of the Company has been audited or examined by the governmental authority having jurisdiction. No waivers of any statutes of limitation are in effect in respect of any Taxes. The Company is not in default in the payment of any Taxes due and payable or on any assessments received in respect thereof, and there are no claims pending or, to the best knowledge of the Company and the Sellers, threatened, against the Company for past due Taxes. All Taxes incurred but not yet due have been fully accrued on the books of the Company or full reserves have been established therefor; the reserves indicated on the Balance Sheet are also adequate to cover all Taxes that may become payable by the Company in future periods in respect of any transactions or sales occurring on or prior to the date of the Balance Sheet. Without limiting the generality of the foregoing, the Company has withheld or collected from each payment made to each of their employees, consultants or non-U.S. payees, the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

    2.8 PROPERTIES. The Company owns and has good title to all of the assets and properties reflected as owned by it on the Balance Sheet or acquired by the Company since the date of the Balance Sheet (except personal property sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet), free and clear of any lien, claim or other encumbrance, except for (i) the liens, claims or other encumbrances reflected on the Balance Sheet,
(ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Balance Sheet, (iii) liens, claims or other encumbrances securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iv) liens for taxes not yet delinquent and (v) liens, claims, other encumbrances or defects in title that, in the aggregate, are not material to the Company taken as a whole. The Company owns or has a valid leasehold interest in all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the Company taken as a whole, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted and the Company has not received any notice that any such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

    2.9  HAZARDOUS MATERIALS.

    (a) There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of common law or any applicable environmental law at any site owned or premises leased by the Company during the period of the Company's ownership or lease that could have a material adverse effect on the Company taken as a whole. Nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises during such period in violation of common law or any applicable environmental law or which created or will create an obligation to report or remediate such release, which release or failure to report or remediate could have a material adverse effect on the Company taken as a whole. For purposes of this Agreement, "HAZARDOUS MATERIAL" means any medical waste, flammable, explosive or radioactive material, or any hazardous or toxic waste, substance or material, including substances defined as "hazardous substances," "hazardous materials," "solid waste" or "toxic substances" under any applicable laws or ordinances relating to hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting, petroleum products, and all rules and regulations promulgated pursuant to any such laws and ordinances.

    (b) THI has previously made available to THS copies of all documents concerning any environmental or health and safety matter that could have a material adverse effect on the Company taken as a whole, if any, and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental authority regarding the foregoing.

    2.10 ACCOUNTS RECEIVABLE. All accounts and notes receivable of the Company shown on the Balance Sheet and all accounts and notes receivable acquired by the Company subsequent to the date of the Balance Sheet have arisen in the ordinary course of business and have been collected, or are in the process of collection and are collectible in the ordinary course of business and in any event within nine months from the Closing Date, in the aggregate recorded amounts thereof, less the applicable allowances reflected on the Balance Sheet with respect to the accounts and notes receivable shown thereon, or set up consistent with past practice on the books of the Company with respect to the accounts and notes receivable acquired subsequent to the date of the Balance Sheet.

    2.11 INVENTORIES. All Inventories (as defined below) of the Company are of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which are in the aggregate immaterial to the Company taken as a whole. Items included in such Inventories are carried on the books of the Company, and are valued on the Balance Sheet, at the lower of cost or market. The value of obsolete materials and materials of below-standard quality or quantity has been written down on the books of account of the Company to realizable market value. The term "Inventories" includes all stock of raw materials, work-in-process and finished goods, including but not limited to finished goods purchased for resale, held by the Company for manufacturing, assembly, processing, finishing, sale or resale to others, from time to time in the ordinary course of business of the Company in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining or the like.

    2.12 PURCHASE AND SALE COMMITMENTS. No outstanding purchase commitments by the Company are in excess of the normal, ordinary and usual requirements of the Company, and the aggregate of the contract prices to which the Company has agreed in any outstanding purchase commitments is not so excessive when compared with current market prices for the relevant commodities or services that a material loss is likely to result. No outstanding sales commitment by the Company obligates the Company to sell any product or service at a price which, because of currently prevailing and projected costs of materials or labor, is likely to result, when all such sales commitments are taken in the aggregate, in a material loss to the Company taken as a whole. There are no material suppliers to the Company of significant goods or services with respect to which practical alternative sources of supply, or comparable products, are not available on comparable terms and conditions.

    2.13 GOVERNMENTAL AUTHORIZATIONS. The Company has all governmental permits, licenses, franchises, concessions, zoning variances and other approvals, authorizations and orders (collectively "PERMITS") material to the Company taken as a whole. All such Permits are presently in full force and effect, the Company is in compliance with the requirements thereof, no suspension or cancellation of any of them is threatened so far as is known to the Sellers or the Company, and the sale of the Shares as contemplated hereby will not adversely affect the validity or effectiveness of, and will not require, for retention thereof after such sale, the consent or approval of any party to, or any other person or governmental authority having jurisdiction of, any such Permit. None of the Company or the Sellers has any knowledge of any fact or circumstance which would prevent, limit or restrict it from continuing to operate its business in the present manner, and no new requirements pertaining to the manner of operating its business have been issued or announced by any governmental authority during the past year nor are there any disputes pending between the Company and any governmental authority relating to the Company's operations as presently being conducted or actively considered.

    2.14 INTELLECTUAL PROPERTY. The Company owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of its businesses as now conducted (collectively, the "PROPRIETARY RIGHTS"). A list of all such copyrights, trademarks, tradenames and patents, and all applications therefor, has been furnished or made available to THS. None of the Company or the Sellers is aware of any claim by any third party that the business of the Company as currently conducted or proposed to be conducted infringes upon the unlicensed Proprietary Rights of others, nor has the Company or any of the Sellers received any notice or claim from any third party of such infringement by the Company. None of the Company or the Sellers is aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights of the Company. The Company has the right to use, free and clear of claims or rights of others, all customer lists and computer software material to its business as presently conducted. To the best knowledge of the Company and the Sellers, none of the activities of the employees of the Company on behalf of the Company violates any agreements or arrangements which any such employees have with former employers in a way which is materially adverse to the business of the Company taken as a whole.

    2.15 INSURANCE. The Company is not in default with respect to any provisions of any policy of general liability, fire, title or other form of insurance held by it, the Company is current in the payment of all premiums due on such insurance and the Company has not failed to give any notice or present any claim thereunder in due and timely fashion, except for claims that are immaterial in both the nature of the claim and in the amount of such claim. The Company maintains insurance on all of their assets and business (including products liability insurance) from insurers which are financially sound and reputable, in amounts and coverages and against the kinds of risks and losses reasonably prudent to be insured against by corporations engaged in the same or similar businesses. No basis exists which would jeopardize the coverage under any such insurance. No such insurance will be terminated or canceled by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. THI has previously furnished or made available to THS all policies of general liability, fire, title or other forms of insurance applicable to the Company and a description of all claims pending thereunder other than health or dental insurance claims.

    2.16  EMPLOYEE BENEFIT PLANS.

    (a) THI has made available or furnished to THS true and complete copies of each pension, profit-sharing, deferred compensation, incentive compensation, severance pay, retirement, welfare benefit or other plan or arrangement providing benefits to employees or retirees, including both those that do and do not constitute employee benefit plans within the meaning of Section 3(3) of the Employee Retirement

Income Security Act of 1974, as amended (the "ERISA"), currently maintained or contributed to by THI or any of its affiliates for the benefit of the employees or retirees of the Company (each, a "PLAN").

    (b) Except as set forth on the Disclosure Schedule, (i) each such Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA is being operated and administered in compliance with Section 401(a) of the Code, a favorable determination letter has been obtained from the Internal Revenue Service (the "IRS") for such Plan, and there is no accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, with respect to such Plan; (ii) there has been no non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving the assets of any Plan nor any "reportable event" within the meaning of Section 4043 of ERISA with respect to any Plan; (iii) all required employer contributions to such Plan have been made (or, in the case of contributions not yet due, have been accrued on the Balance Sheet); (iv) THI has made available to THS as to each such Plan a true and correct copy of (w) the annual report (Form 5500) filed with the IRS for each of the three most recent plan years, (x) each plan, trust agreement, group annuity contract and insurance contract, if any, relating to such Plan, (y) each actuarial report prepared for each of the last three years for each Plan and (z) each summary plan description distributed to participants in each Plan and each summary of material modifications to each Plan (as defined in ERISA); and (v) each such Plan is, and at all relevant times has been, in compliance with ERISA, the Code and the terms of such Plan. None of the Sellers or the Company or their respective affiliates has ever participated in a "multiemployer pension plan" as defined in Section 3(37) of ERISA.

    (c) Except as set forth on the Disclosure Schedule, the Company has no obligation to provide any welfare benefits to retired or former employees other than continuation of welfare benefits as required by applicable law.

    (d) The Company has no liability under or with respect to any employee benefit plans or arrangements that it no longer maintains or in which it no longer participates.

    2.17 AGREEMENTS AND DOCUMENTS. THI has previously furnished or made available to THS true, correct and complete copies of each document that is referred to or otherwise related to any of the following items referred to in this Section 2.17:

    (a) each document related to interests in real property owned, leased or otherwise used or claimed by the Company;

    (b) (i) each agreement of the Company made in the ordinary course of business which involves aggregate future payments by or to the Company of more than one hundred fifty thousand dollars ($150,000) or any agreement made in the ordinary course of business whose term extends beyond one year after the date hereof; (ii) each agreement containing any covenant restricting the freedom of the Company to compete in any line of business or with any person; and (iii) each agreement of the Company not made in the ordinary course of business which is or was to be performed after July 30, 1997;

    (c) all employment or similar compensation agreements of the Company which may not be terminated by the Company without penalty within thirty days after the Closing;

    (d) all bonus, incentive compensation, deferred compensation, profit-sharing, stock option, retirement, pension, severance, indemnification, insurance, death benefit or other fringe benefit plans, agreements or arrangements of any of the Company (or applying to the Company) in effect, or under which any amounts remain unpaid, on the date hereof or to become effective after the date hereof;

    (e) all labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company, and all collective bargaining agreements of the Company with any labor unions or other representatives or employees;

    (f) each agreement or other instrument or arrangement defining the terms on which any indebtedness of the Company (or a guarantee by the Company of indebtedness) is or may be issued; and

    (g) the names and addresses of all banks in which the Company has accounts or lines of credit, and with respect to each such account or line of credit, the names of all persons authorized to draw thereon.

    The Company is not a party to any oral contract or agreement which would be required to have been furnished or made available to THS under this Section 2.17 had such contract or agreement been committed to writing.

    2.18 VALIDITY. There is no default or claimed or purported or alleged default, or basis on which with notice or lapse of time or both (including notice of this Agreement), a default would exist, in any obligation on the part of any party (including the Company) to be performed under any lease, contract, plan, policy or other instrument or arrangement referred to in Section 2.17 or otherwise in this Agreement.

    2.19  NO CHANGES.  Since the date of the Balance Sheet there has not been:

    (a) any material adverse change in the business of the Company taken as a whole;

    (b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the business of the Company taken as a whole;

    (c) any declaration, setting aside or payment of any dividend, or other distribution, in respect of any capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of such stock;

    (d) any option to purchase any capital stock of the Company granted to any person, or any employment or deferred compensation agreement entered into between the Company and any of its stockholders, officers, directors, employees or consultants;

    (e) any issuance or sale by the Company of any stock, bonds or other corporate securities, or any partial or complete formation, acquisition, disposition or liquidation of the Company;

    (f) any labor union activity (including without limitation any negotiation, or request for negotiation, with respect to any union representation or any labor contract) respecting the Company;

    (g) any statute, rule or regulation, or, to the best knowledge of the Company and the Sellers, any government policy, adopted which may materially and adversely affect the business of the Company;

    (h) any mortgage, lien, attachment, pledge, encumbrance or security interest created on any asset, tangible or intangible, of the Company, or assumed, either by the Company or by others, with respect to any such assets, except for liens permitted under Section 2.8;

    (i) any indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction (except that is reflected in this Agreement) engaged in, by the Company, except those in the ordinary course of business that are individually, or in the aggregate to one group of related parties, less than fifty thousand dollars ($50,000);

    (j) any obligation or liability discharged or satisfied by the Company, except items included in current liabilities shown on the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the ordinary course of business which are individually, or in the aggregate to one group of related parties, less than twenty five thousand dollars ($25,000) in amount;

    (k) any sale, assignment, lease, transfer or other disposition of any tangible asset of the Company, except in the ordinary course of business, or any sale, assignment, lease, transfer or other disposition of its patents, trademarks, trade names, brand names, copyrights, licenses or other intangible assets;

    (l) any amendment, termination or waiver of any material right belonging to the Company;

    (m) any increase in the compensation or benefits payable or to become payable by the Company to any of its officers or employees;

    (n) any other action or omission by the Company, or the passage of any resolution, other than in the ordinary course of business.

    2.20 LITIGATION OR PROCEEDINGS. The Company is not engaged in, or a party to, or, to the best of the Sellers' and the Company's knowledge, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any governmental authority, nor does any basis for any claim or legal action or other proceeding or governmental investigation exist. There are no orders, rulings, decrees, judgments or stipulations to which the Company is a party by or with any court, arbitrator or governmental authority affecting the Company.

    2.21 COMPLIANCE WITH LAWS. The Company (i) has not been and is not in violation of any applicable building, zoning, occupational safety and health, pension, export control, environmental or other federal, state, local or foreign law, ordinance, regulation, rule, order or governmental policy applicable to it;
(ii) has not received any complaint from any governmental authority, and to the best knowledge of the Sellers and the Company, none is threatened, alleging that the Company has violated any such law, ordinance, regulation, rule, order or governmental policy; (iii) has not received any notice from any governmental authority of any pending proceedings to take all or any part of the properties of the Company (whether leased or owned) by condemnation or right of eminent domain and, to the best knowledge of the Sellers and the Company, no such proceeding is threatened; and (iv) is not a party to any agreement or instrument, or subject to any charter or other corporate restriction or judgment, order, writ, injunction, rule, regulation, code or ordinance, which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business of the Company.

    2.22 LABOR MATTERS. There are no labor organizing activities, election petitions or proceedings, labor strikes, disputes, slowdowns, work stoppages or unfair labor practice complaints pending or, to the best knowledge of the Sellers and the Company, threatened against the Company or between the Company and any of its employees.

    2.23 RECALLS. There is no basis for the recall, withdrawal or suspension of any approval by any governmental authority with respect to any product sold or proposed to be sold by the Company. None of the products of any of the Company is subject to any recall proceedings and to the best of its knowledge no such proceedings have been threatened.

    2.24 BROKERS AND FINDERS. None of the Sellers or the Company has employed any broker, agent or finder or incurred any liability on behalf of any of the Sellers or the Company or for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

    2.25 POWERS OF ATTORNEY. The Company has no powers of attorney or similar authorizations outstanding.

    2.26 NO TERMINATION OF RELATIONSHIP. As of the date hereof, none of the Sellers or the Company has any reason to expect that any relationship between the Company and a material distributor, customer, supplier, lender, employee or other person will be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

    2.27 ALL INFORMATION. THS has been furnished in writing prior to the execution of this Agreement all information as to the business of the Company material to a reasonable buyer's determination to enter into this Agreement and to consummate the transactions contemplated hereby.

    2.28 STATEMENTS TRUE AND CORRECT. The statements contained herein or in any written documents prepared and delivered by or on behalf of THI pursuant to the terms hereof are true, complete and correct in all material respects, and such documents do not omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

SECTION 3--REPRESENTATIONS AND WARRANTIES OF THS

    THS represents and warrants to THI as follows.

    3.1 ORGANIZATION. THS is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

    3.2 AUTHORITY. THS has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of THS, except that approval of the THS shareholders is required to list the THS Shares on the AMEX. This Agreement has been duly and validly executed and delivered by THS and constitutes the valid and binding obligation of THS, enforceable against it in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of THS, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which THS is a party or by which THS or any of its properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to THS or any of its properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of its assets. Except for the listing of the THS Shares for trading on the AMEX, no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by THS or the consummation of the transactions contemplated hereby. The THS Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

    3.3 STATEMENTS TRUE AND CORRECT. The statements contained herein or in any written documents prepared and delivered by or on behalf of THS pursuant to the terms hereof are true, complete and correct in all material respects, and such documents do not omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

SECTION 4--COVENANTS AND AGREEMENTS

    4.1 CONDUCT OF BUSINESS. Except with the prior written consent of THS, which will not be unreasonably withheld or delayed, and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, THI shall cause the Sellers and the Company to observe the following covenants:

        (a) AFFIRMATIVE COVENANTS PENDING CLOSING. The Sellers and the Company shall:

           (i) PRESERVATION OF PERSONNEL. Use all reasonable efforts to preserve intact the business organization of the Company and keep available the services of the present employees of the Company, in each case in accordance with past practice, it being understood that the termination of employees with poor performance ratings shall not constitute a violation of this covenant;

           (ii) INSURANCE. Use all reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies applicable to the Company in coverage amounts not less than those in effect at the date of this Agreement;

           (iii) PRESERVATION OF THE BUSINESS; MAINTENANCE OF PROPERTIES. Use all reasonable efforts to preserve the business of the Company, advertise, promote and market its products and services in accordance with past practices over the last twelve months, keep their properties intact, preserve their goodwill, maintain all physical properties in such operating condition as will permit the conduct of such business on a basis consistent with past practice;

           (iv) INTELLECTUAL PROPERTY RIGHTS. Use all reasonable efforts to preserve and protect the Proprietary Rights of the Company; and

           (v) ORDINARY COURSE OF BUSINESS. Operate the business of the Company solely in the ordinary course.

        (b) NEGATIVE COVENANTS PENDING CLOSING. THI shall cause each of the Sellers and the Company not to:

           (i) DISPOSITION OF ASSETS. Sell or transfer, or mortgage, pledge or create or permit to be created any lien on, any of the assets of the Company other than sales or transfers in the ordinary course of business or the creation of liens under existing arrangements disclosed hereunder and liens permitted under Section 2.8;

           (ii) LIABILITIES. Permit the Company to (A) incur any obligation or liability other than in the ordinary course of business, (B) incur any indebtedness for borrowed money in excess of $100,000 or (C) enter into any contracts or commitments involving payments by the Company of $100,000 or more other than purchase orders and commitments for inventory, materials and supplies in the ordinary course of business;

           (iii) COMPENSATION. Except as required by applicable law or any existing employment or severance agreement, (A) change the compensation or fringe benefits of any officer, director, employee or agent of the Company, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practices, or
       (B) enter into or modify any employment, severance or other agreement with any officer, director or employee of the Company or any benefit plan (it being understood that hiring of at will employees in the ordinary course of business shall not constitute a violation of this covenant) or
       (C) enter into or modify any agreement with any consultant, except for agreements terminable upon not more than one year's notice that are consistent with past practices with respect to consulting agreements.

           (iv) CAPITAL STOCK. Make any change in the number of shares of capital stock of the Company authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of capital stock of the Company, or declare or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or sell or transfer any shares of its capital stock;

           (v) ORGANIZATIONAL DOCUMENTS. Amend the organizational documents of the Company;

           (vi) ACQUISITIONS. Make any material acquisition of property other than in the ordinary course of the business of the Company;

           (vi) LICENSE AGREEMENTS. Enter into or modify any license, technology development or technology transfer agreement between any of the Company and any other person or entity.

    4.2 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, THS shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company, as is reasonably necessary or appropriate in connection with its investigation of the Company with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of the business and each party shall cooperate fully therein. No investigation by THS shall diminish or obviate any of the representations, warranties, covenants or agreements of THI contained in this Agreement. In order that THS may have full opportunity to make such investigation, THI shall furnish the representatives of THS with all such information and copies of such documents concerning the affairs of the Company as THS may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with THS's representatives in connection with such investigation.

    4.3 EXPENSES. THS and THI shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

    4.4 AUTHORIZATION FROM OTHERS. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement.

    4.5 CONSUMMATION OF AGREEMENT. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of its respective representations, warranties and agreements hereunder occurs or exists on or prior to the Closing Date, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

    4.6 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

    4.7 LISTING OF SHARES. Promptly after the date hereof, THS shall take all action necessary in accordance with applicable law to convene a meeting of its shareholders to be held for the purpose of approving the listing of the THS Shares for trading upon AMEX in accordance with Section 712 of AMEX's Listing Standards, Policies and Requirements. In connection with such meeting, THS's Board of Directors shall recommend to the THS shareholders the approval of the listing of the THS Shares pursuant to this Agreement. THS shall use all reasonable efforts to obtain all votes and approvals of the THS shareholders necessary for the listing of the THS Shares and all related matters required under the Delaware Business Corporation Act, and its Certificate of Incorporation and By-laws. THI hereby agrees to vote all of the shares of THS common stock held by it as of the record date of any such meeting in favor of the listing of the THS Shares and all such related matters.

    4.8 PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of THS and THI, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law.

    4.9 NO SOLICITATION. None of the Sellers or the Company will (i) solicit or initiate discussions with any person, other than THS, relating to the possible acquisition of any of the Company or all or a material portion of the assets or any of the capital stock of the Company or any merger or other business combination with the Company (an "ACQUISITION TRANSACTION") or (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised by legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Transaction. THI agrees to inform THS within one business day of its receipt of any offer, proposal or inquiry relating to any Acquisition Transaction.

    4.10  INDEMNIFICATION.

    (a) RIGHT TO INDEMNIFICATION. THS and THI (as the case may be, the "INDEMNITEE") shall be indemnified on its respective demand made to the other (the "INDEMNITOR") for the full amount of all damages (as defined below) suffered by it as a direct or indirect result of:

        (i) the inaccuracy of any representation or warranty made by the Indemnitor in or pursuant to this Agreement; and

        (ii) any failure by the Indemnitor to perform any obligation or comply with any covenant or agreement specified in this Agreement.

For the purpose of this Section 4.10, (a) the term "DAMAGES" shall be determined and computed by reference to the effect of the compensable event on the Indemnitee, and shall be deemed to include (i) all losses, liabilities, expenses or costs incurred by the Indemnitee, including reasonable attorneys' fees, and
(ii) interest at a rate per annum equal to that announced from time to time by First National Bank of Boston as its "BASE RATE" (or the legal rate of interest, if lower) from the date 30 days after notice of any such claim for indemnification is given to the Indemnitor, or if an unliquidated claim, from such later date as the claim is liquidated, to the date full indemnification is made therefor; and (b) damages shall not include any amounts for which the Indemnitee actually receives payment under an insurance policy, excluding self-insured amounts and deductible amounts.

    (b) INDEMNIFICATION PROCEDURES. The Indemnitee shall give the Indemnitor notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 4.10. The Indemnitor shall have the right, at its expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. The Indemnitee shall have the right to participate in any such legal proceeding, subject to the Indemnitor's right of control thereof, at the expense of the Indemnitee and with counsel selected by the Indemnitee.

    (c) LIMITATIONS ON INDEMNIFICATION. The rights of THS and THI to be indemnified pursuant to Section 4.10 shall survive the Closing Date for a period of two years.

    4.11 TAX-FREE QUALIFICATION. The Sellers and THS agree that they will take no actions not contemplated by this Agreement that would cause the transaction not to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

SECTION 5--CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THS

    The obligation of THS to acquire the Shares is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

    5.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of THI contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (with such exceptions as may be permitted under or contemplated by this Agreement) and there shall not have been any material adverse change in the business of the Company taken as a whole since the date hereof. THI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and shall have obtained all required consents and approvals. THI shall have delivered to THS a certificate, dated the Closing Date, to the foregoing effect.

    5.2 CERTIFICATES. THI shall have furnished THS with such certificates of public officials and of the Sellers' or the Company' officers as may be reasonably requested by THS.

SECTION 6--CONDITIONS PRECEDENT TO THE OBLIGATION OF THI

    The obligation of THI to sell the Shares is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

    6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of THS contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (with such exceptions as may be permitted under or contemplated by this Agreement). THS shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and shall have obtained all required consents and approvals, including approval of the THS shareholders of the listing of the THS Shares on the AMEX. THS shall have delivered to LSI a certificate, dated the Closing Date, to the foregoing effect.

    6.2 CERTIFICATES. THS shall have furnished THI with such certificates of public officials and of THS's officers as may be reasonably requested by THI.

SECTION 7--TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date as follows:

        (a) by THI upon written notice to THS if THS has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from THI;

        (b) by THS upon written notice to THI if THI has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from THS;

        (c) by either party if any court of competent jurisdiction or United States or foreign governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the sale of any of the Shares and such order, decree or ruling shall have become final and nonappealable; or

        (d) at any time with the written consent of THS and THI.

    7.2  EFFECT OF TERMINATION.  If this Agreement is terminated as provided in
Section 7.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, other than the provisions of this Section 7.2, Section 4.3 relating to expenses and Section 4.8 relating to publicity and confidentiality to the extent provided therein. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement occurring before such termination.

    7.3 AMENDMENT. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

    7.4 WAIVER. At any time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or
(b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

SECTION 8--MISCELLANEOUS

    8.1 NOTICES. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mail, charges prepaid or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to THI:

        Thermo Instrument Systems Inc.

        1851 Central Drive

        Suite 314

        Bedford, TX 76021

        Attention: President

    With a copy to:

        Thermo Electron Corporation

        81 Wyman Street

        Waltham, Massachusetts 02254

        Attention: General Counsel

    If to THS:

        ThermoSpectra Corporation

        81 Wyman Street

        Waltham, Massachusetts 02254

        Attention: President

    With a copy to:

        Thermo Electron Corporation

        81 Wyman Street

        Waltham, Massachusetts 02254

        Attention: General Counsel

or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

    8.2 SURVIVAL AND MATERIALITY OF REPRESENTATIONS. Each of the representations, warranties and agreements made by the parties hereto shall be deemed material and shall survive the Closing Date and the consummation of the transactions contemplated hereby. All statements contained in any certificates or other instruments delivered by or on behalf of the parties pursuant hereto or in connection with the transactions contemplated hereby shall be deemed material and shall constitute representations and warranties by the person making such statement.

    8.3 ENTIRE AGREEMENT. This Agreement, including the exhibits, the Disclosure Schedule and the other documents referred to herein, supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

    8.4 PARTIES IN INTEREST. All covenants and agreements, representations and warranties contained in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors, administrators and personal representatives, whether so expressed or not.

    8.5 NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

    8.6 HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

    8.7 SEVERABILITY. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

    8.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.9 FURTHER ASSURANCES. THI will execute and furnish to THS all documents and will do or cause to be done all other things that THS may reasonably request from time to time in order to give full effect to this Agreement and to effectuate the intent of the parties.

    8.10 GOVERNING LAW. This Agreement shall be governed by the law of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                THERMOSPECTRA CORPORATION

[Seal]                          By:  /s/ THEO MELAS-KYRIAZI
                                     ------------------------------------------
                                     Name: Theo Melas-Kyriazi
                                     Title: President

                                THERMO INSTRUMENT SYSTEMS INC.

[Seal]                          By:  /s/ EARL R. LEWIS
                                     ------------------------------------------
                                     Name: Earl R. Lewis
                                     Title: President

                                                                    ATTACHMENT A

                                 FORM OF PROXY

                           THERMOSPECTRA CORPORATION

    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 22, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints JOHN N. HATSOPOULOS, BARRY S. HOWE and SANDRA L. LAMBERT, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Special Meeting of the Stockholders of ThermoSpectra Corporation, a Delaware corporation (the "Company"), to be held on September 22, 1998, at 10:00 a.m. at Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on July 24, 1998, with all of the powers the undersigned would possess if personally present at such meeting:

            (IMPORTANT--TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

                        SPECIAL MEETING OF STOCKHOLDERS
                           THERMOSPECTRA CORPORATION
                               SEPTEMBER 22, 1998

1. Approve management proposal to list 2,759,042 shares of common stock, to be issued in connection with an acquisition, on the American Stock Exchange, Inc.

        FOR [  ]                AGAINST [  ]                ABSTAIN [  ]

2. In their discretion on such other matters as may properly come before the Meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

    Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

                                              PLEASE DATE, SIGN AND PROMPTLY
                                              RETURN THIS PROXY IN THE ENCLOSED
                                              ENVELOPE.

                                              Signature(s) _____________________

                                              Date _____________________________

                                              Note: This proxy should be dated,
                                              signed by the shareholder(s)
                                              exactly as his or her name appears
                                              hereon, and returned promptly in
                                              the enclosed envelope. Persons
                                              signing in a fiduciary capacity
                                              should so indicate. If shares are
                                              held by joint tenants or as
                                              community property, both should
                                              sign.

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!